                                                                    EXHIBIT 99.2


                            GRYPHON GOLD CORPORATION

                               CANADIAN NI 43-101

                                TECHNICAL REPORT

              PRELIMINARY SCOPING STUDY OF PROJECT DEVELOPMENT

                                      FOR

                     THE BOREALIS GOLD PROJECT, NEVADA, USA

                          LATITUDE 38 DEGREES 23' NORTH

                         LONGITUDE 118 DEGREES 46' WEST

                                  JUNE 7, 2004

                                  PREPARED BY:

                          BEHRE DOLBEAR & COMPANY, INC.
                       600 17TH STREET, SUITE 2100 SOUTH
                                DENVER, CO 80202

                               TEL: 303-620-0020
                                FAX: 303-620-0024
                           E-MAIL: DENVER@DOLBEAR.COM

BEHRE DOLBEAR PROJECT 03-038B

                                  BEHRE DOLBEAR
                       BEHRE DOLBEAR & COMPANY (USA), INC.
                   founded 1911 MINERALS INDUSTRY CONSULTANTS

                                  June 7, 2004

Mr. Allen S. Gordon
President and CEO
Gryphon Gold Corporation
1153 Bergen Parkway
Su M290
Evergreen, CO 80432-9501

Mr. Gordon:

Behre Dolbear & Company (USA), Inc. (Behre Dolbear) is pleased to enclose for Gryphon Gold Corp. (Gryphon Gold) three copies of its report entitled A PRELIMINARY SCOPING STUDY OF PROJECT DEVELOPMENT FOR THE BOREALIS GOLD PROJECT, NEVADA, USA.

Behre Dolbear has worked closely with Gryphon Gold and its other consultants in modeling the mineral resources and evaluating mine development alternatives at the Borealis Project, and this report presents the findings of the combined team. Succinctly, these findings are that the existing three-phase project business plan is well-conceived, is the current optimum plan, and is supported by the extensive project database available from more than 20 years of past work on the project. Immediate implementation of the phased plan is warranted. There are multiple types of gold resources at Borealis, providing Gryphon Gold potential flexibility in its future mine development options and suggesting the current optimum plan be reevaluated as the project advances.

This report is prepared in accordance with guidelines in Canadian NI43-101. If you have questions, please address them to Qingping Deng, the Qualified Person of this technical report, in Denver or to Donald Cooper. Donald Cooper can be contacted at his email address: dkc1777@comcast.net or his direct telephone:
215-702-8974. We appreciate the confidence Gryphon Gold placed in Behre Dolbear.

Sincerely,

Behre Dolbear & Company
BEHRE DOLBEAR & COMPANY (USA), INC.

 100 Park Avenue - Suite 1600, New York, NY 10017 212-684-4438 fax 212-684-4150
 DENVER GUADALAJARA HONG KONG LONDON NEW YORK SANTIAGO SYDNEY TORONTO VANCOUVER
                                www.dolbear.com

                                TABLE OF CONTENTS

1.0  EXECUTIVE SUMMARY ....................................................    1
     1.1  Location ........................................................    2
     1.2  Ownership .......................................................    3
     1.3  Access and Infrastructure .......................................    3
     1.4  History .........................................................    3
     1.5  Geology and Mineralization ......................................    4
     1.6  Drill Hole Database .............................................    5
     1.7  Mineral Resources and Mining Potential ..........................    5
     1.8  Oxide Open Pit Development Sequence .............................    7
     1.9  Conclusions .....................................................    8

2.0  INTRODUCTION AND TERMS OF REFERENCE ..................................   10

3.0  DISCLAIMER ...........................................................   12

4.0  PROPERTY DESCRIPTION AND LOCATION ....................................   13
     4.1  Location ........................................................   13
     4.2  Property Description and Ownership ..............................   13
     4.3  Permits .........................................................   14

5.0  ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND
     PHYSIOGRAPHY .........................................................   16
     5.1  Access ..........................................................   16
     5.2  Climate and Physiography ........................................   16
     5.3  Existing Site Conditions, Infrastructure and Available
          Services ........................................................   16

6.0  HISTORY ..............................................................   18
     6.1  History .........................................................   18
     6.2  Past Production .................................................   18

7.0  GEOLOGIC SETTING .....................................................   20
     7.1  Regional Geology ................................................   20
     7.2  Local Geology ...................................................   20
          7.2.1 Miocene and Younger Igneous and Sedimentary Rocks .........   20
          7.2.2 Structure .................................................   22

8.0  DEPOSIT TYPE .........................................................   23

9.0  MINERALIZATION .......................................................   24

10.0 EXPLORATION ..........................................................   25

11.0 DRILLING .............................................................   27

12.0 SAMPLING METHOD AND APPROACH .........................................   28
     12.1 General .........................................................   28
     12.2 Freedom Flats Example ...........................................   28
     12.3 Drill Hole Database .............................................   29

13.0 SAMPLE PREPARATION, ANALYSIS AND SECURITY ............................   30
     13.1 Analyses and quality Control ....................................   30
     13.2 Security ........................................................   30

14.0 DATA VERIFICATION ....................................................   31

15.0 ADJACENT PROPERTIES ..................................................   32

16.0 MINERAL PROCESSING AND METALLURGICAL TESTING .........................   33
     16.1 Metallurgy ......................................................   33
     16.2 Processing ......................................................   34

17.0 MINERAL RESOURCE ESTIMATES ...........................................   37
     17.1 Mineral Resources ...............................................   37
          17.1.1 In-Situ Mineral Resources in Main Borealis
                 Project Area .............................................   37
          17.1.2 In-Situ Mineral Resources at Jamies Ridge, Cerro
                 Duro and Purdy's Peak ....................................   42
          17.1.3 Mineral Resources from Existing Heaps and Stockpiles .....   42
     17.2 Mining Potential Analysis .......................................   43
          17.2.1 Mining Potential for the In-situ Mineral Resources in the
                 Main Project Area Using Heap Leaching and an
                 ADR Recovery Plant .......................................   43
          17.2.2 Mining Potential for the Heaps, Dumps and Stockpiles .....   46
          17.2.4 Mining Potential of Freedom Flats Using a 2,000tpd Sulfide
                 Mill Combined with Heap Leaching .........................   46

18.0 OTHER RELEVANT DATA AND INFORMATION ..................................   49

19.0 INTERPRETATION AND CONCLUSIONS .......................................   50

20.0 RECOMMENDATIONS ......................................................   51
     20.1 Phased Business Plan ............................................   51
     20.2 Re-development Alternatives .....................................   51
     20.3 Oxide Open Pit Development Sequence .............................   52

21.0 REFERENCES ...........................................................   54

22.0 DATE .................................................................   55

23.0 ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORT ON DEVELOPMENT
     PROPERTIES AND PRODUCTION PROPERTIES .................................   56
     23.1 Mining ..........................................................   56
          23.1.1 Surface Mining ...........................................   56
          23.1.2 Underground Mining .......................................   56
     23.2 INFRASTRUCTURE ..................................................   58
     23.3 Environmental Considerations ....................................   61
     23.4 Costs and Financial Analysis ....................................   62
          23.4.1 Capital Costs ............................................   62
          23.4.2 Operating Costs ..........................................   62
          23.4.3 Financial Analysis .......................................   63

24.0 CERTIFICATE OF AUTHORS ...............................................   65

25.0 ILLUSTRATIONS ........................................................   67

                                   APPENDICES

Appendix 1:   In-Situ Mineral Resource Model in Main Borealis Project Area
Appendix 2:   Preliminary Cash Flow Model
Appendix 3:   Phase 1 Drilling-Sampling-Testing Program Summary

                                 LIST OF TABLES

Table 1.1     Measured/Indicated Mineral Resources of the Borealis
              Project .....................................................    6
Table 1.2     Inferred Mineral Resources of the Borealis Project ..........    6
Table 1.3     Potentially Mineable Resources (PMR) @ $375/oz Au Price of
              the Borealis Project ........................................    7
Table 4.1     Major Anticipated Construction and Operating Permits and
              Approvals for the Borealis Project ..........................   15
Table 6.1     Reported Past Borealis Production, 1981-1990 ................   19
Table 17.1    In-Situ Measured/Indicated Mineral Resources of the Borealis
              Project .....................................................   37
Table 17.2    In-Situ Inferred Mineral Resources of the Borealis Project ..   38
Table 17.3    In-Situ Mineral Resources of the Freedom Flats Zone by
              Oxidation State .............................................   38
Table 17.4    Mineral Resources of the Jamies Ridge, Cerro Duro and Purdy's
              Peak ........................................................   42
Table 17.5    Inferred Mineral Resources Summary Existing Heaps, Dumps and
              Stockpiles ..................................................   43
Table 17.6    Calculation of Grade and Tonnage in Stockpiles and Waste
              Dumps .......................................................   43
Table 17.7    Heap Leach Pit Optimization Parameters for the Borealis
              Project .....................................................   44
Table 17.8    Heap-Leach Processing Pit Optimization Results for Freedom
              Flats Deposit ...............................................   45
Table 17.9    Heap-Leach Processing Pit Optimization Results For Borealis,
              Polaris, East Ridge and Northeast Ridge Deposits ............   46
Table 17.10   Mill Pit Optimization Parameters for the Borealis Project ...   47
Table 17.11   Mill/Heap-Leach Processing Pit Optimization Results for
              Freedom Flats Zone ..........................................   48
Table 23.1    Operating Costs - Existing Heaps & Dumps and New Oxide &
              Sulfide Resource ............................................   63
Table 23.2    Financial Analysis: Heap Leaching and ADR Plant (All five
              pits) .......................................................   63
Table 23.3    Financial Analysis: Combined Heap Leach and Sulfide Mill ....   64

                              LIST OF FIGURES

Figure 1.1    Mineral deposits and the Borealis property ..................    1
Figure 4.1    Location map of the Borealis project ........................   13
Figure 5.1    Photograph of Borealis district, circa 1991. View to the
              east, with Freedom Flats pit in the foreground. .............   17
Figure 7.1    Geologic map of the Borealis project area ...................   21
Figure 15.1   Location of Borealis property and other nearby gold mining
              properties ..................................................   32
Figure 16.1   Overall Flow Diagram ........................................   36
Figure 17.1   Tonnage-grade curves of indicated mineral resources inside
              the 0.01 opt gold mineral envelope for the Graben zone ......   39
Figure 17.2   Tonnage-grade curves of measured/indicated mineral resources inside the 0.01 opt gold mineral envelope for the Freedom
              Flats zone ..................................................   39
Figure 17.3   Tonnage-grade curves of measured/indicated mineral resources inside the 0.01 opt gold mineral envelope for the Borealis
              zone ........................................................   40
Figure 17.4   Tonnage-grade curves of indicated mineral resources inside
              the 0.01 opt gold mineral envelope for the Polaris zone .....   40
Figure 17.5   Tonnage-grade curves of measured/indicated mineral resources inside the 0.01 opt gold mineral envelope for the East Ridge
              zone ........................................................   41
Figure 17.6   Tonnage-grade curves of measured/indicated mineral resources inside the 0.01 opt gold mineral envelope for the Northeast
              Ridge zone ..................................................   41
Figure 23.1   Proposed underground workings with high-grade orebodies in
              Graben and Freedom Flats deposits (looking N35 degrees E, dip
              +5 degrees) .................................................   57
Figure 23.2   Proposed underground workings with low-grade orebodies in
              Graben and Freedom Flats deposits (looking N35 degrees E, dip
              +5 degrees) .................................................   58
Figure 23.3   Site General Layout .........................................   60

                              1.0 EXECUTIVE SUMMARY

Gryphon Gold Corporation (Gryphon Gold) controls the Borealis gold property situated in Mineral County, Nevada through an option from Golden Phoenix Minerals, Inc. (Golden Phoenix), the current 100 percent lease holder of the property.

The purpose of this report is to develop a preliminary scoping plan for re-development and operation of the Borealis Gold Project, to maximize the value of the project and to present a plan to advance the project to production. As part of this work, new resource models were developed for six mineralized zones including Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge (Figure 1.1). Behre Dolbear, working closely with Gryphon Gold and its other consultants, has prepared new resource models and compiled this conceptual report on the property, and its development alternatives.

                                   (GRAPHIC OMITTED)

             FIGURE 1.1 MINERAL DEPOSITS AND THE BOREALIS PROPERTY.

                                 (not to scale)

The Borealis property has a long history of past exploration and past gold production. The property currently is known to host, or is believed to host, several types of gold mineralization and gold resources. The most important gold resources available for development or re-development include:

     -    partially leached heaps and low grade/waste stockpiles;

     - low to moderate grade, in-place oxide resources in the sidewalls or under the pit bottoms of five previously-mined open pits, including the Freedom Flats, Borealis, Polaris, East Ridge and Northeast Ridge pits;

     - high grade sulfide resources in the new, unmined Graben deposit and under the floor of the previously mined Freedom Flats pit;

     - certain limited resources in the Cero Duro and Jamies Ridge area at a distance of approximately three miles from the core resource area; and

     - inferred oxide resources with very limited drilling at a variety of locations on the large land position.

Gryphon Gold has developed a phased Business Plan for re-development of the Borealis Project. After obtaining the necessary permits to conduct drilling and metallurgical testing, the major phases of the Business Plan are:

     - PHASE 1: evaluate the existing leach pads and mine dump materials for the possibility of releaching and gold production;

     - PHASE 2: further evaluate the remaining oxide ores in the district that could be mined and transported to the new leach pad; and

     - PHASE 3: evaluate the deeper high-grade sulfide mineralization found in numerous areas of the property, including exploration of the Graben deposit.

The prime purpose of these phased evaluations is, if warranted, to put the various resources into production and produce gold expeditiously.

The mine re-development concepts presented in the report were formulated giving consideration to and utilizing the existing information base available from previous operators, from Gryphon Gold's current partner, Golden Phoenix, and that developed recently by Gryphon Gold's staff and consultants. This information consists of several thousand pages of documents and data gathered during more than 20 years of exploration, development, mining, and post-mining reclamation activities at Borealis. Using the extensive information available, a team composed of Gryphon Gold, its consultants and Behre Dolbear ('the Team') has collaborated on this review for re-development of the Borealis Project.

The Team initially researched the available data for information on the existing resources in heaps and dumps and the remaining oxide resources adjacent to the existing pits. Subsequently mineral envelopes and gold grade models were developed for each of the mineralized zones. Oxide/transition/sulfide boundaries for the Freedom Flats and Graben deposits were derived from the drill log data. The next step was to develop scoping costs, recoveries and other required parameters to enable a Lerchs Grossman pit optimization analysis to be performed on the Freedom Flats, Borealis, Polaris, East Ridge, and North East Ridge zones. These analyses were carried out on the five zones to evaluate the mining potential. A generous additional waste allowance of 25 percent for the ramps has been added to the pit optimization results because ramps are not included in the parameters for pit optimization.

As the Borealis re-development project advances, certain additional information needs to be gathered to allow for verification of historical results, confirmation of the proposed concepts, further engineering and planning, and optimization of the mine re-development. Specifically, the next priority will be to develop additional confirmational information with the drilling and metallurgical test work on the existing heaps and dumps, the remnant surface oxide resources and the Graben resource area.

1.1  LOCATION

The Borealis gold property is located in southwest Nevada, approximately 12 airline miles southwest of the town of Hawthorne in the Walker Lane mineral belt and 12 miles northeast of the California border. Hawthorne is about 100 airline miles southeast of Reno and 260 miles northwest of Las Vegas.

The property lies in Mineral County, Nevada, in Sections 4-11, 15-18, 20, 21 Township 6 North, Range 29 East; Sections 1, 2 Township 6 North and Range 28 East; and Sections 35, 36 Township 7 North, Range 28 East. The approximate center of the property is at longitude 118 degrees 45' 34" North and latitude 38 degrees 22' 55" West.

1.2 OWNERSHIP

The Borealis gold property consists of 632 contiguous unpatented lode mining claims of approximately 20 acres each for a total of about 12,640 acres plus one millsite claim; 215 of these claims have been re-staked recently from January through May 2004.

The Borealis property is a joint venture between Gryphon Gold and Golden Phoenix. Gryphon Gold, through its subsidiary, Borealis Mining Company, has the right to acquire a 50 percent interest in the Borealis property upon incurring qualified expenditures on work programs or making payments to Golden Phoenix in the aggregate of US$5 million over a four-year period beginning July 2003. Gryphon Gold, through Borealis Mining, will be the operator and manager of the property.

Gryphon Gold has the right to acquire an additional 20 percent interest by incurring an additional US$4 million in expenditures or alternatively by either advancing the project to initial production or delivering to Golden Phoenix a feasibility study for mine production based on a mineable reserve of at least 500,000 ounces of gold during the 18 months following the initial four-year period.

The Borealis gold resource is subject to a siding scale NSR royalty based on the price of gold; The NSR is equal to the price of gold divided by 100 expressed as a percentage.

1.3 ACCESS AND INFRASTRUCTURE

Access to the property is gained from a gravel road located about 2 miles south of Hawthorne from State Highway 359. Hawthorne is about 125 highway miles southeast of Reno.

The Borealis project site has been reclaimed to the standards of the early 1990's. No buildings or power lines located on the surface remain although a major trunk line exists about 2 miles from the property.

The nearest available services for both mine development work and mine operations is in the small town of Hawthorne, located about 12 miles to the east of the project area via a wide, well-maintained gravel road. Hawthorne has substantial housing available, fuel supplies and a sufficient infrastructure to take care of basic needs. For other services, Reno is located about 125 miles to the northwest and could supply any material required for the development or mine operations.

1.4 HISTORY

The Borealis property has a long history of past exploration and past gold production.

Houston Oil and Minerals Company, who acquired the property from the Whitney Partnership, which became the Borealis Partnership, discovered the original Borealis gold deposit in 1978. Commercial production commenced three years later in October 1981. The property was sold when Tenneco Inc. acquired the assets of Houston Oil and Minerals in 1981. Tenneco minerals operated the mine until October 1986, when the mine and other metal properties of Tenneco were sold to Echo Bay Mines. Echo Bay completed mining of the most easily accessible oxide gold deposits (although some remain) in January 1990 and a multiyear reclamation program was begun.

The total of past gold production from the Borealis project was approximately
10.6 million tons of ore averaging 0.057 ounces per ton (opt) gold.

In 1992 Santa Fe Pacific Gold entered into a joint venture with Echo Bay Mines to explore for high-grade gold sulfide ores. Their work included data compilation and reverse circulation and core drilling of 29 deep holes. Santa Fe had success in identifying new sulfide-zone gold mineralization, but terminated the joint venture because of a pending merger with Newmont Mining Corporation. Echo Bay terminated their lease agreement with the Borealis Partnership in 1996 following completion of reclamation.

In late 1996, J. D. Welsh Inc. leased the property from the Borealis Partnership. Mr. Welsh had previously performed contract reclamation work for Echo Bay and was responsible for monitoring the drain down of the leach pads. During this time, he had recognized the excellent remaining gold potential, and upon signing the lease, immediately joint ventured the project with Cambior Exploration (USA). Cambior performed a major compilation program and in 1998 followed up by drilling 10 holes with some success in extending the Graben deposit (5 holes) and in identifying new sulfide-zone gold mineralization (5 holes). They terminated the joint venture in late 1998 because of severe budget constraints within Cambior.

During the Cambior joint venture period, Golden Phoenix Minerals, Inc. agreed with Welsh to buy Welsh's lease rights for cash and stock. In 2001, Golden Phoenix completed the 100 percent purchase of the lease rights and assumed full control of the property. During the purchase period, Golden Phoenix researched the records and entered remaining drill hole information into a digital database, resulting in new resource estimations.

In 2003, Golden Phoenix optioned the Borealis property to Gryphon Gold.

1.5 GEOLOGY AND MINERALIZATION

Gold mineralization at Borealis is hosted by Miocene andesite flows and laharic breccias, and volcaniclastic tuffs, which all strike northeasterly and dip shallowly to the northwest. Underlying the Tertiary volcanics, and locally in fault contact, is Cretaceous granodiorite with inclusions of older metamorphic rocks. Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the mountain front and overlie some of the best exploration targets.

Structures are dominantly northeast-striking faults with steep northwest dips, and generally west-northwest-striking faults with steep southerly dips. Both of these fault systems lie on regional trends of known mineralized systems; thus Borealis appears to be at a major intersection of mineralized trends.

A number of pre-mineral faults in the district may have been feeders for hydrothermal mineralization, which often followed the planes of the faults or formed "pipes". Emplacement mechanisms of the pipes included explosive brecciation followed by pervasive silification and sulfide/precious metal introduction. It is likely that the pipe-like deposits may have been initially localized along the intersections of small second order faults with the major feeder structures. The pipe-like Freedom Flats deposit, and others, probably formed through this mechanism.

The surface "footprint" of these pipes is rather small and they can be easily missed with patterns of widely spaced drill holes. Once a higher-grade pipe is suspected, fences of drill holes with a 50-foot spacing may have to be used, but even this spacing may not be adequate to accurately define the high grade pipes.

Some deposits at the project site, such as Borealis, have a generally flatter tabular shape, and may have formed parallel to, or within, gently dipping volcanic flows.

Alteration and mineralization most closely associated with ore-grade material are vuggy silica and pyrite, often in breccia. Outward from the central vuggy silica zone is kaolinite-quartz-pyrite, followed by kaolinite-pyrite, and a broad propylitic halo. Advanced argillic alteration with alunite may have overprinted kaolinite-bearing zones.

During its emplacement, finely disseminated gold found in the Borealis mineralizing system was enclosed in pyrite and through natural oxidation, this gold was released and made available to extraction by cyanidation. Limited evidence suggests coarse gold exists. Gold still bound in pyrite or pyrite-silica is not easily recovered by a simple cyanide heap leach operation.

1.6 DRILL HOLE DATABASE

The drill hole database used for the current resource model contains 1,747 drill holes with a total drilled length of 510,712 feet. Those holes were drilled by different historical operators on the property. Drill hole types include diamond core holes, reverse circulation (RC) holes and rotary holes. Mineralized zones covered by these drill holes include the Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge.

There are an additional 487 drill holes with a total drilled length of 103,562 feet in the Cerro Duro, Jamies Ridge, and Purdy's Peak area, at approximately three miles distance northwest of the current in-situ resource modeling area, but they have not been included in this resource study. The total existing drilling for the entire Borealis project, therefore, is 2,234 holes with a total drilled length of 614,274 feet.

Drill hole sampling length is generally 5 feet for the RC holes, but it varies for the core holes based on the geological intervals. Sampling length is up to 25 feet for some of the early rotary holes. Gold assays in parts per billion
(ppb) and opt are provided for most of the sampling intervals. Silver assays in parts per million (ppm) and opt are also provided for some of the sampling intervals.

The drill holes database was compiled and verified by Golden Phoenix. Behre Dolbear did not conduct a confirmation review of the database.

1.7 MINERAL RESOURCES AND MINING POTENTIAL

Tables 1.1 and 1.2 summarize the measured/indicated mineral resources and the inferred mineral resources respectively for the Borealis project.

The in-situ mineral resources for the Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge zones are based on a resource model develop jointly by Behre Dolbear and Gryphon Gold for the current study. The in-situ mineral resources for the Jamies Ridge, Cerro Duro, and Purdy's Peak zones are based on pre-existing resource models. The mineral resource for existing heaps and stockpiles are based on historical information and resource modeling.

                                    TABLE 1.1
          MEASURED/INDICATED MINERAL RESOURCES OF THE BOREALIS PROJECT
                         (CUTOFF GOLD GRADE = 0.01 OPT)

MINERALIZED ZONE    CATEGORY    K TONS    AU (OPT)   AU (K OZS)
----------------   ---------   --------   --------   ----------
                   measured     1,452.4     0.055        79.4
Freedom Flats      indicated    1,293.6     0.036        47.0
                               --------     -----       -----
                   total        2,746.0     0.046       126.4
                               ========     =====       =====
Graben             indicated    2,292.5     0.076       173.8
                   measured       491.8     0.055        27.0
Borealis           indicated    1,395.5     0.050        69.8
                               --------     -----       -----
                   total        1,887.3     0.051        96.8
                               ========     =====       =====
Polaris            indicated    1,148.1     0.026        29.6
                   measured       970.6     0.019        18.0
East Ridge         indicated    1,591.1     0.018        28.8
                               --------     -----       -----
                   total        2,561.7     0.018        46.8
                               ========     =====       =====
                   measured       521.9     0.022        11.6
Northeast Ridge    indicated    1,141.7     0.023        26.0
                               --------     -----       -----
                   total        1,663.6     0.023        37.6
                               ========     =====       =====
Jamies Ridge and
Cerro Duro*        indicated    1,499.0     0.035        52.0
Purdy's Peak*      indicated    1,024.0     0.030        31.0
                   MEASURED     3,436.7     0.040       136.0
                               --------     -----       -----
TOTAL              INDICATED   11,385.5     0.040       458.0
                               --------     -----       -----
                   TOTAL       14,822.2     0.040       594.0
                               ========     =====       =====

*    Cutoff grades for these mineral resources are unknown.

                                    TABLE 1.2
               INFERRED MINERAL RESOURCES OF THE BOREALIS PROJECT
                         (CUTOFF GOLD GRADE = 0.01 OPT)

 MINERALIZED ZONE    K TONS    AU (OPT)   AU (K OZS)
 ----------------   --------   --------   ----------
Freedom Flats          412.0     0.037        15.2
Graben              10,372.2     0.052       534.2
Borealis               365.7     0.035        12.7
Polaris                195.5     0.021         4.1
East Ridge             242.6     0.017         4.0
Northeast Ridge        536.7     0.023        12.6
Heaps and Stkpls.   16,312.0     0.019       304.4
                    --------     -----       -----
TOTAL               28,436.7     0.031       887.2
                    ========     =====       =====

The mining potential for an open-pit heap-leach operation has been analyzed using all mineral resource categories and assumed cost and economic parameters for the Borealis project and is summarized in Table 1.3. The potentially mineable resources (PMR) for the in-situ mineral resources in the Freedom Flats, Borealis, Polaris, East Ridge and Northeast Ridge zones are based on Lerchs-Grossmann (LG) pit optimization analysis with some additional mining dilution and mining loss. A 25 percent waste allowance for ramp design has been added to the waste tonnage in the LG pits. Mineral resources from Jamies Ridge, Cerro Duro, and Purdy's Peak were not used for the mining potential analysis. All the tonnages in the existing heaps and stockpiles are included in Table 1.3 as PMR.

                                    TABLE 1.3
POTENTIALLY MINEABLE RESOURCES (PMR) @ $375/OZ AU PRICE OF THE BOREALIS PROJECT
                      @ 0.01 opt Rec. Au (Internal Cutoff)

                             RECOV. AU     CONTAINED GOLD
                    PMR    -------------   --------------    WASTE
    DEPOSITS      K TONS    OPT    K OZS    OPT     K OZS   K TONS
    --------      ------   -----   -----   -----   ------   ------
Freedom Flats        333   0.046    15.4   0.092     30.5      887
Borealis             527   0.068    35.7   0.090     47.6    2,058
Polaris              416   0.025    10.3   0.033     13.8    1,702
E. Ridge             776   0.018    14.3   0.025     19.0      198
N.E. Ridge           626   0.026    16.1   0.034     21.5    1,916
Heaps & Stkpls.   16,312                   0.019    304.4      Nil
                  ------   -----    ----   -----    -----    -----
TOTAL             18,990                   0.023    436.8    6,761
                  ======   =====    ====   =====    =====    =====

1.8 OXIDE OPEN PIT DEVELOPMENT SEQUENCE

The plan outlined below assumes that permitting allows timely completion of the designed drilling program and the drilling program defines sufficient oxide ore to justify development. Having obtained the tonnages and grades of all the resources available for treatment in a heap leach oxide ore plant, a decision can be made leading to one of three alternates: build an oxide ore treatment plant, explore for additional oxide ore, or postpone the oxide plant and proceed directly to the exploration of the Graben. Assuming a successful drilling and metallurgical testing program on the existing heaps and dumps, and a positive production decision on an oxide ore processing plant, the following steps will be implemented:

1. WATER SUPPLY: The adjacent water wells will be reactivated, a pipeline to the property will be constructed, and a storage tank adjacent to the planned facilities will be built. (Additional discussion is provided in the section on Infrastructure.)

2. PAD CONSTRUCTION: The ground between Leach Pad 3 and Leach Pad 2 will be leveled and graded; the first phase of a fully-lined leach pad, designed ultimately to contain 10-12 million tons of crushed ore, will be constructed.

3. INITIAL HEAP MINING: A mining and crushing contractor will be engaged for all mining. Initially, only a loader and one or two trucks will be needed to pick up and transport to a secondary crushing installation the partially crushed existing heaps containing 4-5 million tons of economic materials. The crusher will be adjacent to the heap. Equipment sizing will likely be in the range of 75-ton rear dump trucks and 10-12 cu.yd. front-end loaders, the latter being used to load and haul when the mining face and the crusher are close enough to each other. Mining costs for the existing heaps and dumps are expected to be very low, as no drilling and blasting and probably no haulage trucks will be required. It is also possible that this material could be transported to the crusher with a simple portable conveyor system.

4. POWER SUPPLY: A power generating plant and fuel storage tank will be purchased and installed to initially provide power for the crusher, portable offices, etc. Additional generating units will be added later to power a

     2-stage crusher and pumps, etc., for the processing plant. (Additional discussion is provided in the section on Infrastructure.)

5. BUILD ADR PLANT: An ADR plant sized to treat leach solutions from a 2-million ton per year ore mining operation will be purchased and installed adjacent to the heap leach pad. Lined ditches, piping, pumps, and ponds will be added. All oxide ore and the higher recovery transition ore will be treated by heap leaching, followed by an ADR carbon plant. The lower recovery transition ore and any sulfide ore encountered will either be left in situ for future mining, sent to a custom mill, or stockpiled until a sulfide ore treatment plant is available to process it.

6. BEGIN MINING IN-SITU ORE: The mining contractor will be contracted to bring in additional equipment to commence stripping and mining of the in-situ ore and waste in the Freedom Flats, Borealis, Polaris East Ridge and North East Ridge. Mining of the ore from the existing pits, however, will require drilling, blasting, loading and hauling of ore to the crusher as well as waste removal to a suitable nearby location.

7. EXPAND CRUSHING: It is also planned to use a contractor to do the crushing, which will be to 3/4 in or 1/2 in depending upon the results of the test work. Most of the existing heaps will require only secondary crushing, as they have already been partially crushed, but the existing "waste dumps" will require two stages of crushing. Before the existing, partially crushed, heap ore is exhausted, the crushing contractor will bring in a primary crushing unit to crush the existing, economic run-of-mine heaps, as well as the ore from Freedom Flats, and four other small open pits.

8. OXIDE EXPLORATION: While the existing heaps, stockpiles, dumps and known open-pit oxide resources are being processed, exploration for additional oxide ore on the property will be carried out.

9. UNDERGROUND EXPLORATION/DEVELOPMENT: As soon as mining in the Freedom Flats pit has proceeded to a sufficient depth, an underground mining contractor will be engaged to drive an exploration/production decline into the Graben high-grade underground deposit.

10. GRABEN INFILL DRILLING: Definitive exploration drilling of the Graben will then be done from this decline and its associated crosscuts.

1.9 CONCLUSIONS

As a result of its analysis, the evaluation Team summarizes and concludes that:

1. EXCELLENT EXPLORATION POTENTIAL: The Borealis district has exploration potential that far exceeds the currently identified mineral resources. Discovery potential includes oxide mineralization adjacent to exiting pits, new oxide deposits within the large land position, sulfide mineralization below and adjacent to the existing pits, sulfide mineralization elsewhere on the property, particularly at the high-grade Graben deposit and its apparent extensions to the north.

2. MULTIPLE TYPES OF GOLD RESOURCES AND DEVELOPMENT ALTERNATIVES: Multiple types of gold resources exist at Borealis and multiple mine development options are available to Gryphon Gold. Additional sampling, testing and engineering are warranted. As the business environment evolves and as additional project information becomes available, the preferred development plan and the alternative development plans should be frequently reevaluated.

3. IMMEDIATE ADVANCEMENT OF THE PHASED BUSINESS PLAN: Based on the currently available information, the preferred course of action for Gryphon Gold is the immediate advancement of the Phased Business Plan outlined in this report.

4. PROCESS HEAPS AND DUMPS: Depending upon the results of the anticipated drill program, the initial development phase is to process the existing heaps and dumps. Break-even cutoff grades for the existing heaps and dumps are sufficiently low that at least 5 to 6 million tons and perhaps as much as 10 million tons of this material could provide economic feed to the heap leach recovery plant.

5. FREEDOM FLATS & OTHER PITS: The second development phase is expected to focus on in-place mineralization, with the expansion to mining of resources at the Freedom Flats, Borealis, Polaris, East Ridge and North East Ridge pits. This option should be viable at a gold price of $350 per ounce or higher. When combined with 5 million tons or more of the existing heaps and dumps, the resources should be able to justify the construction of an ADR gold recovery plant to process solutions from a 1.5 million to 2.0 million ton per year heap leach operation.

6. EXPLORATION AND DEVELOPMENT OF DEEP HIGH-GRADE DEPOSITS: Cash flow from the oxide plant can be used for the exploration and development of the deeper high-grade sulfide mineralization in the Graben deposit.

7. POSITIVE IMPACT OF GOLD PRICES: Based on scoping-level financial analysis current gold prices encourage the development of the Borealis Property.

                     2.0 INTRODUCTION AND TERMS OF REFERENCE

Gryphon Gold Corp. (Gryphon Gold) controls the Borealis gold property situated in Mineral County, Nevada, approximately 12 miles southwest of the town of Hawthorne, through an option from Golden Phoenix Minerals, Inc. (Golden Phoenix), the current owner of the property. Gryphon Gold can earn a 50 percent interest in the Borealis property upon incurring qualified expenditures on work programs or making payments to Golden Phoenix in the aggregate of US$5 million over a four-year period beginning July 2003. Gryphon Gold has the right to acquire an additional 20 percent interest by incurring an additional US$4 million in expenditures or alternatively by either advancing the project to initial production or delivering to Golden Phoenix a feasibility study for mine production based on a mineable reserve of at least 500,000 ounces of gold during the 18 months following the initial four-year period.

The Borealis property has been previously mined by Echo Bay, a major US gold mining company, and other companies, but has remaining gold resources suitable for exploitation by a small to medium gold mining operation.

The purpose of this report is to develop a preliminary scoping plan for re-development and operation of the Borealis Gold Project, to maximize the value of the project and to present a plan to advance the project to production. As part of this work, new resource models were developed for six mineralized zones including Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge (Figure 1.1).

Behre Dolbear and Company, Inc. (Behre Dolbear), working closely with Gryphon Gold and its other consultants, has prepared new resource models and compiled this conceptual report on the property, and its development alternatives.

Dr. Qingping Deng, Ph.D., C.P. Geol., Director of Ore Reserves and Mine Planning of Behre Dolbear, is the Qualified Person for this preliminary scoping study and this technical report. Dr. Deng, together with Gryphon's technical personnel and consultants, performed the mineral resource estimation and mining potential analysis for the Borealis property and is the author of this technical report. Dr. Deng visited the Borealis property on November 16th, 2003, observed existing site condition and reviewed selective core intercepts of the mineralization.

Other Behre Dolbear personnel contributed to the study include:

     - Mr. Michael D. Martin, Senior Associate of Behre Dolbear, acted as Behre Dolbear's project surface mining engineer, who, together with Gryphon's technical personnel and consultants, developed the mining capital costs and operating costs for the study, and completed the open pit mining analysis and preliminary financial analysis. Mr. Martin also visited the Borealis property on November 16th, 2003;

     - Mr. Richard Kunter, Senior Associate of Behre Dolbear, acted as Behre Dolbear's project metallurgist, who, together with Gryphon's technical personnel and consultants, conducted the preliminary processing analysis and developed the processing capital costs and operating costs for the study;

     - Mr. Charles Tatman, Senior Associate of Behre Dolbear, acted as Behre Dolbear's underground mining engineer, who conducted a brief underground mining analysis for the project; and

     - Mr. William Gee, Senior Associate of Behre Dolbear, acted as Behre Dolbear's project advisor, and has provided supervision and quality control for the study and reviewed the technical report.

Other outside consultants to Gryphon Gold who have contributed to the study include:

     - Mr. Don East, P.E., Senior Geotechnical Engineer, Knight Piesold: Heap and pad design, waste containment systems;

     -    Ms. Barbara Filas, P.E., President and Environmental Engineer, Knight
          Piesold: Mine development and environmental permit acquisition;

     -    Mr. Jaye T. Pickarts, P.E., Senior Metallurgical Engineer, Knight
          Piesold: Metallurgical and process flowsheet development;

     -    Mr. Robert W. Reisinger, P.E., Senior Environmental Engineer, Knight
          Piesold: Permits and environmental planning;

     -    Mr. Michael G. Skurski, P.E., Senior Geotechnical Engineer, Knight
          Piesold: Heap and pad layout; and

     -    Mr. Roger C. Steininger, Ph.D., C.P.Geol., Independent consulting
          Geologist: Mine geology.

The new mine re-development concepts presented in the report were formulated giving consideration to and utilizing the existing information base available from previous operators, from Gryphon Gold's current partner, Golden Phoenix, from others, and from that developed recently by Gryphon Gold's staff and consultants, including Behre Dolbear. This information consists of several thousand pages of documents and data gathered during more than 20 years of exploration, development, mining, and post-mining reclamation activities at Borealis, and includes exploration results, geophysical surveys, mineralogical results, geologic interpretations, metallurgical testing, design engineering, operating results, technical correspondence and scientific publications.

Using the extensive information available, a team composed of Gryphon Gold, its consultants and Behre Dolbear (The Team) has conducted this review for re-development of the Borealis Project. The Team initially researched the available data for information on the previous resource estimates and the remaining oxide resources adjacent to the existing pits on US Forest Service land only. Resources on BLM land were not included. Subsequently geologically controlled mineral envelopes and gold grade models were developed for each of the mineralized zones. Oxide/transition/sulfide boundaries for the Freedom Flats and Graben deposits were derived from drill log data. The next step was to develop scoping level cost estimates, recoveries and other required parameters to enable a Lerchs Grossman pit optimization analysis to be performed on the remaining identified resource zones. These analyses were carried out on the five pits to evaluate the mining potential. An additional waste allowance of 25 percent for the ramps has been added to the pit optimization results. Finally, using parameters applicable to the existing heaps and dumps, break-even cut-off grades for these resources were calculated as a guide to the drilling and metallurgical testing program.

This report is based on information provided by Gryphon Gold and others including documents, reports, spreadsheets, and geostatistical/mine planning data. The historical database has not been independently verified. As the Borealis re-development project advances, certain additional information will be gathered which will allow for verification of historical results, confirmation of the proposed concepts, further engineering and planning, and optimization of the mine re-development. Specifically, the next priority will be developing additional information with the drilling and metallurgical test work on the existing heaps and dumps, the remnant surface oxide resources and the Graben resource area.

Behre Dolbear frequently undertakes minerals property studies as part of the business and qualifications of the firm. Behre Dolbear is familiar with the mineral resource/reserve definitions and disclosure requirements of NI 43-101, to which the mineral resource classification in this report conform. Neither Behre Dolbear nor any of its associates involved in this project have any direct pecuniary or contingent interests of any kind in Gryphon Gold or its mining properties. Behre Dolbear is to receive a fee for its work based on time expended, expenses incurred, and the firm's fee schedule.

The units commonly used in the United States, short tons of 2,000 pounds (tons), troy ounces per short ton (opt), miles, feet, etc. are the major units used in this report. Where metric units are used, such is noted. The currency used is United States dollars.

                                 3.0 DISCLAIMER

The opinions expressed in this report are based on the available historical information as supplied by previous mine operators, Golden Phoenix and Gryphon Gold. Behre Dolbear has exercised all due care in reviewing the supplied information and believes that the basic assumptions are factual and correct and the interpretations are reasonable. Although Behre Dolbear has independently analyzed some of the data, the accuracy of the results and conclusions from the review rely on the accuracy of the supplied data. Behre Dolbear has relied on the supplied information and has no reason to believe that any material facts have been withheld, or that a more detailed analysis may reveal additional material information. However, Behre Dolbear did not undertake a program of independent sampling, drilling, or assaying and therefore does not accept responsibility for any errors or omissions in the supplied information and does not accept any consequential liability arising from investment or other financial decisions or actions resulting from them.

Estimates of mineral resources are inherently forward-looking statements subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

GEOLOGIC UNCERTAINTY AND INHERENT VARIABILITY: although the estimated resources may have been delineated with appropriately spaced drilling, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There may also be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining and processing operations. Acceptance of these uncertainties is part of any mining operation.

METAL PRICE VARIABILITY: the price for gold fluctuates in response to many factors beyond anyone's ability to predict. The prices used in making the resource estimates are disclosed and differ from daily prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated resource quantities, which are affected by a number of additional factors. For example, a 10 percent change in price may have little impact on the estimated resource quantities and affect only the resultant positive cash flow, or it may result in a significant change in the amount of resources. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons including a belief that the low price is temporary and/or the greater expense incurred in closing a property permanently.

VARIATIONS IN MINING AND PROCESSING PARAMETERS: the parameters used in estimating mining and processing efficiency are based on testing and experience with previous operations. While the parameters used have a reasonable basis, various unforeseen conditions can occur that may materially affect the estimates. In particular, past operations indicate that care must be taken to ensure that proper ore grade control is employed and that proper steps are taken to ensure that the leaching operations are executed as planned. The mining contracts for the mines include clauses addressing these issues to help ensure planned requirements are met. Nevertheless, unforeseen difficulties may occur in planned operations.

CHANGES IN ENVIRONMENTAL AND MINING LAWS AND REGULATIONS: The project currently complies with existing environmental and mining laws and regulations affecting its operations. The resource estimates contain cost estimates based on compliance with current laws and regulations. While there are no currently known proposed specific changes in these laws or regulations that will affect the Borealis project, significant changes have affected past mining industry operations and no assurance can be given that such changes will not occur in the future.

                      4.0 PROPERTY DESCRIPTION AND LOCATION

4.1 LOCATION

The Borealis gold resource is located in southwest Nevada, approximately 12 airline miles southwest of the town of Hawthorne in the Walker Lane mineral belt and 12 miles northeast of the California border. Hawthorne is about 100 airline miles southeast of Reno and 260 miles northwest of Las Vegas.

The property lies in Mineral County, Nevada, in Sections 4-11, 15-18, 20, 21 Township 6 North, Range 29 East; Sections 1,2 Township 6 North and Range 28 East; and Sections 35, 36 Township 7 North, Range 28 East. The approximate center of the property is at longitude 118 degrees 45' 34" North and latitude 38 degrees 22' 55" West. Figure 4.1 shows the location and access of the Borealis project.

                                 (LOCATION MAP-GRAPHIC OMITTED)

                FIGURE 4.1 LOCATION MAP OF THE BOREALIS PROJECT.

4.2 PROPERTY DESCRIPTION AND OWNERSHIP

The following property description and agreement are provided by Gryphon Gold. Behre Dolbear has not reviewed this information.

The Borealis gold property consists of 632 contiguous unpatented mining claims of approximately 20 acres each for a total of about 12,640 acres plus one millsite claim; 215 of these claims have been re-staked recently from January through May 2004. The property is controlled by Gryphon Gold Corporation through an option agreement with Golden Phoenix Minerals, Inc., the current 100 percent lease holder of the property, whereby Gryphon Gold can earn a joint venture interest in the property.

Gryphon Gold Corp., through its subsidiary--Borealis Mining Company, has the right to acquire a 50% interest in the Borealis property upon incurring qualified expenditures on work programs or making payments to Golden Phoenix in the aggregate of US$5 million over a four-year period beginning July 2003 as follows:

     -    US$0.8 million in the first year ending July 2004;

     -    US$1.0 million in the second year ending July 2005;

     -    US$1.5 million in the third full year ending July 2006; and

     -    US$1.7 million in the fourth year ending July 2007.

Gryphon Gold, through Borealis Mining, will be the operator and manager of the property.

Gryphon Gold has the right to acquire an additional 20 percent interest by incurring an additional US$4 million in expenditures or alternatively by either advancing the project to initial production or delivering to Golden Phoenix a feasibility study for mine production based on a mineable reserve of at least 500,000 ounces of gold during the 18 months following the initial four-year period.

The Borealis gold resource is subject to a NSR royalty held by the Borealis Partners based on an agreement signed in 2001 with Golden Phoenix Minerals, Inc. The royalty is a sliding scale based on the price of gold; the NSR is equal to the price of gold divided by 100 expressed as a percentage. For example, at a price of $300 per ounce of gold the royalty would be 3 percent NSR, at a price of $400 per ounce the royalty would be 4 percent NSR and at a price of $500 per ounce the royalty would be 5 percent NSR, and so on.

4.3 PERMITS

Major anticipated construction and operating permits with actual or projected application and approval dates for the Borealis project are summarized in Table
4.1 by Knight Piesold.

Permitting of a redeveloped mine at Borealis will fall within the jurisdiction of the US Forest Service (USFS), which will be the lead agency, according to Knight Piesold (2003). In addition the Nevada Division of Environmental Protection (NDEP) will subject the project to its Water Pollution Control Program, administered by the state Bureau of Mining Regulation and Reclamation.

Approval of the Plan of Operations for exploration to conduct drilling of 137 drill holes and to conduct some geotechnical and environmental shallow pit sampling has been received from the USFS for activities within the footprint of the previous Borealis Mine disturbance. In addition the Reclamation Permit for Exploration project has been received from NDEP. It is anticipated that an Environmental Assessment (EA) would be required to redevelop the Borealis heap leach and mine.

                                    TABLE 4.1

            MAJOR ANTICIPATED CONSTRUCTION AND OPERATING PERMITS AND
                       APPROVALS FOR THE BOREALIS PROJECT

                                                                  Actual/Projected
                                                      Approving      Application     Actual/Projected
               Permit/Approval Name                   Authority         Date           Approval Date
               --------------------                  ----------   ----------------   ----------------
PRECONSTRUCTION PHASE
   Exploration Plan of Operations                       USFS            Nov-03            May-04
   Reclamation Permit for Exploration Project           NDEP            Nov-03            May-04
   Plan of Operations (POO) (Requires EA or EIS)        USFS            Jun-04            Aug-04
   Right-of-Way Permits                                 USFS            Jul-04            Aug-04
   Review of State Water and Air Permits                USEPA                             Dec-04
   Section 404 Permit                                   ACOE            Sep-04            Dec-04
   Air Quality Permit to Construct                      NDEP            Sep-04            Dec-04
   Water Pollution Control Discharge Permit (WPCP)      NDEP            Jun-04            Aug-04
   National Pollution Discharge Elimination
      System (NPDES)                                    NDEP            Sep-04            Dec-04
   NPDES - Stormwater                                   NDEP            Sep-04            Dec-04
   Solid Waste Disposal                                 NDEP            Sep-04            Dec-04
   Reclamation Permit for a Mining Operation            NDEP            Jun-04            Aug-04
   Permit to Appropriate the Public Water               NDWR            May-04            Jul-04
   Industrial Artificial Pond Permit                    NDOW            Sep-04            Dec-04
   Sewage Disposal Plans                                NDOH            Sep-04            Dec-04
   Drinking Water Supply                                NDOH            Sep-04            Dec-04
                                                       County
   Special Use Permit                                 Planning          Sep-04            Dec-04
                                                     Commission
                                                       County
   Building Permit                                    Planning          Sep-04            Dec-04
                                                     Commission
PRE-OPERATIONS PHASE
   Air Quality Permit to Operate                        NDEP            Oct-04            Jan-05
   Dredging Permit                                      NDOW            Oct-04            Jan-05
   Review Project to Determine Impact on Cultural
      Resources                                         NDHP            Oct-04            Jan-05
                                                        State
   Notification of Opening or Closing of Mines       Inspection         Oct-04            Jan-05
                                                      of Mines
   Training Plan                                        MSHA            Oct-04            Jan-05
   Radio Station Authorization                           FCC            Oct-04            Jan-05
                                                       Nevada
   Hazardous Materials Storage Permit                State Fire         Oct-04            Jan-05
                                                       Marshal
OPERATIONS PHASE
   Periodic Reporting/Update on Above-Listed
      Permits                                          Varies           Varies            Varies

ACOE - United States Army Corps of Engineers
FCC - Federal Communications Commission
MSHA - Mine Safety and Health Administration
NDEP - Nevada Division of Environmental Protection
NDHP - Nevada Division of Historic Preservation
NDOH - Nevada Division of Health/Consumer Protection Services
NDOW - Nevada Division of Wildlife; NDWR - Nevada Division of Water Resources USEPA - United States Environmental Protection Agency
USFS - United States Forest Service.

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1 ACCESS

Access to the property is gained from a gravel road located about 2 miles south of Hawthorne from State Highway 359 (Figure 4.1). Hawthorne is about 125 highway miles southeast of Reno.

5.2 CLIMATE AND PHYSIOGRAPHY

The elevation on the property ranges from 7,200 feet to 8,200 feet above sea level. This relatively high elevation makes the summers moderate with high temperatures in the 90 degrees F range. Winters can be cold and windy with temperatures dropping to 0 degrees F. Average annual precipitation is 10 inches, part of which occurs as up to 60 inches of snowfall.

5.3 EXISTING SITE CONDITIONS, INFRASTRUCTURE AND AVAILABLE SERVICES

The Borealis project site (Figure 5.1) has been reclaimed to the standards of the early 1990's, before new, more modern state regulations were promulgated. The pits and the project boundary are fenced for public safety. Currently, access to the pits and leach pad areas is gained through a locked gate. No buildings or power lines located on the surface remain although a major trunk line exists about 2 miles from the property. All roads in the project area follow two tracks with most placed on the old haul roads.

The nearest available services for both mine development work and mine operations is in the small town of Hawthorne, located about 12 miles to the east of the project area via a wide, well-maintained gravel road. Hawthorne has substantial housing available, fuel supplies and a sufficient infrastructure to take care of basic needs. For other services, Reno is located about 125 miles to the northwest and could supply any material required for the development or mine operations.

The infrastructure for the proposed mining operation will be discussed in details in Section 23.2 of this report.

                                   (GRAPHIC OMITTED)

    FIGURE 5.1 PHOTOGRAPH OF BOREALIS DISTRICT, CIRCA 1991. VIEW TO THE EAST,
                    WITH FREEDOM FLATS PIT IN THE FOREGROUND.

                                   6.0 HISTORY

6.1 HISTORY

Borealis was considered part of the old Ramona mining district, a poorly known region, which until 1981 had only limited gold production of less than 1,000 ounces of gold. Houston Oil and Minerals Company, who acquired the property from the Whitney Partnership, which became the Borealis Partnership, following a submittal examination, discovered the original Borealis gold deposit in 1978. Commercial production commenced three years later in October 1981. The property was sold when Tenneco Inc. acquired the assets of Houston Oil and Minerals in 1981. Tenneco minerals operated the mine until October 1986, when the mine and other metal properties of Tenneco were sold to Echo Bay Mines. Echo Bay completed mining of the most easily accessible oxide gold deposits (although some remain) in January 1990 and a multiyear reclamation program was begun. Echo Bay chose to close the mine instead of continuing development of the remaining oxide gold deposits because of impending new environmental closure regulations and the desire to focus on developing their McCoy/Cove gold deposits south of Battle Mountain, Nevada.

In 1990, Billiton Minerals examined the property and drilled 28 RC holes for a total of 8,120 feet. In 1992 Santa Fe Pacific Gold entered into a joint venture with Echo Bay Mines to explore for high-grade gold sulfide ores. Their work included data compilation and reverse circulation and core drilling of 32 deep holes. Santa Fe had success in identifying new sulfide-zone gold mineralization, but terminated the joint venture because of a pending merger with Newmont Mining Company. Echo Bay terminated their lease agreement with the Borealis Partnership in 1996 following completion of reclamation.

In late 1996, J. D. Welsh Inc. leased the property from the Borealis Partnership. Mr. Welsh had previously performed contract reclamation work for Echo Bay and was responsible for monitoring the drain down of the leach pads. During this time, he had recognized the excellent remaining gold potential, and upon signing the lease, immediately joint ventured the project with Cambior Exploration (USA) (Cambior). Cambior performed a major compilation program and in 1998 followed up by drilling 10 holes with some success in extending the Graben deposit (5 holes) and in identifying new sulfide-zone gold mineralization (5 holes). They terminated the joint venture in late 1998 because of severe budget constraints within Cambior.

During the Cambior joint venture period, Golden Phoenix Minerals, Inc. agreed with Welsh to buy Welsh's lease rights for cash and stock. In 2001, Golden Phoenix completed the 100 percent purchase of the lease rights and assumed full control of the property. During the purchase period, Golden Phoenix researched the records and entered remaining drill hole information into a digital database, resulting in new resource estimations.

In 2003, Golden Phoenix optioned the Borealis property to Gryphon Gold Corporation (Gryphon Gold). Gryphon Gold is in the process of earning a 50 percent interest in the Borealis project and may subsequently increase that interest to 70 percent, with the current owner, Golden Phoenix retaining the remaining 30 percent.

6.2 PAST PRODUCTION

In the Borealis project area, several gold deposits have been defined by drilling and some of them have been partially mined. Reports on past production vary. The past gold production from the Borealis pits, as reported by recent operating companies at Borealis, is tabulated in Table 6.1. In this dataset, the total of past gold production was approximately 10.6 million tons of ore averaging 0.057 ounces per ton (opt) gold. The average silver content of ore mined from all eight pits was probably in the range of five ounces of silver for each ounce of gold. It is likely that about 1.5 million ounces of silver was shipped from the property in the dore bullion.

                                    TABLE 6.1
                  REPORTED PAST BOREALIS PRODUCTION, 1981-1990

      OPEN PIT MINE           TONS      GRADE (OPT AU)   CONTAINED GOLD (OZ)
      -------------        ----------   --------------   -------------------
Borealis                    1,488,900        0.103             153,360
Freedom Flats               1,280,000        0.153             195,800
Jaime's/Cerro Duro/Purdy      517,900        0.108              55,900
East Ridge                    795,000        0.059              46,900
Gold View                     264,000        0.047              12,400
                           ----------        -----             -------
TOTAL                       4,345,800        0.107             464,360
                           ==========        =====             =======
RUN OF MINE ORE
East Ridge                  2,605,000        0.021              54,700
Polaris (Deep Ore Flats)      250,000        0.038               9,500
Gold View                     396,000        0.009               3,500
Northeast Ridge             3,000,000        0.025              75,000
                           ----------        -----             -------
TOTAL                       6,251,000        0.023             142,700
                           ==========        =====             =======
GRAND TOTAL                10,596,800        0.057             607,060
                           ==========        =====             =======

                              7.0 GEOLOGIC SETTING

7.1 REGIONAL GEOLOGY

The Borealis district lies within the Walker Lane structural zone near the western margin of the Basin and Range structural province. Mesozoic metasedimentary and metavolcanic rocks that are intruded by Cretaceous granitic rocks underlie the main portion of the Wassuk range, which hosts the Borealis district. The Mesozoic basement rocks are exposed east of the Borealis mine area.

The oldest Tertiary rocks are rhyolite tuffs. They are present only locally in small isolated outcrops, and most were probably eroded prior to the deposition of the younger volcanic rocks. The rhyolitic tuffs may be correlative with regionally extensive Oligocene rhyolitic ignimbrites found in the Yerington area to the north and within the northern Wassuk Range. A thick sequence of older Miocene andesitic volcanic rocks typically unconformably overlies the Mesozoic basement along the western edge of the Wassuk Range. The age of the andesites is poorly constrained due to limited regional dating, but an age of 19 to 15 Ma is suggested. ("Ma" refers to million years before present.) In the Aurora district, located 11 miles southwest of Borealis, andesitic agglomerates and flows dated at 15.4 to 13.5 Ma methods overlie Mesozoic basement rocks and host gold-silver mineralization. Based on these data, a broader age range for these older andesites in the Borealis area is 19 to 13.5 Ma. Rocks of the Miocene Wassuk Group overlie older andesites and underlie much of Fletcher Valley, a late Tertiary structural basin located west of the mine. The Wassuk Group is up to 8,200 feet thick near its type locality, and consists of a sequence of interbedded, fluvio-lacustrine, andesitic sedimentary rocks with less abundant andesitic lava flows, and ranges in age from 13 Ma to 8 Ma. Pliocene and Quaternary fanglomerates and pediment gravels overlie the Wassuk Group and thicken in the direction of Fletcher Basin to 300 feet.

7.2 LOCAL GEOLOGY

In the main Borealis mine area, the older andesitic rocks are subdivided into three informal units, which exceed 1,000 to 1,200 feet in thickness. The stratigraphy consists of the Basal and Middle Andesite units, which are laterally extensive and constitute the predominant bedrock, and the Upper Tuff unit, which is more restricted. These units are cut by steeply dipping northeast trending faults that probably provided conduits for mineralizing hydrothermal fluids. Figure 7.1 illustrates the local geology of the Borealis project.

7.2.1 MIOCENE AND YOUNGER IGNEOUS AND SEDIMENTARY ROCKS

The Basal Andesite is the oldest unit and is composed predominantly of andesitic flow breccias, with less abundant lava flows and minor lahars. The unit is often mottled, ranging from light gray-green to purple-brown. The rocks typically are weakly porphyritic, containing small feldspar and minor hornblende and biotite phenocrysts. Flow breccias consist of andesite clasts in the weakly altered groundmass of feldspar and clay minerals. These features cause the unit to be poorly indurated and incompetent. The Basal Andesite exceeds 500 feet in thickness and lies unconformably on, or is in fault contact with Mesozoic basement rocks. The Basal Andesite is a very poor host rock, and virtually no production has occurred from it.

The Middle Andesite unit is composed of green, weakly to moderately porphyritic andesite lava flows that are more massive and indurated than those of the underlying Basal Andesite. The lavas contain 10 to 25 percent phenocrysts of feldspar with less abundant phenocrysts of biotite, hornblende, and pyroxene. The unit is as much as 300 feet thick in the Freedom Flats deposit, and the unit is present at all of the deposits in the district where it is often a major ore host, particularly for low-grade gold mineralization.

                                      (MAP-GRAPHIC OMITTED)

              FIGURE 7.1 GEOLOGIC MAP OF THE BOREALIS PROJECT AREA.

              (Note that the Borealis deposit is referred to as the
                    "Deep Ore Flats" deposit in this figure.)

Overlying the older andesite units is the Upper Tuff. This unit consists of a complex interbedded sequence of volcaniclastic sedimentary rocks, lava flows of intermediate to mafic composition, and less abundant tuffs. The Upper Tuff is host to some of the gold mineralization in the Freedom Flats and Borealis gold deposits.

The post-mineralization Wassuk Group, including the volcaniclastic sediments of the Coal Valley Formation consists of andesitic sedimentary rocks and andesite flows, which overlie the Upper Tuff. Lying above the Wassuk Group are pediment gravels. The older gravel contains abundant clasts of opaline and chalcedonic silica. The younger gravel contains clasts of unaltered and propylitized andesitic country rocks with less abundant clasts of silicified rock.

Intrusive rocks found in the Borealis area are difficult to recognize due to intense alteration of the host rocks and intrusive rocks. In the Freedom Flats pit, a fine- to medium-grained, intrusive biotite andesite porphyry was identified and contains up to 40 percent phenocrysts. This intrusive may be related to the igneous heat engine that drove the gold-bearing hydrothermal system in the Borealis district.

7.2.2 STRUCTURE

The dominant structures in the Borealis district are northeast-striking faults, which form a series of horsts and grabens. The main Borealis mine area is located within a down dropped block composed of Miocene rocks, bounded along the southeast side by a major northeast-striking normal fault. Mesozoic basement rocks lie along the southeast side of the fault east of the Borealis mine site.

Motion along most of the northeast striking faults in the Borealis district appears to be normal, although some faults display strike slip motion. In the main part of the district, rocks are mostly down dropped on the northwest side of these faults. All these major faults have acted as conduits for hydrothermal fluids or loci for intrusion of silicified and mineralized hydrothermal breccias.

To the west of the main Borealis area is the Cerro Duro/Jaime's Ridge deposit area. The structure in this part of the district is a dominant, east-west trending normal fault that separates the Mesozoic granites from the Miocene volcanic host rocks. This fault is responsible for localizing mineralization in this part of the district.

                                8.0 DEPOSIT TYPE

The Borealis gold mineralization, in the Ramona Mining District, is hosted by Miocene andesite flows and laharic breccias, and volcaniclastic tuffs, which all strike northeasterly and dip shallowly to the northwest. Underlying the Tertiary volcanics, and locally in fault contact, is Cretaceous granodiorite with inclusions of older metamorphic rocks. In the areas of some fault zones, the granitic basement rocks are weakly altered and limonite stained.

Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the mountain front and overlie some of the best exploration targets.

Structures are dominantly northeast-striking faults with steep northwest dips, and generally west-northwest-striking faults with steep southerly dips. Both of these fault systems lie on regional trends of known mineralized systems; thus Borealis appears to be at a major intersection of mineralized trends.

A number of pre-mineral faults in the district may have been feeders for hydrothermal mineralization, which often followed the planes of the faults or formed "pipes". Emplacement mechanisms of the pipes included explosive brecciation followed by pervasive silification and sulfide/precious metal introduction. It is likely that the pipe-like deposits may have been initially localized along the intersections of small second order faults with the major feeder structures. The pipe-like Freedom Flats deposit, and others, probably formed through this mechanism.

The surface "footprint" of these pipes is rather small and they can be easily missed with patterns of widely spaced drill holes. Once a higher-grade pipe is suspected, fences of drill holes with a 50-foot spacing may have to be used, but even this spacing may not be adequate to accurately define the high grade pipes. Echo Bay geologists also describe missing small very high-grade pods (>0.5 opt
Au) of mineralization due to possible loss of fines during drilling.

Some deposits at the project site, such as Borealis, have a generally flatter tabular shape, and may have formed parallel to, or within, gently dipping volcanic flows.

Alteration and mineralization most closely associated with ore-grade material are vuggy silica and pyrite, often in breccia. Outward from the central vuggy silica zone is kaolinite-quartz-pyrite, followed by kaolinite-pyrite, and a broad propylitic halo. Advanced argillic alteration with alunite may have overprinted kaolinite-bearing zones.

The silver to gold ratio generally averages 5:1 in the mineralized zones, and silver commonly forms a discontinuous halo around, and overlaps the central gold mineralization. Arsenic and antimony are strongly anomalous in a broad envelope. Recent field work has identified an early stage of silica-pyrite mineralization with trace elements such as arsenic, antimony, and mercury, but this early stage is largely devoid of precious metal content. Recognition of this early, barren silica alteration is important, in order to avoid it when locating and optimizing drilling programs. Post-mineral faulting is common, and needs to be identified accurately, especially where ore grade mineralization is terminated by a fault.

                               9.0 MINERALIZATION

During its emplacement, finely disseminated gold found in the Borealis mineralizing system was enclosed in pyrite and through natural oxidation, this gold was released and made available to extraction by cyanidation. Limited evidence suggests coarse gold exists. Gold still bound in pyrite or pyrite-silica is not easily recovered by a simple cyanide heap leach operation.

                                10.0 EXPLORATION

This preliminary scoping study has been carried out based on historical data generated by previous operators of the Borealis property. Gryphon Gold did not conduct any new drilling and sampling on the property for this study.

Gryphon Gold began a drilling program on existing leach pads in early May 2004 to better define the mineral resources on the leach pads.

The Borealis district has exploration potential that far exceeds the currently identified mineral resources. Discovery potential includes oxide mineralization adjacent to exiting pits, new oxide deposits within the large land position, sulfide mineralization below and adjacent to the existing pits, sulfide mineralization elsewhere on the property, particularly at the high-grade Graben deposit and its apparent extensions to the north. Gryphon Gold's geologic consultants speculate that the Borealis district could contain 4 to 6 million ounces of gold and estimate a 90 percent chance for the discovery of a 1 million ounce resource, over and above the resources already identified.

The following describes some of the areas that have gold-bearing rock reported in drill holes or areas that are on trend or at depth that haven't been tested.

     - GRABEN: The Graben deposit is a north-trending, mineralized zone that appears to have at least three mineralized bodies similar to the original Freedom Flats deposit. These have yet to be fully delineated by drilling. The trend remains open to the north and has been traced by geophysical surveys, which suggest that this is a superior exploration target;

     - NORTH GRABEN EXTENSION: Prior surface exploration has defined an extension of the mineralized structural trend identified in the Graben deposit. This new target is defined by an aeromagnetic anomaly with a coincident IP anomaly;

     - FREEDOM FLATS: The silicified breccia pipe under the current resource has been inadequately drill tested. Several deeper holes have intercepted gold mineralization another 500 feet below the current pit bottom. Limited drill evidence and structural reconstruction of geology in the pit suggests that a second breccia pipe may exist a short distance to the south of the pit. Additional drilling is planned to define the limits of the southwest edge of the deposit and the edges of the mineralized pipe found in the bottom of the pit. These holes will be from 200 to 300 feet deep and will total about 6,000 feet of reverse circulation drilling;

     - BOREALIS: Beneath the Borealis deposit ranging from 250 to 500 feet below the surface, several holes intercepted a flat lying to shallowly dipping mineralized zone that has yet to be fully delineated. Furthermore, the Borealis deposit is cut on the northwest side by the extension of the Freedom Flat fault and a portion of the Borealis deposit may be in this down-dropped block. Additional drilling is planned to better define the limits of the mineralization along edges of the old Borealis pit for mining purposes. These planned holes will be 100 to 200 feet deep and will total about 5,000 feet of reverse circulation drilling;

     - POLARIS: Additional drilling is planned to better define the limits of the mineralization along edges of the existing pit for mining purposes. These planned holes will be 100- to 200-feet deep and will total about 5,000 feet of reverse circulation drilling;

     - CROCODILE RIDGE: This silicified zone is an extension of the Borealis deposit to the northeast. Several holes have intercepted low-grade gold mineralization. Additional and deeper drilling is required to fully test this target;

     - EAST RIDGE: The feeder zone to the East Ridge deposit has never been drill tested. This zone lies either underneath the current pit or lies to the south and originates from a major fault zone bringing up basement granite. Additional drilling is planned to better define the limits of the mineralization along the south flank and bottom of the existing pit for mining purposes. These planned holes will be 50- to 200-feet deep and will total about 7,000 feet of reverse circulation drilling;

     - NORTHEAST RIDGE: As with East Ridge, the feeder zone to the Northeast Ridge deposit has never been drill tested. This untested zone lies either underneath the current pit or lies to the south and originating from a major fault zone. Additional drilling is planned to better define the limits of the mineralization around the pit for mining purposes. These planned holes will be 50- to 150-feet deep and will total about 4,000 feet of reverse circulation drilling;

     - CERRO DURO: The Cerro Duro deposit is localized along the major Cerro Duro fault zone and is a classic breccia pipe. Additional deeper drilling into the root zone of this pipe is required and new drilling should be done to identify other blind pipes that may also be localized along this fault;

     - JAIME'S RIDGE: Several drill holes drilled to the west of the Jaime's Ridge deposit identified some low-grade mineralization along splays of the major Cerro Duro fault system. Additional drilling should be conducted to determine if mineable reserves could be found in the area; and

     - PURDY'S PEAK: The Purdy's Peak mineralization needs to be further drilled with deeper holes and offset holes. The area lies at the juncture of two faults along trend with the Cerro Duro fault system.

                                  11.0 DRILLING

The drill hole database used for the main Borealis project area contains 1,747 drill holes with a total drilled length of 510,712 feet (Table 11.1). Those holes were drilled by different historical operators on the property. Drill hole types include diamond core holes, reverse circulation (RC) holes and rotary holes. Some of the core holes have down-hole survey information. Mineralized zones covered by these drill holes include the Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge. All the six mineralized zones except Graben have been partially mined by previous operators of the project; the Borealis and Polaris pits have been back-filled with waste from the Freedom Flats pit. There are additional 487 drill holes with a total drilled length of 103,562 feet in the Cerro Duro, Jamies Ridge, and Purdy's Peak area, at approximately three miles distant northwest of the current in-situ resource modeling area, but they have not been included in this resource study. The total existing drilling for the entire Borealis project, therefore, is 2,234 holes with a total drilled length of 614,274 feet.

                                   TABLE 11.1
                     DRILL HOLES USED FOR THE CURRENT STUDY

     ZONE         NUMBER OF HOLES   TOTAL LENGTH (FT)
     ----         ---------------   -----------------
Graben                   143             111,465
Freedom Flats            201             109,011
Borealis                 518             113,415
Polaris                  239              48,257
East Ridge               253              40,791
Northeast Ridge          393              87,773
                       -----             -------
TOTAL                  1,747             510,712
                       =====             =======

Drill hole sampling length is generally 5 feet for the RC holes, but it varies for the core holes based on the geological intervals. Sampling length is up to 25 feet for some of the early rotary holes. Gold assays in parts per billion
(ppb) and troy ounces per short ton (opt) are provided for most of the sampling intervals. Silver assays in parts per million (ppm) and opt are also provided for some of the sampling intervals. Silver grade was not modeled in this study. Historical records indicate a silver to gold ratio of approximately 5:1.

                        12.0 SAMPLING METHOD AND APPROACH

12.1 GENERAL

Behre Dolbear has not reviewed information on the sampling methods and approaches, and the following information from Gryphon Gold and Golden Phoenix is provided for general reference.

The Borealis Mine operated from 1981 through 1990 producing 10.7 million tons of ore averaging 0.059 ounces of gold per ton from seven open pits. The mined ore contained 635,000 ounces of gold (Eng, 1990) of which approximately 500,000 ounces (475,000 oz through 1989) of gold were recovered through a heap leach operation. This historic production can be considered a bulk sample of the deposits validating the database that was used for feasibility studies and construction decisions through the 1980s. With over 2,200 drill holes in the database that was compiled over a 20-year period by major companies, the amount of information on the project is extensive. It is primarily these data that have been used in this study as the foundation of the current resource estimate. The bulk of the data was collected beginning in 1978, the year of discovery of the initial ore-grade mineralization, and was continuously collected through the 1980s to the final year of full production, 1989, with limited mining and leaching operations continuing into 1990. Subsequent explorers through the 1990s added to the database.

Specific detailed information on sampling methods and approaches by the various mine operators has not been found in the historic mine information; however, an early report by John T. Boyd Co. (1981) reported that the "drilling, sampling and analytical procedures as well as assay checks were reviewed by Dames and Moore and reported as acceptable by industry standards." In addition information in reports, monthly reports and memos give some clues to the sampling methods and approaches. The early work describes between 7 and 9 percent of all samples being re-assayed, and higher grade intervals were re-assayed most frequently with approximately 20 percent of these intervals assayed again (Ivosevic, 1979). Also there are many references to "assay checks" in the drill-hole data through the years of operation with comparisons of assays of the same pulps and also of assays of different splits from the same sample intervals. Results of these comparisons generally were reported to be reasonably close. High-grade intervals often showed more variability in their assays. Santa Fe Pacific (1994) performed check assays on their drilling and found 23 percent variability in the high-grade assays. Their geologist reported, "rather than reflecting relative differences in the labs, I believe the difference is due to the inherent variability in the core. Perhaps we would have been better served to take the entire remaining core [for the check assay material] instead of sawing it in half again (resulting in a 1/4 split)." This observation indicates that using larger rather than smaller samples is probably better, and it may be suggestive that coarse gold could be causing some, if not most, of the variability.

Echo Bay Mines did some quality checks on their drill cuttings sampling and assaying methods as part of their evaluation of the property prior to and following its purchase from Tenneco Minerals, finding that the results were reliable and representative. During their exploration and development programs they also drilled a number of core holes twinned with reverse circulation rotary drill holes to compare assay results in the same areas. Echo Bay concluded that the vast bulk of drilling, which was RC rotary, probably undervalued the gold mineralization, especially in higher grade zones. Anecdotal information from former Echo Bay management indicates that the mine consistently gave better results in terms of higher grade and better recovery of gold than planned or expected.

12.2 FREEDOM FLATS EXAMPLE

The principal orebody discovered by Echo Bay Mines in 1986 was the Freedom Flats deposit. The exploration, geology, and mineralization of the Freedom Flats gold deposit are described by Eng (1990). He reports that in Echo Bay's reconciliation of the Freedom Flats reserves, "actual mine production exceeded the original model reserve in grade and contained ounces by about 30 percent." In order to explain this discrepancy, he states, "due to the narrow linear trend of the mineralization, the deposit was drilled-out on 15 m (50 ft) centers along fences 30 m (100 ft) apart.

In-fill drilling was conducted between fences on 15-21 m (50-70 ft) centers where thick, high-grade mineralization was intersected. Holes were drilled around the perimeter of the deposit on 30 m (100 ft) centers to close-off all mineralization. A total of 99 [reverse-circulation] rotary holes were drilled in the main deposit area totaling 17,069 m (56,000 ft). All holes were drilled vertically. Due to the presence of abundant clay, most holes were drilled with water and foam injection; samples were collected using Jones splitters. In addition to rotary drilling, four HQ core holes totaling 819 m (2,687 ft) were drilled primarily to obtain material for column leach metallurgical testing. Although continuous assays were not available for most of the core holes due to metallurgical sampling, the results of limited assaying suggested that the rotary holes underestimated the gold grades. The most likely cause for this discrepancy was the loss of fines during wet drilling." Later in his report he states that the discrepancy also may be due in part to the small size of many of the higher grade (+0.5 opt Au) ore pods, which were not intersected in close-spaced (50 ft) drilling. A third possible explanation not mentioned by Echo Bay is the probability of coarse gold particles not being sampled or assayed.

At least 10 percent of the resources reported here are subject to the same potential underreporting of gold values, because of their location at the bottom and below the Freedom Flats open pit using drill-hole data from Echo Bay's program. In addition the Graben mineralized zones are of the same general grades and geologic character as the Freedom Flats deposit and may have the same issues.

The presence of coarse gold and its effect on assay variability may have been overlooked by previous operators of the Borealis Mine. Coarse gold has been reported in the district from small-scale placer operations and also from the initial Houston Oil and Minerals Company geologists in the district who found visible gold in the surface outcrops of old prospect pits and other minor workings along highly mineralized structures.

12.3 DRILL HOLE DATABASE

The database used for this study consists of 2,234 drill holes with a total footage of 614,274 feet and 115,580 assayed intervals. Many of the high-grade intervals were assayed more than once to check and confirm the actual grades, so the total number of assays significantly exceeds 115,580. The average depth of holes is 275 feet but the bulk of the holes are less than 200 feet with a significant number of holes in selective locations extending 1,000-2,000 feet to test deeper mineralization. The average assayed interval was 5.3 feet with the bulk of the samples representing 5-foot intervals.

The first drilling was completed by Houston Oil and Minerals, which is the discoverer of the original Borealis deposit and the developer of the mine. Tenneco Minerals acquired Houston Oil and Minerals and continued operating the mine and drilling for new deposits. Echo Bay Mines acquired Tenneco Minerals in 1986 and continued all operations and drilling until the mine was shut down in 1990. Throughout the 1990's Billiton Minerals (no drill holes), Santa Fe Pacific Gold (32 drill holes), J.D. Welsh & Associates (11 shallow drill holes in a heap), and Cambior Exploration (USA) (10 drill holes) continued exploring and evaluating the property thus adding to the database.

Santa Fe compiled the initial version of the computer database of drill holes used in this study with subsequent companies contributing to it. Golden Phoenix thoroughly checked the accuracy and completeness of the database by individually checking each of the 2,234 holes' survey and assay data compared line by line to the original survey and assay sheets, and revising the database where necessary.

                 13.0 SAMPLE PREPARATION, ANALYSIS AND SECURITY

Behre Dolbear has not reviewed information on sample preparation, analyses and security, and the following includes information from Gryphon Gold and Golden Phoenix for general reference.

Houston Oil and Minerals, Tenneco, and Echo Bay Mines are reported to have used standard sample preparation and analytical techniques in their exploration and evaluation efforts, but detailed descriptions have not been found. The fact that a successful mine was developed producing about 500,000 ounces of gold indicates that their techniques of sampling, sample preparation, analysis, and security produced results that were representative and reliable. No reports of the detailed sample preparation and analytical techniques have been found in the extensive body of mine information available.

Most of the drill-hole assaying was accomplished by major laboratories that were in existence at the time of the drilling programs. Various labs including Monitor Geochemical, Union Assaying, Barringer, Chemex, Bondar-Clegg, Metallurgical Laboratories, Cone Geochemical, the Borealis Mine lab, and others were involved in the assaying at different phases of the exploration and mining activity.

13.1 ANALYSES AND QUALITY CONTROL

Early work on the property appeared to rely on assay standards that were supplied by the laboratories doing the assaying. However, Echo Bay Mines (1986) was reported to be using seven internal quality control standards for their Borealis Mine drill-hole assaying program. The seven standards ranged in gold concentrations from 170 ppb to 0.37 ounces per ton. Assay labs involved in the round robin standards analyses were Cone Geochemical, Chemex, and the Borealis Mine lab, and the precision of the three labs was excellent (+/- 1 to 8%) for the higher gold grades (0.154-0.373 opt); acceptable (+/- 3 to 14%) for the lower grades (0.029-0.037 opt); and fair (+/- 4 to 20%) for the geochemical anomaly grades (0.009 opt to 170 ppb). These data provide an initial estimation of the precision and accuracy of gold analyses of Borealis mineralization.

During 1986 Echo Bay instructed Chemex (1986) to analyze duplicate samples for five selected drill holes. A comparison was made of (a) 1/2 assay-ton fire assay with a gravimetric finish versus (b) 1/2 assay-ton fire assay with an atomic absorption finish versus (c) hot cyanide leach of a 10-gram sample. The 1/2 assay-ton fire assay - gravimetric and the 1/2 assay-ton fire assay - AA gave essentially the same results. However the hot cyanide leach gave results that were 5-11percent higher in one comparison and significantly lower in another, prompting Chemex to conclude that cyanide leach assaying was not appropriate for Borealis samples. The great majority of the assays in the database are based on fire assays.

13.2 SECURITY

Nothing is known of the sample security arrangements made by the previous operators, but since the mines each produced the amounts of gold predicted or higher, we can assume the security was adequate. The same assumption is true for most of the subsequent explorers of the property--Billiton, Santa Fe Pacific, and Cambior--which were all substantial companies and probably used sound procedures.

                             14.0 DATA VERIFICATION

Behre Dolbear has not verified the data used in this study, and the following includes information from Gryphon Gold and Golden Phoenix Minerals for general reference.

The drill-hole database was verified by Golden Phoenix (2004, personal communication) during an 8-month intensive effort by reviewing every one of the 2,234 drill holes and over 115,580 assays on original sheets and comparing them line by line with the database and ensuring that only accurate information was in the database. Where several valid assays were found for a single interval they were averaged to determine the grade used in the database. Drill-hole collar location surveys on original sheets were also compared to the database information and improved where necessary. Down-hole survey information on original sheets for the deeper holes were also reviewed and compared with the database to ensure its accuracy.

Information presented above describes the limitations imposed by the lack of certain historical records on verification of the data. Based on operating results, it is apparent that the sampling, sample preparation, assaying, and security of samples were conducted in a professional manner for the time period in which the samples were collected and processed. Based on the results of mining that has been done, these assumptions appear to be correct. Representative drill-hole samples, such as pulps and coarse rejects, from the drilling done prior to 1990 are not available and thus there is no way to verify the accuracy of the assay results. A program of check analyses is in progress for the drilling done in the 1990s following the closing of the mine, and all new drilling programs will have defined sampling protocols and systems of quality assurance and control designed or approved by a Qualified Person.

                            15.0 ADJACENT PROPERTIES

The nearest mining property to the Borealis gold resource area is the Esmeralda Project (formerly the Aurora Mine) owned and operated by Metallic Ventures (Figure 15.1). The following information comes from their website.

The Aurora District has had historical production of approximately 1.8 million ounces of gold from as many as 30 veins. The mineralized system is a low sulfidation-type with gold and minor silver in banded quartz-adularia-sericite veins hosted by Tertiary volcanics. The Esmeralda Project currently is undergoing underground development and mining, reactivation of a 350-tpd CIL mill, and exploration for more resources. The mine produced its first bullion, which was sent to a refinery in late March, and its first sale of bullion in April 2004.

The Aurora and Borealis Districts are separated by approximately 8 miles and appear to line up on a northeast-southwest trend of mineralized districts named the Aurora-Borealis trend.

                                 (LOCATION MAP-GRAPHIC OMITTED)

                  FIGURE 15.1 LOCATION OF BOREALIS PROPERTY AND
                      OTHER NEARBY GOLD MINING PROPERTIES.

                16.0 MINERAL PROCESSING AND METALLURGICAL TESTING

16.1 METALLURGY

During a substantial portion of the earlier operation of Borealis, the ore was crushed to a nominal 1 1/2 inch product and the fines agglomerated with 10 lbs per ton of cement with a 20 percent solution of sodium cyanide added at a rate of 0.5 lbs per ton. It is anticipated that the reclaimed existing heaps and ore recovered from existing pits will be crushed to a nominal passing 1/2 to 3/4-inch product and the fines agglomerated with cement and cyanide solution. Based on an average ore grade of 0.10 ounces gold per ton for oxide, transition, and sulfide, the expected recoveries for the ore from the Freedom Flats pit are 80 percent for oxide, 55 percent for transition material and 20 percent for sulfide material.

A Merrill Crowe type circuit was used in past operations, necessitating a retorting of the zinc precipitates prior to smelting to remove the mercury. The current operation is proposing to use an activated carbon circuit for recovery of the precious metal values. While the presence of substantial quantities of silver in solution will necessitate more frequent carbon stripping, the simplicity of operation is considered an advantage.

The amount of precious metal loading on the carbon can be increased by a judicious choice of high-activity carbon, which will mitigate some of the necessity for more frequent stripping. Further, gold cyanide complexes will supplant silver cyanide and mercury cyanide complexes along with base metal cyanide complexes when the loading capacity of the carbon is near. In practice, this means that the leading carbon column can be loaded to near capacity, increasing the amount of gold cyanide complex loaded onto the carbon. The silver cyanide complex will be pushed off the leading carbon column to adsorb onto less loaded carbon in the carbon column train. The mercury cyanide complex will tend to load onto the final column in the carbon column train. As the solution flows are changed to effectively advance the carbon columns in the sequence, the silver and mercury complexes will continue to unload and reload onto subsequent columns.

As a practical operation matter, this loading progression can be continued for some time without special consideration. However, it is possible to take advantage of the loading and unloading profile after sufficient volumes of pregnant solutions have been passed through the carbon column sequence. When there is sufficient loading to warrant recovery of the silver and mercury concentrations, the carbon from the final carbon column can be removed and treated separately to recover a high mercury and silver loading.

It will be important to take precautions at all elevated temperature process steps to ensure adequate capture of any gaseous mercury. These areas include the stripping area with hot strip solutions and the electrowinning cells, which will collect any mercury that does strip from the carbon. Routine continuous air monitoring for mercury is recommended in the gold room.

16.2 PROCESSING

The Borealis Project will be a heap leach of gold containing ore with a pregnant solution pond, a stripped solution pond, and a storm water pond. A carbon adsorption plant will be used to recover gold and silver contained in the pregnant solution that has been leached from the heaped ore. This ore will be crushed and then agglomerated with lime, cement, and dilute cyanide solution to start the dissolution process. The agglomerated ore will be stacked onto a heap leach pad and sprinkled with dilute cyanide solution to continue the dissolution of the contained gold and silver. The pregnant solution containing the dissolved gold and silver will be recovered from the bottom of the heap and stored in a pregnant solution pond. The pregnant solution will be pumped from the pond through a series of carbon containing columns where the precious metals will be removed from solution and adsorbed onto the carbon. The stripped solution will be pumped to a stripped solution pond from where it will be recycled to the top of the heap after adjusting pH and cyanide content as needed.

Gold bearing rock will be processed through the crusher and agglomerator and placed on the heap for leaching. The leach pad will be a permanent pad for continuous placement of daily agglomerated ore. The heap will continue to grow in size by the daily tonnage placed on it. The ore placed onto the pad will be continuously leached throughout the life of the operation. While most of the contained precious metal in newly placed ore will be leached in the first 30 days of leaching, the gold will continue to solubilize over the life of the leaching operation at a continually reducing rate.

The heap leach operation will require about 50 gallons of fresh makeup water per ton of ore processed (0.21 tons water/ton ore). The ultimate tons of leach solution per ton of ore over the life of the heap leach will be 3.5 to 4.0 tons; however the majority of this solution volume will be recycled stripped leach solution. The volume of leach solution in circulation will continue to increase over the active life of the heap while new additions of ore are incrementally added. During the wash stage of the heap, the solution volume in circulation will stay constant with makeup for evaporation losses only. After the leach solution meets environmental requirements for discharge, a substantial portion of the accumulated solution volume would be available for discharge.

The heap leach will require the largest volume of circulating solutions in the operation. As the volume of the heap increases during each year and from year to year, the volume of re-circulating leach solutions will continue to increase until the last ore is placed onto the leach pad. By the end of the first year when 2 million tons of ore have been placed onto the leach pad, approximately 100 million gallons of leach solution will be contained within the heap and the ponds. The fresh water makeup will be 50 gal/ton or 208 gpm. The heap recycle solutions will be in the order of 2500 gpm. By the end of the 5th year, 10 million tons of ore will have been placed onto the leach pad; approximately 450 million gallons will be contained within the heap and the ponds. This has an allowance for evaporative loss of solution in the order of 5 gal/ton over the 5 year life of the leaching operation. The fresh makeup water will remain at 50 gal/ton or 208 gpm. The recycle solutions from the heap with a 45 day retention time in residence will be in the order of 7000 gpm. The carbon adsorption plant will process the recycle solution at the rate of recycle flows, which will vary over the life of the plant as above. Some of the fresh water makeup will be introduced via the carbon adsorption plant to wash carbon during the strip cycle.

The crushing/agglomeration operation for incoming ore will utilize mostly strip solution from the strip solution pond in order to provide pH control and dilute cyanide to start the leaching. The cement and any needed lime will also be added during the agglomeration operation. The freshly agglomerated ore will be transported to the heap and left to cure for 2 or more days prior to application of recycle solution. The loss of stripped solution to agglomeration will be made up by fresh water additions to the recycle solution to maintain the water balance requirements. Other comparatively minor uses of fresh water will be for dust control in the crushing circuit, conveyor transfer points, and roadways. The consumption for these uses has been included with the overall consumption per ton of new ore.

The minimum total fresh water required for processing plant operations on a daily basis is 208 gpm or 300,000 gals/day. The first year of operations, the recycled process solution rate will be in the order of 2500 gpm or 3.6 million gals/day. By the fifth year, the fresh water required will remain at 208 gpm or 300,000 gals/day. The recycled process solution rate will have increased to be in the order of 8000 gpm or 11.52 million gals/day.

The pregnant solution from the heaps is drained to a pregnant solution storage pond from which it is pumped through a carbon adsorption gold recovery plant to a stripped solution pond. From the stripped solution pond the solution is recycled back to the heap for leaching and to the agglomeration drum for agglomerating new ore to be placed onto the leach pad. Fresh makeup water is added to the carbon plant during washing and to the stripped solution pond as reagent makeup water and replacement water for the recycle water used in agglomeration.

The proposed total annual consumptive use of water, including plant losses, dust control, and domestic use in the plant is 100 million gallons/year or about 306 acre-feet per year.

Pumping for dewatering purposes prior to or during the mine life is not anticipated, as the majority of the ore for leaching will be reclaimed from existing heaps that are topographically above ground. Some ore that could be obtained from pit areas is near current pit surfaces. The water table in this area is substantially below the pit floors. Any meteoric water accumulated in the pit is expected to dissipate through the pit floor fractures to the water table below, as is the current situation.

Although none is anticipated, if there were to be any dewatering requirement, the dewatered volume could readily be absorbed into the recycle solution in the process reducing the need for fresh water addition on a 1 for 1 basis.

A simplified process flowsheet is provided as Figure 16.1.

                                    (GRAPHIC OMITTED)

                         17.0 MINERAL RESOURCE ESTIMATES

17.1 MINERAL RESOURCES

17.1.1 IN-SITU MINERAL RESOURCES IN MAIN BOREALIS PROJECT AREA

An in-situ resource model has been developed for this conceptual study of the Borealis project. Mineralized zones included in the resource model include Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge. This resource modeling is a joint effort between Gryphon Gold and Behre Dolbear. Procedures and parameters for the analysis include inputs from both parties. Database, procedures and parameters used for developing the resource model as well as resource classification are discussed in details in Appendix 1.

Assuming that the drill hole database used for the resource estimation is reliable, the estimated mineral resources are classified as measured, indicated and inferred categories. The in-situ measured/indicated mineral resources for the six mineralized zones of the Borealis project in the block models are summarized in the Table 17.1 using a gold cutoff grade of 0.010 ounce per ton
(opt). The inferred mineral resources are summarized in Table 17.2. Tonnage-grade curves of the measured/indicated mineral resources for each mineralized zone are presented in Figures 17.1 to 17.6 and the corresponding resource figures by cutoff are listed in Appendix 1.

The mineral resources for the Freedom Flats zone are also separated into oxide, mixed and sulfide zones (Table 17.3). The mineral resources for the Graben zone are mostly sulfide, whereas the mineral resources for Borealis, Polaris, East Ridge and Northeast Ridge are mostly oxide.

                                   TABLE 17.1
      IN-SITU MEASURED/INDICATED MINERAL RESOURCES OF THE BOREALIS PROJECT
                         (CUTOFF GOLD GRADE = 0.01 OPT)

MINERALIZED ZONE    CATEGORY    K TONS    AU (OPT)   AU (K OZS)
----------------   ---------   --------   --------   ----------
Freedom Flats      measured     1,452.4     0.055        79.4
                   indicated    1,293.6     0.036        47.0
                               --------     -----       -----
                   total        2,746.0     0.046       126.4
                               ========     =====       =====

Graben             indicated    2,292.5     0.076       173.8

Borealis           measured     491.8       0.055        27.0
                   indicated    1,395.5     0.050        69.8
                               --------     -----       -----
                   total        1,887.3     0.051        96.8
                               ========     =====       =====

Polaris            indicated    1,148.1     0.026        29.6

East Ridge         measured       970.6     0.019        18.0
                   indicated    1,591.1     0.018        28.8
                               --------     -----       -----
                   total        2,561.7     0.018        46.8
                               ========     =====       =====

Northeast Ridge    measured       521.9     0.022        11.6
                   indicated    1,141.7     0.023        26.0
                               --------     -----       -----
                   total        1,663.6     0.023        37.6
                               ========     =====       =====

TOTAL              MEASURED     3,436.7     0.040       136.0
                   INDICATED    8,862.5     0.042       375.0
                               --------     -----       -----
                   TOTAL       12,299.2     0.042       511.0
                               ========     =====       =====

                                   TABLE 17.2
           IN-SITU INFERRED MINERAL RESOURCES OF THE BOREALIS PROJECT
                         (CUTOFF GOLD GRADE = 0.01 OPT)

MINERALIZED ZONE    K TONS    AU (OPT)   AU (K OZS)
----------------   --------   --------   ----------
Freedom Flats         412.0     0.037        15.2
Graben             10,372.2     0.052       534.2
Borealis              365.7     0.035        12.7
Polaris               195.5     0.021         4.1
East Ridge            242.6     0.017         4.0
Northeast Ridge       536.7     0.023        12.6
                   --------     -----       -----
TOTAL              12,124.7     0.048       582.8
                   ========     =====       =====

                                   TABLE 17.3
              IN-SITU MINERAL RESOURCES OF THE FREEDOM FLATS ZONE
                               BY OXIDATION STATE
                         (CUTOFF GOLD GRADE = 0.01 OPT)

     CATEGORY          ZONE     K TONS   AU (OPT)   AU (K OZS)
     --------        -------   -------   --------   ----------
measured/indicated    oxide      550.3     0.047        25.8
                      mixed      392.8     0.048        18.8
                     sulfide   1,802.9     0.045        81.8
                               -------     -----       -----
                      TOTAL    2,746.0     0.046       126.4
                               =======     =====       =====

inferred              oxide       11.5     0.037         0.4
                      mixed       45.8     0.046         2.1
                     sulfide     354.7     0.036        12.7
                               -------     -----       -----
                      TOTAL      412.0     0.037        15.2
                               =======     =====       =====

                                   (GRAPHIC OMITTED)

FIGURE 17.1 TONNAGE-GRADE CURVES OF INDICATED MINERAL RESOURCES INSIDE THE 0.01
                 OPT GOLD MINERAL ENVELOPE FOR THE GRABEN ZONE.

                                   (GRAPHIC OMITTED)

    FIGURE 17.2 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES
     INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE FREEDOM FLATS ZONE.

                                   (GRAPHIC OMITTED)

FIGURE 17.3 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES INSIDE
           THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE BOREALIS ZONE.

                                   (GRAPHIC OMITTED)

   FIGURE 17.4 TONNAGE-GRADE CURVES OF INDICATED MINERAL RESOURCES INSIDE THE
              0.01 OPT GOLD MINERAL ENVELOPE FOR THE POLARIS ZONE.

                                   (GRAPHIC OMITTED)

    FIGURE 17.5 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES
       INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE EAST RIDGE ZONE.

                                   (GRAPHIC OMITTED)

    FIGURE 17.6 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE NORTHEAST RIDGE ZONE.

17.1.2 IN-SITU MINERAL RESOURCES AT JAMIES RIDGE, CERRO DURO AND PURDY'S PEAK

The Jamies Ridge, Cerro Duro and Purdy's Peak deposits are located about three miles northwest of the current study area, and they are also part of the entire Borealis project. No new resource models have been constructed for these deposits. The in-situ mineral resources are extracted from previous records (Table 17.4) by Gryphon Gold without review.

                                   TABLE 17.4
       MINERAL RESOURCES OF THE JAMIES RIDGE, CERRO DURO AND PURDY'S PEAK

      ZONE         RESOURCE CATEGORY   K TONS   AU (OPT)   AU (K OZS)
      ----         -----------------   ------   --------   ----------
Jamies Ridge and
Cerro Duro             Indicated        1,499     0.035       52.0
Purdy's Peak           Indicated        1,024     0.030       31.0
                                        -----     -----       ----
TOTALS                                  2,523     0.033       83.0
                                        =====     =====       ====

*    Cut-off grades are not available.

17.1.3 MINERAL RESOURCES FROM EXISTING HEAPS AND STOCKPILES

The mineral resources for the existing heaps were derived mostly from the reports of the previous operator of the property, Echo Bay Mines (Table 17.5). The grades of the resources are generally based on rough metallurgical balance calculation. However, the grade for the Tailings Re-leach Heap is based on four recent test drill holes, and the grade for the Secondary Heap is based on an estimate by J. D. Welsh (1996).

The mineral resources for waste dumps and stockpiles are based on comparison of the current resource models with the past production records by Gryphon Gold. The difference between the resource model and production records are considered as material sent to the waste dumps and stockpiles (Table 17.6). As historical data indicates the total tonnages for the dumps and stockpiles are 5.432 million tons, a waste tonnage of 1.218 million tons with zero grade is added to the material in Table 17.6, resulting in a resource of 5.432 million tons with an average gold grade of 0.022 opt containing 118,200 ounces of gold. The location, tonnage and grade of these heap, dump and stockpile resources remain to be verified by drilling.

Behre Dolbear believes that the mineral resources from the heaps, waste dumps and stockpiles can only be classified as inferred resources at the resent time. The confidence level, however, will increase significantly when the planned drilling to verify the location and grades of these mineral resources is completed.

                                   TABLE 17.5
                       INFERRED MINERAL RESOURCES SUMMARY
                      EXISTING HEAPS, DUMPS AND STOCKPILES

         ZONE            K TONS   AU OPT   AU (K OZS)
         ----            ------   ------   ----------
RESIDUAL IN HEAPS
Tailings Re-leach         1,720    0.019       32.0
Secondary                 1,910    0.020       38.2
Freedom Flats             1,249    0.030       37.0
Run-of-Mine #1            0,800    0.011       12.0
Run-of-Mine #2            2,201    0.010       22.0
N.E. Ridge Run-of-Mine    3,000    0.015       45.0
                         ------    -----      -----
SUB-TOTAL- HEAPS         10,880    0.017      186.2
DUMPS & STOCKPILES        5,432    0.022      118.2
                         ------    -----      -----
TOTAL                    16,312    0.019      304.4
                         ======    =====      =====

                                   TABLE 17.6
         CALCULATION OF GRADE AND TONNAGE IN STOCKPILES AND WASTE DUMPS

                TOTAL RESOURCE             PRODUCTION           WASTE & STOCKPILES
            ----------------------   ----------------------   ----------------------
   ZONE     K TONS    OPT    K OZS   K TONS    OPT    K OZS   K TONS    OPT    K OZS
   ----     ------   -----   -----   ------   -----   -----   ------   -----   -----
Fr. Flats    1,443   1.119   171.1    1,250   0.149   186.5   not meaningful
Borealis     2,926   0.067   195.5    1,500   0.103   153.9    1,426   0.029    41.6
Polaris      0,148   0.037     5.5    0,250   0.038     9.5   not meaningful
E. Ridge     6,037   0.028   167.8    4,060   0.029   117.6    1,977   0.025    50.2
NE Ridge     3,811   0.027   101.4    3,000   0.025    75.0      811   0.033    26.4
            ------   -----   -----   ------   -----   -----    -----   -----   -----
TOTALS      14,531   0.046   667.6   10,060   0.054   542.5    4,214   0.028   118.2
            ======   =====   =====   ======   =====   =====    =====   =====   =====

17.2 MINING POTENTIAL ANALYSIS

An analysis has been undertaken for the mining potential of the in-situ mineral resources of the Borealis project. As this is a preliminary scoping study, all measured, indicated and inferred mineral resources have been used in the mining potential analysis.

17.2.1 MINING POTENTIAL FOR THE IN-SITU MINERAL RESOURCES IN THE MAIN PROJECT AREA USING HEAP LEACHING AND AN ADR RECOVERY PLANT

The project development concept is based on a conventional open-pit mining and heap-leach processing project. Pit optimization using the Lerchs-Grossmann algorithm has been used for generating optimized pit shells at assumed economic and pit design conditions for the Freedom Flats, Borealis, Polaris, East Ridge and Northeast Ridge deposits. The Graben is not included in the pit optimization as it is currently considered as an underground mining target because of its depth, and further information is needed in order to evaluate its surface mining potential. All resource categories, including measured, indicated and inferred, have been used for pit optimization. Diluted mineral resources within the optimized pit shells with a waste tonnage allowance for ramp design are considered as the mining potential for the project.

Cost parameters and metallurgical recoveries used for the pit optimization are summarized in Table 17.7. Five gold prices, $350, $375, $400, $450 and $500 per troy ounce, are used for the analysis in order to see the project sensitivity over the gold price variation. Maximum pit slope used for the analysis is 45 degrees for the Freedom Flats deposit and 50 degrees for the other deposits. In-situ gold grades have been discounted by 4 percent before being used for pit optimization and mining potential summary. This is equivalent to applying a dilution factor of 4.2 percent at zero grade and a mining loss factor of 4 percent for the operation. These additional mining dilution and mining loss factors over the dilution built into the resource model are based on Behre Dolbear's experiences with similar gold projects. The dilution factor and mining loss factors should be adjusted based on the production reconciliation in future mine production.

                                   TABLE 17.7
         HEAP LEACH PIT OPTIMIZATION PARAMETERS FOR THE BOREALIS PROJECT

ITEM                                 DEPOSIT        PARAMETER
----                              -------------   -------------
mining cost (ore and waste)            all          $0.85/ton
G&A Cost (ore only)                    all          $0.40/ton
processing cost (ore only)             all          $3.50/ton
gold recovery oxide               Freedom Flats        80%
   mixed                          Freedom Flats        55%
   sulfide                        Freedom Flats        20%
   oxide                              others           75%
refining cost                          all         $3.00/ounce

Internal cutoff grades based on recoverable gold grade and diluted gold grade have been calculated for each zone of each deposit using all the operating costs except for the mining cost. This internal cutoff grade is used to separate ore and waste for the current conceptual study.

Diluted mineral resources above the internal cut-off gold grade and the waste material within the optimized pit shells at various assume economic conditions for different deposits are summarized by Tables 17.8 and 17.9. A waste tonnage allowance of 25 percent for ramp design has been added on the pit optimization results in the Tables.

                                   TABLE 17.8
    HEAP-LEACH PROCESSING PIT OPTIMIZATION RESULTS FOR FREEDOM FLATS DEPOSIT

                      INTERNAL CUTOFF (OPT)
  AU                  ---------------------    RESOURCE    RECAU    RECAU     AU       AU
PRICE     ZONE            RECAU*     AU          TONS       OPT      OZS      OPT      OZS
-----   -------           ------   -----      ---------   ------   ------   ------   ------
$350/   oxide              0.011   0.014        165,231   0.0516    8,526   0.0645   10,657
ounce   mixed              0.011   0.021        115,307   0.0380    4,382   0.0691    7,968
        sulfide            0.011   0.057         45,538   0.0511    2,327   0.2554   11,630
                           -----   -----      ---------   ------   ------   ------   ------
        Total                                   326,076   0.0467   15,235   0.0928   30,256
                           =====   =====      =========   ======   ======   ======   ======
        waste**                                 854,231
        strip ratio                                2.62

$375/   oxide              0.011   0.013        170,384   0.0508    8,656   0.0635   10,819
ounce   mixed              0.011   0.019        116,384   0.0378    4,399   0.0687    7,996
        sulfide            0.011   0.053         45,923   0.0508    2,333   0.2540   11,664
                           -----   -----      ---------   ------   ------   ------   ------
        Total                                   332,691   0.0463   15,388   0.0916   30,479
                           =====   =====      =========   ======   ======   ======   ======
        waste**                                 887,309
        strip ratio                                2.67

$400/   oxide              0.010   0.012        174,769   0.0501    8,756   0.0626   10,941
ounce   mixed              0.010   0.018        126,692   0.0360    4,561   0.0655    8,298
        sulfide            0.010   0.049         48,308   0.0488    2,357   0.2440   11,787
                           -----   -----      ---------   ------   ------   ------   ------
        Total                                   349,769   0.0448   15,674   0.0887   31,026
                           =====   =====      =========   ======   ======   ======   ======
        waste**                                 930,675
        strip ratio                                2.66

$450/   oxide              0.009   0.011        187,461   0.0488    9,148   0.0609   11,416
ounce   mixed              0.009   0.016        145,384   0.0340    4,943   0.0619    8,999
        sulfide            0.009   0.044         58,385   0.0439    2,563   0.2192   12,798
                           -----   -----      ---------   ------   ------   ------   ------
        Total                                   391,230   0.0426   16,654   0.0849   33,214
                           =====   =====      =========   ======   ======   ======   ======
        waste**                               1,237,501
        strip ratio                                3.16

$500/   oxide              0.008   0.010        194,308   0.0480    9,327   0.0599   11,639
ounce   mixed              0.008   0.014        153,307   0.0331    5,074   0.0602    9,229
        sulfide            0.008   0.039         62,077   0.0419    2,601   0.2096   13,011
                           -----   -----      ---------   ------   ------   ------   ------
        Total                                   409,692   0.0415   17,002   0.0827   33,879
                           =====   =====      =========   ======   ======   ======   ======
        waste**                               1,347,213
        strip ratio                                3.29

*    RecAu - recoverable gold;

** A waste tonnage allowance for ramp design of 25% has been added to the waste tonnage in the optimized pit shell to ensure a correct financial analysis.

                                   TABLE 17.9
                 HEAP-LEACH PROCESSING PIT OPTIMIZATION RESULTS
         FOR BOREALIS, POLARIS, EAST RIDGE AND NORTHEAST RIDGE DEPOSITS

                     INTERNAL CUTOFF
                          (OPT)
  AU                 ---------------    RESOURCE   RECAU    RECAU      AU       AU       WASTE**    STRIP
PRICE     DEPOSIT     RECAU*     AU       TONS      OPT      OZS      OPT      OZS        TONS      RATIO
-----   ----------   -------   -----   ---------   -----   -------   -----   -------   ----------   -----
$350    Borealis      0.011    0.015     450,963   0.074    33,416   0.099    44,555    1,408,150    3.12
/oz     Polaris       0.011    0.015     319,407   0.026     8,193   0.034    10,924    1,270,371    3.98
        East Ridge    0.011    0.015     674,963   0.019    12,858   0.025    17,144      175,555    0.26
        NE Ridge      0.011    0.015     488,889   0.028    13,750   0.038    18,333    1,667,039    3.31
                      -----    -----   ---------   -----   -------   -----   -------   ----------    ----
        TOTAL         0.011    0.015   1,934,222   0.035    68,217   0.047    90,956    4,471,115    2.31
                      =====    =====   =========   =====   =======   =====   =======   ==========    ====

$375    Borealis      0.011    0.014     526,815   0.068    35,718   0.090    47,624    2,057,781    3.91
/oz     Polaris       0.011    0.014     416,000   0.025    10,327   0.033    13,770    1,702,225    4.09
        East Ridge    0.011    0.014     775,704   0.018    14,254   0.025    19,005      197,778    0.25
        NE Ridge      0.011    0.014     625,778   0.026    16,145   0.034    21,527    1,916,299    3.06
                      -----    -----   ---------   -----   -------   -----   -------   ----------    ----
        TOTAL         0.011    0.014   2,344,297   0.033    76,444   0.043   101,925    5,874,083    2.51
                      =====    =====   =========   =====   =======   =====   =======   ==========    ====

$400    Borealis      0.010    0.013     556,445   0.065    36,141   0.087    48,188    2,081,485    3.74
/oz     Polaris       0.010    0.013     459,852   0.024    11,243   0.033    14,991    1,899,261    4.13
        East Ridge    0.010    0.013     903,112   0.018    15,917   0.024    21,223      234,074    0.26
        NE Ridge      0.010    0.013     777,482   0.024    18,660   0.032    24,879    2,261,484    2.91
                      -----    -----   ---------   -----   -------   -----   -------   ----------    ----
        TOTAL         0.010    0.013   2,696,891   0.030    81,961   0.041   109,282    6,476,304    2.40
                      =====    =====   =========   =====   =======   =====   =======   ==========    ====

$450    Borealis      0.009    0.012     685,037   0.057    38,996   0.076    51,994    2,957,033    4.32
/oz     Polaris       0.009    0.012     512,000   0.024    12,250   0.032    16,333    2,142,225    4.18
        East Ridge    0.009    0.012   1,268,149   0.016    20,259   0.021    27,012      387,408    0.31
        NE Ridge      0.009    0.012     964,742   0.022    21,128   0.029    28,170    2,439,263    2.53
                      -----    -----   ---------   -----   -------   -----   -------   ----------    ----
        TOTAL         0.009    0.012   3,429,928   0.027    92,632   0.036   123,509    7,925,928    2.31
                      =====    =====   =========   =====   =======   =====   =======   ==========    ====

$500    Borealis      0.008    0.011   1,114,075   0.047    52,640   0.063    70,187    9,129,561    8.19
/oz     Polaris       0.008    0.011     702,815   0.022    15,444   0.029    20,592    3,067,411    4.36
        East Ridge    0.008    0.011   1,624,891   0.015    24,008   0.020    32,010      523,704    0.32
        NE Ridge      0.008    0.011   1,420,446   0.019    27,379   0.026    36,505    3,524,450    2.48
                      -----    -----   ---------   -----   -------   -----   -------   ----------    ----
        TOTAL         0.008    0.011   4,862,227   0.025   119,471   0.033   159,295   16,245,126    3.34
                      =====    =====   =========   =====   =======   =====   =======   ==========    ====

*    RecAu - recoverable gold;

** A waste tonnage allowance for ramp design of 25% has been added to the waste tonnage in the optimized pit shell to ensure correct financial analysis.

17.2.2 MINING POTENTIAL FOR THE HEAPS, DUMPS AND STOCKPILES

All the resources from heaps, dumps and stockpiles in Table 17.5 are considered as potentially mineable resources in this study. Further study is needed to determine their economics.

17.2.4 MINING POTENTIAL OF FREEDOM FLATS USING A 2,000TPD SULFIDE MILL COMBINED WITH HEAP LEACHING

An additional mining potential analysis has also been conducted for the Freedom Flats zone, assuming open-pit mining and a 2,000 ton per day sulfide mill combined with heap-leach processing for the lower-grade material. The heap-leach Lerchs-Grossman (LG) pit generated in Section 17.2.1 was used as the starting surface for LG pit optimization for additional mill operation mining potential. The combination of the heap-leach pit and the mill pit was considered as the LG pit for the combined mill/heap-leach operation. Gold prices used for the mill LG pit optimization are the same as those used for heap-leach LG pit optimization. Cost parameters and metallurgical recoveries for the mill LG pit optimization are listed in Table 17.10.

                                   TABLE 17.10
           MILL PIT OPTIMIZATION PARAMETERS FOR THE BOREALIS PROJECT

ITEM                                     PARAMETER
----                                    -----------
mining cost (ore and waste)              $0.85/ton
Crushing & processing cost (ore only)    $12.00/ton
G & A cost (ore only)                    $0.40/ton
gold recovery oxide                         80%
   mixed                                    80%
   sulfide                                  90%
refining cost                           $3.00/ounce

Material above the mill cutoff grade inside the combined mill/heap-leach LG pit is considered as the mill mining potential; material below the mill cutoff grade but above the heap-leach cutoff grade inside the combined mill/heap-leach LG pit is considered as heap-leach mining potential (Table 17.11). Again, a ramp was not designed for this pit but a waste allowance of 25 percent has been added to the indicated waste.

                                   TABLE 17.11
   MILL/HEAP-LEACH PROCESSING PIT OPTIMIZATION RESULTS FOR FREEDOM FLATS ZONE

                     INTERNAL CUTOFF (OPT)
  AU    RESOURCE   ------------------------      TONS      RECAU    RECAU     AU       AU
PRICE     TYPE       ZONE    RECAU*     AU                  OPT      OZS      OPT      OZS
-----   --------   -------   ------   -----   ---------   ------   ------   ------   ------
$350/   mill       oxide      0.036   0.045      56,615   0.1031    5,837   0.1289    7,298
ounce              mixed      0.036   0.045      47,538   0.0973    4,625   0.1216    5,781
                   sulfide    0.036   0.040      73,615   0.1801   13,258   0.2001   14,730
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     177,768   0.1334   23,721   0.1564   27,809
                                              =========   ======   ======   ======   ======
        heap       oxide      0.011   0.014     112,846   0.0251    2,832   0.0313    3,532
        leach      mixed      0.011   0.021      70,615   0.0186    1,313   0.0338    2,387
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     183,461   0.0226    4,146   0.0323    5,919
                                              =========   ======   ======   ======   ======
                   Total                        361,229   0.0771   27,866   0.0934   33,728
                                              =========   ======   ======   ======   ======
                   waste**                    1,295,481
                   strip ratio                     3.59

$375/   mill       oxide      0.033   0.041      70,154   0.0898    6,300   0.1123    7,878
ounce              mixed      0.033   0.041      58,154   0.0859    4,995   0.1073    6,240
                   sulfide    0.033   0.037      77,154   0.1740   13,425   0.1932   14,906
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     205,462   0.1203   24,720   0.1413   29,024
                                              =========   ======   ======   ======   ======
        heap       oxide      0.011   0.013     104,538   0.0238    2,488   0.0297    3,105
        leach      mixed      0.011   0.019      62,923   0.0178    1,120   0.0324    2,039
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     167,461   0.0215    3,608   0.0307    5,143
                                              =========   ======   ======   ======   ======
                   Total                        372,923   0.0760   28,328   0.0916   34,168
                                              =========   ======   ======   ======   ======
                   waste**                    1,341,348
                   strip ratio                     3.60

$400/   mill       oxide      0.031   0.039      79,000   0.0834    6,589   0.1043    8,240
ounce              mixed      0.031   0.039      65,231   0.0804    5,245   0.1005    6,556
                   sulfide    0.031   0.034      83,077   0.1661   13,799   0.1845   15,328
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     227,308   0.1128   25,632   0.1325   30,123
                                              =========   ======   ======   ======   ======
        heap       oxide      0.010   0.012     101,000   0.0230    2,323   0.0287    2,899
        leach      mixed      0.010   0.018      67,538   0.0170    1,148   0.0310    2,094
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     168,538   0.0206    3,471   0.0296    4,992
                                              =========   ======   ======   ======   ======
                   Total                        395,846   0.0735   29,103   0.0887   35,116
                                              =========   ======   ======   ======   ======
                   waste**                    1,488,751
                   strip ratio                     3.76

$450/   mill       oxide      0.028   0.035     106,769   0.0701    7,485   0.0876    9,353
ounce              mixed      0.028   0.035      94,154   0.0657    6,186   0.0821    7,730
                   sulfide    0.028   0.031      93,615   0.1529   14,314   0.1698   15,896
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     294,538   0.0950   27,984   0.1120   32,979
                                              =========   ======   ======   ======   ======
        heap       oxide      0.009   0.011      87,000   0.0211    1,836   0.0263    2,288
        leach      mixed      0.009   0.016      61,769   0.0153      945   0.0281    1,736
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     148,769   0.0187    2,781   0.0270    4,024
                                              =========   ======   ======   ======   ======
                   Total                        443,307   0.0694   30,765   0.0835   37,003
                                              =========   ======   ======   ======   ======
                   waste**                    1,810,099
                   strip ratio                     4.08

$500/   mill       oxide      0.025   0.031     129,615   0.0626    8,114   0.0782   10,136
ounce              mixed      0.025   0.031     117,000   0.0583    6,821   0.0728    8,518
                   sulfide    0.025   0.028      99,615   0.1454   14,484   0.1615   16,088
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     346,230   0.0850   29,419   0.1003   34,741
                                              =========   ======   ======   ======   ======
        heap       oxide      0.008   0.010      70,308   0.0193    1,357   0.0240    1,687
        leach      mixed      0.008   0.014      45,231   0.0135      611   0.0246    1,113
                                              ---------   ------   ------   ------   ------
                   SUBTOTAL                     115,539   0.0170    1,968   0.0242    2,800
                                              =========   ======   ======   ======   ======
                   Total                        461,769   0.0680   31,387   0.0813   37,541
                                              =========   ======   ======   ======   ======
                   waste**                    1,898,365
                   strip ratio                     4.11

*    RecAu - recoverable gold;

** A waste tonnage allowance for ramp design of 25% has been added to the waste tonnage in the optimized pit shell to ensure a correct financial analysis.

                    18.0 OTHER RELEVANT DATA AND INFORMATION

Behre Dolbear is not aware of any other relevant data and information for the current preliminary scoping study of project development of the Borealis project that have not been discussed in this report.

                       19.0 INTERPRETATION AND CONCLUSIONS

As a result of its analysis, the evaluation Team summarizes and concludes that:

     - EXCELLENT EXPLORATION POTENTIAL: The Borealis district has exploration potential that far exceeds the currently identified mineral resources. Discovery potential includes oxide mineralization adjacent to existing pits, new oxide deposits within the large land position, sulfide mineralization below and adjacent to the existing pits, sulfide mineralization elsewhere on the property, particularly at the high-grade Graben deposit and its apparent extensions to the north.

     -    MULTIPLE TYPES OF GOLD RESOURCES AND DEVELOPMENT ALTERNATIVES:
          Multiple types of gold resources exist at Borealis and multiple mine development options are available to Gryphon Gold. Additional sampling, testing and engineering are warranted. As the business environment evolves and as additional project information becomes available, the preferred development plan and the alternative development plans should be frequently reevaluated.

     - IMMEDIATE ADVANCEMENT OF THE PHASED BUSINESS PLAN: Based on the currently available information, the preferred course of action for Gryphon Gold is the immediate advancement of the Phased Business Plan outlined in this report.

     - PROCESS HEAPS AND DUMPS: Depending upon the results of the anticipated drill program, the initial development phase is to process the existing heaps and dumps. Break-even cutoff grades for the existing heaps and dumps are sufficiently low that at least 5 to 6 million tons and perhaps as much as 10 million tons of this material could provide economic feed to the heap leach recovery plant.

     - FREEDOM FLATS & OTHER PITS: The second development phase is expected to focus on in-place mineralization, with the expansion to mining of resources at the Freedom Flats, Borealis, Polaris, East Ridge and North East Ridge pits. This option should be viable at a gold price of $350 per ounce or higher. When combined with 5 million tons or more of the existing heaps and dumps, the resources should be able to justify the construction of an ADR gold recovery plant to process solutions from a 1.5 million to 2.0 million ton per year heap leach operation.

     - EXPLORATION AND DEVELOPMENT OF DEEP HIGH-GRADE DEPOSITS: Cash flow from the oxide plant can be used for the exploration and development of the deeper high-grade sulfide mineralization in the Graben deposit.

     - POSITIVE IMPACT OF GOLD PRICES: Based on scoping-level financial analysis current gold prices are quite encouraging for the Borealis Property.

                              20.0 RECOMMENDATIONS

The Borealis property hosts multiple types of gold resources which provide multiple mine development options, or sequences of options. This situation allows Gryphon Gold increased business flexibility and reduced risks. The optimum mine development option is currently considered to be the staged approach outlined in Gryphon Gold's business plan. Details of this proposed sequence and its implications are discussed below. In addition, alternative development sequences are described. As the business environment evolves and as additional project information becomes available, the recommended plan and the alternatives should be reconsidered.

20.1 PHASED BUSINESS PLAN

Gryphon Gold has developed a phased Business Plan for re-development of the Borealis Project. After obtaining the necessary permits to conduct drilling and metallurgical testing, the major phases of the Business Plan are:

     - PHASE 1: evaluate the existing leach pads and mine dump materials for the possibility of releaching and gold production;

     - PHASE 2: further evaluate the remaining oxide ores in the district that could be mined and transported to the new leach pad; and

     - PHASE 3: evaluate the deeper high-grade sulfide mineralization found in numerous areas of the property, including exploration of the Graben deposit.

The prime purpose of these phased evaluations is, if warranted, to put the various resources into production and produce gold expeditiously.

20.2 RE-DEVELOPMENT ALTERNATIVES

The development scenario in Gryphon Gold's Business Plan is considered the Base Case. Development alternatives to the Base Case might include:

     - MEGA-OPEN PIT: Investigate the feasibility of mining the Freedom Flats and Graben resources by open pit methods;

     - IMMEDIATE GRABEN ACCESS: Proceed directly to the exploration and, if warranted, the pre-development of the Graben resource, without retreatment of the existing resources, etc. An exploration adit could be driven almost immediately from the current bottom of the Freedom Flats pit;

     - DISTRICT OXIDE EXPLORATION: Postpone exploration of the Graben and explore the large land holdings for additional oxide and/or sulfide resources;

     - CUSTOM MILL HIGH GRADE: Consider the nearby custom mill or a small used sulfide mill to treat transition and sulfide ore from the Freedom Flats pit and the four other small pits;

     - SIMULTANEOUS GRABEN AND OXIDE: Mine only the oxide ore and the higher recovery transition ore from the Freedom Flats pit down to an elevation, which allows the Graben exploration adit to be driven. The remainder of the transition ore and all the sulfide ore would either be stockpiled or left in place in the pit bottom until a sulfide treatment plant was built to treat Graben ore. All economic existing resources would be heap leached to provide exploration funding; and

     - SIMULTANEOUS GRABEN AND HEAPS: Postpone mining the Freedom Flats pit; drive the Graben exploration adit, and process the economic existing heaps and dumps

With the possible exception of the first alternative, which still needs to be tested, the other options all have merit but will become more or less important depending upon the results of the test work on the existing heaps and dumps. At the present level of knowledge, the Base Case holds the best promise.

The current plan of securing the necessary permits and completing the drilling and metallurgical test work on the existing heaps and dumps should be expedited. A detailed description of the drill program is provided in the Appendices of this report.

20.3 OXIDE OPEN PIT DEVELOPMENT SEQUENCE

The plan outlined below assumes that permitting allows timely completion of the designed drilling program and the drilling program defines sufficient oxide ore to justify development. Having obtained the tonnages and grades of all the resources available for treatment in a heap leach oxide ore plant, a decision can be made leading to one of three alternates: build an oxide ore treatment plant, explore for additional oxide ore, or postpone the oxide plant and proceed directly to the exploration of the Graben. Assuming a successful drilling and metallurgical testing program on the existing heaps and dumps, and a positive production decision on an oxide ore processing plant, the following steps will be implemented:

1. WATER SUPPLY: The adjacent water wells will be reactivated, a pipeline to the property will be constructed, and a storage tank adjacent to the planned facilities will be built. (Additional discussion is provided in the section on Infrastructure.)

2. PAD CONSTRUCTION: The ground between Leach Pad 3 and Leach Pad 2 will be leveled and graded; the first phase of a fully-lined leach pad, designed ultimately to contain 10-12 million tons of crushed ore, will be constructed.

3. INITIAL HEAP MINING: A mining and crushing contractor will be engaged for all mining. Initially, only a loader and one or two trucks will be needed to pick up and transport to a secondary crushing installation the partially crushed existing heaps containing 4-5 million tons of economic materials. The crusher will be adjacent to the heap. Equipment sizing will likely be in the range of 75-ton rear dump trucks and 10-12 cu.yd. front-end loaders, the latter being used to load and haul when the mining face and the crusher are close enough to each other. Mining costs for the existing heaps and dumps are expected to be very low, as no drilling and blasting and probably no haulage trucks will be required. It is also possible that this material could be transported to the crusher with a simple portable conveyor system.

4. POWER SUPPLY: A power generating plant and fuel storage tank will be purchased and installed to initially provide power for the crusher, portable offices, etc. Additional generating units will be added later to power a 2-stage crusher and pumps, etc., for the processing plant (ADR or carbon plant). (Additional discussion is provided in the section on Infrastructure.)

5. BUILD ADR PLANT: An ADR plant sized to treat leach solutions from a 2-million ton per year ore mining operation will be purchased and installed adjacent to the heap leach pad. Lined ditches, piping, pumps, and ponds will be added. All oxide ore and the higher recovery transition ore will be treated by heap leaching, followed by an ADR carbon plant. The lower recovery transition ore and any sulfide ore encountered will either be left in situ for future mining, sent to a custom mill, or stockpiled until a sulfide ore treatment plant is available to process it.

6. BEGIN MINING IN-SITU ORE: The mining contractor will be contracted to bring in additional equipment to commence stripping and mining of the in-situ ore and waste in the Freedom Flats and four other small open pits containing oxide ore. Mining of the ore from the existing pits, however, will require drilling, blasting, loading and hauling of ore to the crusher as well as waste removal to a suitable nearby location.

7. EXPAND CRUSHING: It is also planned to use a contractor to do the crushing, which will be to 3/4 in or 1/2 in depending upon the results of the test work. Most of the existing heaps will require only secondary crushing, as they have already been partially crushed, but the existing "waste dumps" will require two stages of crushing. Before the existing, partially crushed, heap ore is exhausted, the crushing contractor will bring in a primary crushing unit to crush the existing, economic run-of-mine heaps, as well as the ore from Freedom Flats, and four other small open pits.

8. OXIDE EXPLORATION: While the existing heaps, stockpiles, dumps and known open-pit oxide resources are being processed, exploration for additional oxide ore on the property will be carried out.

9. UNDERGROUND EXPLORATION/DEVELOPMENT: As soon as mining in the Freedom Flats pit has proceeded to a sufficient depth, an underground mining contractor will be engaged to drive an exploration/production decline into the Graben high-grade underground deposit.

10. GRABEN INFILL DRILLING: Definitive exploration drilling of the Graben will then be done from this decline and its associated crosscuts.

                                 21.0 REFERENCES

Chemex, November 1986, Report on Fire Assay and Cyanide Leach Results Reported to Tenneco, Hawthorne, During the 1986 Season; 5 pages,

Echo Bay Mines, August 1986, Monthly Report (by Tony Eng); 6 pages.

Eng, T., 1990, Geology and Mineralization of the Freedom Flats Gold Deposit, Borealis Mine, Mineral County, Nevada; Echo Bay Mines report, 39 pages.

Ivosevic, S.W., April 1979, 1978 Progress Report on Borealis Au Project, Ramona District, Mineral County, Nevada; Houston International Minerals Co. report, 86 pages.

John T. Boyd Co., January 1981, Reserve Study and Mining Plan, Borealis Project, Mineral County, Nevada; 103 pages.

Knight Piesold Consulting, June 2003, Borealis Project Engineering and Environmental Evaluation and Pre-Feasibility Cost Estimates, Report of Findings; 43 pages.

Santa Fe Pacific Mining, July 1993, Monthly Activity Report; 5 pages.

                                    22.0 DATE

This Technical Report, on A Preliminary Scoping Study of Project Development for The Borealis Gold Project, Nevada, USA, is dated June 7th, 2004.

        23.0 ADDITIONAL REQUIREMENTS FOR TECHNICAL REPORT ON DEVELOPMENT
                      PROPERTIES AND PRODUCTION PROPERTIES

23.1 MINING

23.1.1 SURFACE MINING

All mining and crushing will be done by a contractor. Until the contractor has been selected, the exact number of units utilized and their manufacturer is unknown. However, the sizes of primary equipment will likely be 50-75 ton haulage trucks (Caterpillar model 773 or 775 or the equivalent), 12-15 cu-yd. front-end loaders (Caterpillar model 992 or equivalent) and blast hole drills to drill 6 1/4-inch diameter holes in 20-foot high benches (Ingersoll Rand model DM-30 or the equivalent).

Drill pattern will likely approximate 15x15 feet and blasting agent will be ANFO, either bagged or in bulk from an ANFO truck. Auxiliary equipment employed by the contractor will likely include tracked and rubber-tired dozers, a motor grader and a water truck, and miscellaneous small support equipment.

Depending upon the final production schedule and the size of the equipment fleet, the work schedule in the mine should be either one or two 10-hour shifts per day, five days per week. The crusher schedule will parallel that of the mine.

Initially only a loader and one or two trucks will be needed to pick up and transport to a secondary crushing installation the partially crushed existing heaps containing 4 to 5 million tons of economic material. The crushing plant will be located as close as possible to the heaps, so that it may be possible for the loader to tram the material directly to the crusher without the use of trucks.

Part way through this mining operation, the contractor will bring in additional equipment to commence stripping and mining of the Freedom Flats Pit. A primary crusher will also be added ahead of the secondary to crush the Freedom Flats material as well as the uncrushed material in the existing economic run-of-mine heaps and low grade stockpiles.

As soon as open pit mining of the Freedom Flats pit has progressed deep enough, an underground mining contractor will be engaged to drive the Graben exploration decline.

Power and water supply systems, etc., are described in the infrastructure section of this report (Sec. 23.2).

23.1.2 UNDERGROUND MINING

The oxide development plan outlined above states that when mining in the Freedom Flats pit has proceeded sufficiently, an underground mining contractor will be engaged to drive an exploration/production decline into the Graben high-grade underground deposit. Definitive exploration drilling of the Graben will then be done from this decline and its associated crosscuts. It is expected that successful exploration of the Graben will lead to the construction of a sulfide ore treatment plant, which will start up while the oxide ore plant is still operating.

A higher degree of definition is required for deposits to be mined underground. This is seldom achievable, at reasonable costs, from surface drill holes. The proximity of the Freedom Flats open-pit allows for underground exploration of the Graben deposit via a lower cost decline. The decline can be driven to facilitate underground exploration and then serve in the future as the main access to the mine.

The decline should be collared at least 30 feet above the floor of the open-pit and driven at a gradient not to exceed minus 15%. A 10 foot by 10 foot exploration-only decline will likely be driven first. However, ideally an 18-foot wide by 16.5-foot high dual purpose decline, sufficiently large to accommodate the size of haulage trucks to meet the 1,000 to 2000 ton per day production requirements could be chosen and this will be considered when the time comes. (The cost savings of driving a smaller cross section decline required for underground exploration and later enlarging the cross section to meet production requirements are not usually realized since the rule of thumb is that it costs 75% of the original costs to strip the original decline to the larger size).

The lateral development is initially intended for exploration drilling and then for underground mine development. The initial lateral is developed where the decline ends at the mid point of the mineralization, running parallel to the footwall. At a later date, the decline would be extended down to the lowest elevation of the mineralization. A third drift would come off of the decline and go across the top of the deposit, again in the footwall.

The underground exploration program should consist of diamond drilling, driving drifts through the deposit, geotechnical data collection, and obtaining a bulk sample for metallurgical testing. The required drill hole spacing varies with the grade and thickness of the ore zones; however, it is seldom more than 50-foot centers and can be as close as 10-foot centers.

The geotechnical data variability of the deposit will determine the mining method to be selected. The team believes that likely mining methods would be either sub-level open stoping with delayed fill or a combination of cut and fill and drift and fill. Paste fill may be suitable. Direct mining costs vary from $25.00 per ton to $35.00 per ton with $4.00 to $5.00 in additional cost for mine G & A.

Figures 23.1 and 23.2 are schematics of the Graben resource with conceptual exploration and development layouts.

                                    (GRAPHIC OMITTED)

                    FIGURE 23.1 PROPOSED UNDERGROUND WORKINGS
                          WITH HIGH-GRADE OREBODIES IN
   GRABEN AND FREEDOM FLATS DEPOSITS (LOOKING N35 DEGREES E, DIP +5 DEGREES).

                                    (GRAPHIC OMITTED)

      FIGURE 23.2 PROPOSED UNDERGROUND WORKINGS WITH LOW-GRADE OREBODIES IN GRABEN AND FREEDOM FLATS DEPOSITS (LOOKING N35 DEGREES E, DIP +5 DEGREES).

23.2 INFRASTRUCTURE

Infrastructure issues are covered in several places within this report. Outlined below are the major components of infrastructure for Borealis.

PLANT ROADS AND FENCING: Two lane roads will be provided for access to plant facilities on the site. The main access road from the existing road will be upgraded and relocated as required. The roads will be surfaced to preserve their integrity, with ditches and culverts to accommodate local runoff. A graded parking lot will be provided for owner's employees and contractor's employees. Fencing will enclose the process area, solution ponds, the generator sets/substation and the propane tank.

PLANT DRAINAGE: Runoff from buildings and plant facilities will be collected and recycled to process facilities or treated as required.

OFFICES, CHANGE HOUSE, LUNCH ROOM AND LABORATORY: Standard manufactured trailers on concrete slabs, insulated and air-conditioned, will be provided to accommodate these facilities.

SEWAGE DISPOSAL: A septic tank and leach field will be installed to take care initially of the small work force, but sized for the expansion to cover the workforce at the Graben and a sulfide mill.

TRUCK SHOP: The contractor will be asked to supply maintenance facilities for his equipment. A small one-bay prefabricated structure will be built for the owner's small equipment.

WAREHOUSE: A mine equipment warehouse will not be required. Spare parts for the processing plant will be stored in a trailer on a slab, adjacent to the plant.

COMPRESSED AIR: Service air connections located throughout the process area will be supplied with plant air at 100psi from one 150cfm compressor. Instrument air will be supplied through the plant system through an air drier and filter.

PROPANE FUEL SYSTEM; Propane fuel will be used for building heat, for firing the steam boiler, rotary kiln, and melting furnace and for hot water. A 10,000 gallon steel tank will be provided for propane storage. The tank will have concrete spread footings, a vaporizer, and an unloading station and will be located in a fenced area.

POWER SUPPLY: Total electrical load is expected to be approximately 2 MW. The crushing plant will be the largest load and the contractor may bring his own generators. There is a power line that passes relatively close to the property and could be tapped into, although an expensive transformer would be required. At this point in time, it is expected that power will be supplied by generators, although the economics of using the existing power line will be examined.

WATER SUPPLY: Gryphon Gold is applying for water rights from land located approximately 5 miles from the minesite. There are two existing wells and a pipeline, all left over from the previous mining operations, and they may still be useable. Water will be initially required only for the heap leaching operations, but later will also be required for a sulfide mill to treat the ore from the Graben. Because there is an over-allotment of water rights in the area, it is possible that the size of the two types of operations may have to be limited by the available water.

A simplified site/facilities map is provided as Figure 23.3.

                                    (GRAPHIC OMITTED)

23.3 ENVIRONMENTAL CONSIDERATIONS

Environmental and permitting considerations at Borealis have been investigated by Knight Piesold (environmental engineer and consultant) and their work on the project is ongoing. This section provides a summary of the environmental considerations and is excerpted from Gryphon Gold's due diligence on the Borealis project in June 2003.

Knight Piesold has visited the Borealis project site, met with key permitting agencies and reviewed the materials in the NBMRR files. Knight Piesold has developed leach pad and process solution collection system concepts that appear to accommodate the required production for the project. It appears that the overall project environmental and reclamation commitments will be in line with those that are generally accepted by the Nevada mining industry and regulatory community. There are no fatal flaws in the Borealis Mine Development Project according to Knight Piesold (Knight Piesold, 2003).

Important findings include:

     - NO OBVIOUS REASONS THAT EXTRAORDINARY COMMITMENTS REQUIRED: The fact that the Borealis project has been historically mined and successfully reclaimed will contribute well to the permitting process. Reclamation practices have been proven at this site and can be demonstrated through the baseline environmental inventories relative to the reclamation program implemented in the early 1990s. Many of the questions that persist in greenfield mine developments have already been answered at Borealis through years of mining operations, closure, reclamation and monitoring programs upon which contemporary programs can be cost-efficiently tiered.

     - ALL RECLAMATION ACTIVITIES WERE COMPLETED BY 1994: Closure activities for the site included rinsing the heaps until pH and cyanide levels in the effluent had stabilized to acceptable levels. Pad side slopes were first graded to approximately be a 3H:1V (horizontal to vertical) slope to cover the exposed liner footprint, covered with a layer of plant growth media excavated from the Freedom Flats area, and planted with a mixture of native and non-native seed.

     - CRITICAL BASELINE DATA TO DOCUMENT IMPACT OF PAST OPERATIONS: There are certain environmental evaluations that routinely must be completed in order to provide the information against which project impacts are measured. Both the US Forest Service (USFS) and the Nevada Bureau of Mining Regulation and Reclamation (NBMRR) have requirements to profile existing conditions and to evaluate what effects will result from implementing the project plans on those resources. Given the historic mining use of the land and potential existing contamination at the site, it will be important to make sure that the baseline data delineate the current site conditions, especially in the area of the heap leach pads, in order to clearly document the background conditions against which the Joint Venture's activities can be measured.

     - ENVIRONMENTAL INVENTORY: Background information on geology, air quality, soils, biology, water resources, social and economic conditions, and cultural resources will need to be assembled. Some of this information is available in historical project records on file with both NBMRR and USFS. However, having reviewed the quality of information contained in the NBMRR files, it is Knight Piesold's opinion that additional information must be generated in order to support approvable decision packages submitted to the agencies.

     - DEVELOPMENT WITHIN FOOTPRINT OF PAST MINING: Preliminary site development concepts suggest that both Phases 1 and 2 can be accomplished within the footprint of the previous Borealis Mine land disturbance. The apparent shape and size of mineralized zones identified in the Graben Zone suggest higher-grade sulfide deposits that may be amenable to underground mining activities. While it is conceivable that additional exploration may prove a substantial gold resource amenable to open pit mining, the current information suggests that underground development is a more plausible option at this time, and may be more straightforward to permit.

     - THREE PHASED PERMITTING PROCESS: A three-phased permitting process has been scoped. In order to maintain the nomenclature established by Golden Phoenix in their press release, the first permitting phase will be referred to as Phase 0, which would proceed immediately after the due diligence decision is made and will be fast tracked to define the exploration activities needed to prove the mineral resource, condemn the pad sites and support infrastructure, and obtain environmental baseline data to support the permitting packages for Phase 1 and 2 of the project. Phases 1 and 2 would be permitted as a single application, and development of the application package would proceed immediately after completion of the Phase 0 package, and concurrent with the Phase 0 field program. Concurrent exploration activities in the Graben zone and other exploration targets would be included in the Phase 1 and 2 permit package. Development of Phase 3 resources, assuming exploration program success, would follow later in the project life. For the purposes of the Phase 1 and 2 permitting, the Phase 3 development would be introduced and evaluated as a reasonably foreseeable cumulative impact of the project.

23.4 COSTS AND FINANCIAL ANALYSIS

This section provides preliminary capital expenditures, operating costs, and financial analysis of Freedom Flats and four small open pits.

23.4.1 CAPITAL COSTS

Capital costs for the initial Phase 1 redevelopment at Borealis are estimated as approximately $5.759 million, with the cost components as follows.

Permitting & Project Management                                       $1,265,000
   Mining and crushing - by contractor                                $  150,000
Processing
   ADR plant for 2 million tpy of ore (used)                          $1,500,000
Pad construction
   1st Phase (per Knight Piesold estimate of $3.5 million)            $1,687,000
Infrastructure
   Power, water, trailer office, etc., (estimated range of
   $0.3-0.4 M)                                                        $  400,000
Reclamation Bond
   Required up-front payment of total amount of $2.8 million          $  500,000
ECPM                                                                  $  257,000
                                                                      ----------
   TOTAL                                                              $5,759,000
                                                                      ==========

23.4.2 OPERATING COSTS

The following tabulation (Table 23.1) summarizes the costs listed in the parameters for the heaps and dumps and for the new oxide and sulfide resource operations. The Team assembled these scoping-level costs utilizing contractor bids for similar, nearby operations in Nevada, as well as the overall experience of the members of the Team.

                                   TABLE 23.1
    OPERATING COSTS - EXISTING HEAPS & DUMPS AND NEW OXIDE & SULFIDE RESOURCE

                                                    NEW RESOURCE
                                  EXISTING HEAP   ----------------
ITEM                                AND DUMPS      OXIDE   SULFIDE
----                              -------------   ------   -------
Mining Ore & Waste        $/ton       0.30        0.85      0.85
Crushing-Single Stage     $/ton       0.85          --        --
Crushing-Two-stage        $/ton       1.25        1.25      1.25
Stacking                  $/ton       0.25        0.25        --
Processing                $/ton       2.00(1)     2.00(1)  10.75(2)
G&A                       $/ton       0.40        0.40      0.40(3)
Refining                $/ounce       3.00        3.00      3.00

Notes:

1.   Assumes 2-million tpy operation

2.   Assumes 700,000 tpy operation. Includes concentrate treatment cost.

3.   Assumes concurrent operations with the oxide plant

23.4.3 FINANCIAL ANALYSIS

Summarized below in Tables 23.2 and 23.3 are financial analyses of two development scenarios, both evaluated with a gold price of $350 per ounce. Using the operating costs listed in Table 23.1, the heap leaching and ADR plant scenario has a cash cost of $183 per ounce and the sulfide milling combined with a heap leach operation scenario has a cash cost of $155 per ounce. Gryphon Gold's preliminary cash flow analysis is included in the Appendices of this report.

                                   TABLE 23.2
         FINANCIAL ANALYSIS: HEAP LEACHING AND ADR PLANT (ALL FIVE PITS)

RESOURCE
   Potentially Mineable Resource:
      2,260,300 tons @ recov. grade of 0.0369 opt = 83,452 recov. ozs
   Waste: 5,325,500 tons (incl. 25% allowance for ramps)

REVENUES                            = 83,452 ozs x ($350-$12.25-$3.0)
                                    = 83,452 x 334.75 = $27.935million

COSTS
   Mining Waste:                      5,325 kt x $0.85 = $ 4.526 M
   Mining Ore:                        2,260 kt x $0.85 = $ 1.921 M
   Crush, Stack, Process Ore          2,260 kt x $3.50 = $ 7.910 M
   General & Administration:          2,260 kt x $0.40 = $ 0.904 M
                                                         ---------
   Total Costs                                         = $15.261 M

FINANCIAL RESULTS
   Net Cash Flow Before Capex       = $12.674 M
   Cash Cost per Recovered Ounce    = $182.87/oz
   Net Cash Flow per Recov. Ounce   = $151.87/oz

                                   TABLE 23.3
            FINANCIAL ANALYSIS: COMBINED HEAP LEACH AND SULFIDE MILL
                            (Freedom Flats zone only)

RESOURCE
   Potentially Mineable Resource:
      Heap Leach: 183,461 tons @ recov. grade of 0.0226 = 4,146 recov. Ozs
      Sulfide:    177,768 tons @ recov. grade of 0.1334 = 23,721 recov. Ozs
      Waste:      1,295,481 tons (incl. 25% allowance for ramps)

REVENUES                            = 27,866 ozs x ($350-12.25-3.00)
                                    = 27,866 ozs x 334.75 = $9.328 M

COSTS
   Mining Waste:                      1,295.5 kt x $0.85 = $1.101 M
   Mining Ore:                          361.2 kt x $0.85 = $0.307 M
   Crush, Stack, Process Oxide
      Ore:                              183.5 kt x $3.50 = $0.642 M
   Crush and Process Sulfide Ore       177.8 kt x $12.00 = $2.134 M
   General & Administrative:            361.2 kt x $0.40 = $0.146 M
                                                           --------
   Total Costs                                           = $4.330 M

FINANCIAL RESULTS
   Net Cash Flow Before Capex       = $4.998M
   Cash Cost per Recov. Oz          = $155.39
   Net Cash Flow per recov. Oz      = $179.36

                           24.0 CERTIFICATE OF AUTHORS

                                  BEHRE DOLBEAR

                          BEHRE DOLBEAR & COMPANY, INC.

                    600 Seventeenth Street, Suite 2100 South
                              Denver, CO 80202 USA
                              Phone: 303-620-0020
                               Fax: 303-620-0024
                            Email: denver@dolbear.com

I, Qingping Deng, Ph.D., C.P.Geol., do hereby certify that:

1.   I am currently employed as the Director of Ore Reserves and Mine Planning by:

     Behre Dolbear & Company, Inc.
     600 Seventeenth Street, Suite 2100 South
     Denver, CO 80202
     USA

2. I graduated with a degree of B.Sc. in Geology and a degree of M.Sc. in Geology from the Central South Institute of Mining and Metallurgy in China in 1981 and 1984. I graduated with a degree of Ph.D. in Geology from the University of Texas at El Paso in 1990.

3. I am a Certified Professional Geologist of the American Institute of Professional Geologists with a certification number of 10515.

4. I have worked as a geologist and ore reserve specialist for a total of 20 years since my graduation from university.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6. I am responsible for the preparation of the technical report titled A Preliminary Scoping Study of Project Development for the Borealis Gold Project, Nevada, USA, dated June 7th, 2004 (the "Technical Report") relating to the Borealis gold property. I visited the Borealis property on November 16th, 2004, reviewed the typical core intercepts of the mineralization, and observed the existing site conditions.

7. I had prior involvement with the property that is the subject of this Technical Report. I completed a brief resource/reserve review of the Borealis gold property for Behre Dolbear & Company, Inc. in 2003.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9. I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 7th day of June, 2004.


/s/ Qingping Deng                            (SEAL)
------------------------------------------
Qingping Deng Ph.D. C.P. Geol. (CPG 10515)

                               25.0 ILLUSTRATIONS

All illustrations for this technical report are included in the body of the report with the text from which they are referenced or in the Appendixes.

                                   APPENDIX 1:
          IN-SITU MINERAL RESOURCE MODEL IN MAIN BOREALIS PROJECT AREA

                                   APPENDIX 1
          IN-SITU MINERAL RESOURCE MODEL IN MAIN BOREALIS PROJECT AREA

An in-situ resource model has been developed for the conceptual study of the Borealis project. Mineralized zones included in the resource model include Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge. This resource modeling is a joint effort between Gryphon Gold and Behre Dolbear. Procedures and parameters for the analysis include inputs from both parties. Database, procedures and parameters used for developing the resource model, as well as resource classification are discussed in details below.

A1.1 DATABASE

A1.1.1 DRILL HOLE DATABASE

The drill hole database used for the resource modeling was compiled and verified by Golden Phoenix. No database quality verification has been conducted by Behre Dolbear for the current study. Behre Dolbear did note a few inconsistencies in the database, which were checked with Golden Phoenix and/or Gryphon Gold and corrections ware made if necessary.

The drill hole database used for the main Borealis project area contains 1,747 drill holes with a total drilled length of 510,712 feet (Table A1.1). Those holes were drilled by different operators on the property. Drill hole types include diamond core holes, reverse circulation (RC) holes and rotary holes. Some of the core holes have down-hole survey information. Mineralized zones covered by these drill holes include the Freedom Flats, Graben, Borealis, Polaris, East Ridge and Northeast Ridge. All the six mineralized zones except Graben have been partially mined by previous operators of the project; the Borealis and Polaris pits have been back-filled with waste from the Freedom Flats pit. There are additional 487 drill holes with a total drilled length of 103,562 feet in the Cerro Duro, Jamies Ridge, and Purdy's Peak area, at approximately three miles distant northwest of the current in-situ resource modeling area, but they have not been included in this resource study. The total existing drilling for the entire Borealis project, therefore, is 2,234 holes with a total drilled length of 614,274 feet.

                                   TABLE A1.1
                     DRILL HOLES USED FOR THE CURRENT STUDY

ZONE              NUMBER OF HOLES   TOTAL LENGTH (FT)
----              ---------------   -----------------
Graben                   143             111,465
Freedom Flats            201             109,011
Borealis                 518             113,415
Polaris                  239              48,257
East Ridge               253              40,791
Northeast Ridge          393              87,773
                       -----             -------
TOTAL                  1,747             510,712
                       =====             =======

Drill hole sampling length is generally 5 feet for the RC holes, but it varies for the core holes based on the geological intervals. Sampling length is up to 25 feet for some of the early rotary holes. Gold assays in parts per billion
(ppb) and troy ounces per short ton (opt) are provided for most of the sampling intervals. Silver assays in parts per million (ppm) and opt are also provided for some of the sampling intervals. Silver grade was not modeled in this study. Historical records indicate a silver to gold ratio of approximately 5:1.

The oxidation zones of most of the drill holes in the Freedom Flats and Graben deposits were provided by Gryphon Gold based on available original drill hole logs; they were used to construct an oxidation model for the two deposits.

A1.1.2 TONNAGE FACTORS

The historical tonnage factor used for the project by different companies varies widely. Based on recent information on bulk density measurements for the project, the following tonnage factors were used in this study:

Freedom Flats:                                        13 ft(3)/ton
Graben high-grade (inside the 0.1 opt Au envelope):   12 ft(3)/ton
Graben low-grade (outside the 0.1 opt Au envelope):   13 ft(3)/ton
Other four deposits:                                  13.5 ft(3)/ton

A1.1.3 TOPOGRAPHY

Three topographic surfaces were provided by Golden Phoenix for the project, including the original topography before mining, the topography at the end of open pit mining activity and the current topography. The current topography is different from the topography at the end of open pit mining because of post-mining reclamation and back-filling of the Borealis and Polaris pits.

The topography at the end of the mining was used to model the current in-situ mineralization of the project. Material between the original topography before mining and the topography at the end of mining is considered as mined material.

A1.2 GEOLOGICAL MODELING

Two geological models have been created for the resource modeling: a gold grade mineral envelope and an oxidation state model.

A1.2.1 GOLD GRADE MINERAL ENVELOPE

Gold grade mineral envelopes on cross sections have been produced by a consulting geologist of Gryphon Gold. Cross sections used for the mineral envelope modeling are oriented in east-west direction for the Graben deposit and at the azimuth of 318 degrees for the other deposits. Cross section spacing is 50 feet for the Graben and Freedom Flats deposits and 100 feet for the other deposits.

Original assay intervals were used for generating the mineral envelopes. A high-grade envelope at the cutoff gold grade of 0.10 opt and a low-grade envelope at the cutoff gold grade of 0.01 opt were defined on the cross sections for the Graben and the Freedom Flats deposits, whereas only a low-grade mineral envelope at the gold cutoff grade of 0.01 opt was defined for the other deposits.

The high-grade and the low-grade envelopes were digitized from the cross sections for the Graben and the Freedom Flats deposits. The Graben mineral envelopes were modified by Behre Dolbear based on 3-D relations of drill hole intercepts. Solids were created from these section outlines by projecting the outlines perpendicular to the section lines. The projection distance is generally half of the section spacing, i.e. 25 feet, but it is as large as 75 feet from the section line if no outlines were defined in adjacent sections. These solids were used to code the mineral envelopes to drill hole assay intervals and model blocks.

The mineral envelopes used for the resource modeling of the Borealis, Polaris, East Ridge and Northeast Ridge deposits were produced in a slightly different manner. The section outlines were generated on cross sections at 50-foot intervals and oriented at the azimuth of 318 degrees using the 20-foot composites on computer screen by Behre Dolbear. The section mineral envelopes defined by the Gryphon Gold consultant were only used as a check. In general, the two mineral envelopes agree reasonably well.

Figure A1.1 shows the 0.01 opt gold low-grade mineral envelope solids for the six deposits of the Borealis project, and Figure A1.2 shows the 0.10 opt gold high-grade mineral envelope solids for the Freedom Flats and Graben deposits.

                                    (GRAPHIC OMITTED)

   FIGURE A1.1 THE 0.01 OPT GOLD LOW-GRADE MINERAL ENVELOPE SOLIDS FOR THE SIX
      MINERALIZED ZONES OF THE BOREALIS PROJECT (LOOKING DOWN VERTICALLY).

                                    (GRAPHIC OMITTED)

FIGURE A1.2 THE 0.10 OPT GOLD HIGH-GRADE MINERAL ENVELOPE SOLIDS FOR THE FREEDOM
           FLATS AND GRABEN ZONES (LOOKING N15 DEGREES W, -45 DEGREES).

A1.2.2 OXIDATION STATE MODEL

The oxidation model for the Graben and Freedom Flats deposits was created based on drill hole oxidation state information generated by the Gryphon Gold consultant. The drill hole intervals were separated into oxide, mixed and sulfide according to the distribution of oxide and sulfide minerals. A surface was created at the bottom of the oxide intervals, and a second surface was created at the top of sulfide intervals. The volume between the two surfaces is defined as the mixed zone. There are two oxide intervals for a few of the drill holes in the database, the second oxide interval and the mixed and/or sulfide intervals above it were considered as the mixed zone in this model. Model blocks were separated into oxide, mixed and sulfide based on the two surfaces. Different metallurgical recoveries have been used for different oxidation zones in this study.

No oxidation model has been produced for Borealis, Polaris, East Ridge and Northeast Ridge deposits. Most of the drill holes in these four deposits have been terminated within the oxide zone. Therefore, the entire deposits are considered as oxide in this study. In order to account for some possible mixed and sulfide material below the oxide zone, the oxide heap-leaching gold recovery used for mining potential analysis has been reduced from 80 percent to 75 percent.

A1.3 ASSAY STATISTICS AND GRADE CAPPING

Length-weighted classic statistics of gold assays within the defined mineral envelopes for the six mineralized zones of the Borealis project are summarized in Tables A1.2 and A1.3. For the Freedom Flats and Graben zones, the assay intervals used for the statistical summary are the actual intervals used to define the mineral envelopes. For the other four zones, however, the assay intervals are coded from the mineral envelopes defined by the 20-foot composites using a majority rule, i.e. an assay interval is considered inside the envelope if more than 50 percent of the interval is inside the envelope.

                                   TABLE A1.2
       LENGTH-WEIGHTED GOLD ASSAY STATISTICS WITHIN THE MINERAL ENVELOPES,
                         FREEDOM FLATS AND GRABEN ZONES

 MINERALIZED                  CUTOFF   LENGTH    MEAN   STAN.    MIN.    MAX.   COEF.
    ZONE           ZONE        (OPT)   (FEET)   (OPT)    DEV.   (OPT)   (OPT)    VAR.
 -----------   ------------   ------   ------   -----   -----   -----   -----   -----
Freedom        oxide           0.00     2,960   0.310   0.349   0.000   3.203   1.125
Flats                          0.10     2,590   0.348   0.358
high-grade                     0.20     1,450   0.507   0.413
(inside                        0.50       455   0.927   0.520
0.10 opt
ME)            mixed           0.00       830   0.275   0.291   0.000   2.065   1.058
                               0.10       730   0.307   0.296
                               0.20       380   0.453   0.351
                               0.50        95   0.909   0.448

               sulfide         0.00       985   0.222   0.181   0.000   1.690   0.815
                               0.10       865   0.246   0.181
                               0.20       435   0.347   0.209
                               0.50        35   0.900   0.392

               subtotal        0.00     4,775   0.286   0.313   0.000   3.203   1.096
                               0.10     4,185   0.320   0.321
                               0.20     2,265   0.467   0.377
                               0.50       585   0.922   0.501

Freedom        oxide           0.00     6,535   0.042   0.033   0.000   0.308   0.788
Flats                          0.01     6,085   0.045   0.033
low-grade                      0.02     4,840   0.053   0.032
(inside 0.01                   0.05     2,050   0.079   0.033
opt ME but
outside 0.10   mixed           0.00     2,685   0.034   0.027   0.000   0.154   0.795
opt ME)                        0.01     2,305   0.039   0.025
                               0.02     1,795   0.046   0.025
                               0.05       590   0.075   0.022

               sulfide         0.00     4,872   0.034   0.039   0.000   0.488   1.149
                               0.01     4,112   0.039   0.039
                               0.02     2,765   0.052   0.043
                               0.05       990   0.088   0.055

               Subtotal        0.00    14,092   0.038   0.034   0.000   0.488   0.914
                               0.01    12,502   0.042   0.034
                               0.02     9,400   0.051   0.035
                               0.05     3,630   0.081   0.039

Freedom        Total           0.00    18,867   0.100   0.193   0.000   3.203   1.926
Flats                          0.01    17,077   0.111   0.201
                               0.02    13,965   0.132   0.216
                               0.05     8,145   0.203   0.232

Graben         high-grade      0.00     1,728   0.251   0.361   0.007   3.592   1.440
               (inside 0.1     0.10     1,253   0.322   0.402
               opt ME)         0.20       583   0.536   0.511
                               0.50       171   1.081   0.676

               low-grade       0.00     7,164   0.030   0.064   0.000   1.620   2.129
               (inside 0.01    0.01     5,772   0.036   0.070
               but outside     0.02     3,574   0.050   0.086
               0.1 opt ME)     0.05     1,106   0.094   0.145

               total           0.00     8,829   0.073   0.191   0.000   3.592   2.610
                               0.01     7,494   0.086   0.205
                               0.02     5,287   0.116   0.238
                               0.05     2,706   0.197   0.311

                                   TABLE A1.3
       LENGTH-WEIGHTED GOLD ASSAY STATISTICS WITHIN THE MINERAL ENVELOPES,
             BOREALIS, POLARIS, EAST RIDGE AND NORTHEAST RIDGE ZONES

                  CUTOFF   LENGTH    MEAN   STAN.    MIN.    MAX.   COEF.
      ZONE         (OPT)   (FEET)   (OPT)    DEV.   (OPT)   (OPT)    VAR.
      ----        ------   ------   -----   -----   -----   -----   -----
Borealis           0.000   15,778   0.067   0.133   0.000   1.810   1.975
                   0.010   13,094   0.080   0.142
                   0.020    9,867   0.102   0.158
                   0.050    5,468   0.158   0.194

Polaris            0.000    4,111   0.028   0.036   0.000   0.337   1.279
                   0.010    3,081   0.035   0.038
                   0.020    1,851   0.050   0.044
                   0.050      528   0.098   0.057

East Ridge         0.000   16,076   0.026   0.039   0.000   0.940   1.514
                   0.010   13,210   0.030   0.042
                   0.020    7,203   0.044   0.053
                   0.050    1,635   0.093   0.096

Northeast Ridge    0.000   17,245   0.025   0.029   0.000   0.640   1.171
                   0.010   14,040   0.029   0.031
                   0.020    7,430   0.042   0.037
                   0.050    1,725   0.085   0.058

Gold assay grades are generally un-capped, except for an extremely high grade sample in the Borealis deposit. Gold grade for this sample was reduced from 4.34 opt to 1.80 opt, which is about the grade of the second highest grade sample in the deposit.

The probability plots of the gold assays within the mineral envelopes generally show good log-normal distributions (Figures A1.3 to A1.8).

A1.4 COMPOSITING AND VARIOGRAPHY

The original assays were composited by length to composites by mineral envelopes, i.e. only assays in the same mineral envelope are composited together. The composite length is 10-foot for the Freedom Flats and Graben deposits, and 20-foot for the other four deposits. Length-weighted statistics of gold grades for the length composites of various zones are summarized in Tables A1.4 and A1.5. These length composites are used for variography study and grade estimation.

                                    (GRAPH OMITTED)

   FIGURE A1.3 GOLD ASSAY GRADE PROBABILITY DISTRIBUTION INSIDE 0.01 OPT GOLD
                      MINERAL ENVELOPE FOR THE GRABEN ZONE.

                                    (GRAPH OMITTED)

   FIGURE A1.4 GOLD ASSAY GRADE PROBABILITY DISTRIBUTION INSIDE 0.01 OPT GOLD
                  MINERAL ENVELOPE FOR THE FREEDOM FLATS ZONE.

                                    (GRAPH OMITTED)

   FIGURE A1.5 GOLD ASSAY GRADE PROBABILITY DISTRIBUTION INSIDE 0.01 OPT GOLD
                     MINERAL ENVELOPE FOR THE BOREALIS ZONE.

                                    (GRAPH OMITTED)

   FIGURE A1.6 GOLD ASSAY GRADE PROBABILITY DISTRIBUTION INSIDE 0.01 OPT GOLD
                     MINERAL ENVELOPE FOR THE POLARIS ZONE.

                                    (GRAPH OMITTED)

   FIGURE A1.7 GOLD ASSAY GRADE PROBABILITY DISTRIBUTION INSIDE 0.01 OPT GOLD
                    MINERAL ENVELOPE FOR THE EAST RIDGE ZONE.

                                    (GRAPH OMITTED)

   FIGURE A1.8 GOLD ASSAY GRADE PROBABILITY DISTRIBUTION INSIDE 0.01 OPT GOLD
                 MINERAL ENVELOPE FOR THE NORTHEAST RIDGE ZONE.

                                   TABLE A1.4
     LENGTH-WEIGHTED GOLD COMPOSITE STATISTICS WITHIN THE MINERAL ENVELOPES,
                         FREEDOM FLATS AND GRABEN ZONES

 MINERALIZED                  CUTOFF   LENGTH    MEAN   STAN.    MIN.    MAX.   COEF.
    ZONE           ZONE        (OPT)   (FEET)   (OPT)    DEV.   (OPT)   (OPT)    VAR.
------------   ------------   ------   ------   -----   -----   -----   -----   -----
Freedom            oxide       0.00     2,990   0.315   0.323   0.000   3.152   1.026
Flats                          0.10     2,710   0.343   0.327
high-grade                     0.20     1,570   0.486   0.367
(inside                        0.50       505   0.861   0.446
0.10 opt
ME)                mixed       0.00       815   0.263   0.219   0.000   1.176   0.835
                               0.10       740   0.285   0.218
                               0.20       385   0.410   0.240
                               0.50        90   0.775   0.229

                  sulfide      0.00       960   0.220   0.145   0.000   1.196   0.661
                               0.10       885   0.233   0.143
                               0.20       425   0.324   0.159
                               0.50        30   0.783   0.300

                 subtotal      0.00     4,765   0.287   0.282   0.000   3.152   0.983
                               0.10     4,335   0.311   0.285
                               0.20     2,380   0.445   0.327
                               0.50       625   0.845   0.416

Freedom            oxide       0.00     6,605   0.042   0.028   0.000   0.183   0.662
Flats                          0.01     6,345   0.044   0.027
low-grade                      0.02     5,135   0.050   0.026
(inside 0.01                   0.05     2,040   0.075   0.024
opt ME but
outside 0.10       mixed       0.00     2,670   0.034   0.025   0.000   0.121   0.730
opt ME)                        0.01     2,330   0.038   0.023
                               0.02     1,890   0.044   0.022
                               0.05       560   0.072   0.019

                  sulfide      0.00     4,817   0.034   0.033   0.000   0.321   0.967
                               0.01     4,182   0.039   0.033
                               0.02     2,900   0.049   0.034
                               0.05       985   0.082   0.040

                 subtotal      0.00    14,092   0.038   0.029   0.000   0.321   0.779
                               0.01    12,857   0.041   0.029
                               0.02     9,925   0.049   0.028
                               0.05     3,585   0.077   0.029

Freedom            total       0.00    18,857   0.101   0.180   0.000   3.152   1.791
Flats                          0.01    17,452   0.108   0.185
                               0.02    14,520   0.127   0.198
                               0.05     8,170   0.201   0.239

Graben          high-grade     0.00     1,728   0.251   0.305   0.021   2.365   1.213
                (inside 0.1    0.10     1,314   0.308   0.330
                  opt ME)      0.20       605   0.506   0.403
                               0.50       210   0.903   0.464

                 low-grade     0.00     7,164   0.030   0.044   0.000   0.767   1.466
               (inside 0.01    0.01     6,084   0.035   0.047
                but outside    0.02     3,828   0.047   0.055
                0.1 opt ME)    0.05       996   0.090   0.095

                   total       0.00     8,829   0.073   0.165   0.000   2.365   2.258
                               0.01     7,812   0.083   0.174
                               0.02     5,556   0.110   0.200
                               0.05     2,693   0.194   0.262

                                   TABLE A1.5
     LENGTH-WEIGHTED GOLD COMPOSITE STATISTICS WITHIN THE MINERAL ENVELOPES,
             BOREALIS, POLARIS, EAST RIDGE AND NORTHEAST RIDGE ZONES

             CUTOFF   LENGTH    MEAN   STAN.    MIN.    MAX.   COEF.
ZONE          (OPT)   (FEET)   (OPT)    DEV.   (OPT)   (OPT)    VAR.
----         ------   ------   -----   -----   -----   -----   -----
              0.000   15,792   0.067   0.109   0.000   1.800   1.628
              0.010   15,046   0.070   0.111
Borealis      0.020   10,887   0.092   0.124
              0.050    5,690   0.147   0.152

              0.000    4,130   0.028   0.025   0.000   0.193   0.913
Polaris       0.010    3,730   0.030   0.026
              0.020    2,220   0.041   0.028
              0.050      525   0.078   0.037

              0.000   16,076   0.026   0.034   0.000   0.755   1.299
              0.010   15,211   0.027   0.035
East Ridge    0.020    7,378   0.041   0.045
              0.050    1,435   0.088   0.088

              0.000   17,250   0.025   0.022   0.000   0.204   0.882
Northeast     0.010   16,030   0.026   0.022
Ridge         0.020    7,890   0.039   0.026
              0.050    1,550   0.078   0.035

Variogram models have been developed from the length composites for the Freedom Flats, Borealis, East Ridge and Northeast Ridge deposits (Table A1.6). The composite density is insufficient for variogram modeling for the Graben and Polaris deposits. For the Freedom Flats deposit, all composites within the high-grade and low-grade envelopes were used together for the variogram modeling. A two-structure spherical variogram model was produced for each of the four deposits (Figures A1.9 to A12.).

                                   TABLE A1.6
                    VARIOGRAM MODELS FOR THE BOREALIS PROJECT

DEPOSIT      DIRECTION   AZIM   DIP   C(0)   C(1)   C(2)   A(1)   A(2)
-------     ----------   ----   ---   ----   ----   ----   ----   ----
            major          48     0   0.30   0.35   0.35     40    180
Freedom     semi-major    138     0                          35    115
Flats       minor           0   -90                          40     92

            major          60     0   0.40   0.30   0.30    100    180
Borealis    semi-major    150     0                          60    120
            minor           0   -90                          20     40

            major          40     0   0.20   0.60   0.20    125    250
East Ridge  semi-major    130     0                         115    230
            minor           0   -90                          60     70

            major          50     0   0.40   0.30   0.30     70    290
Northeast   semi-major    140     0                          60    110
Ridge       minor           0   -90                          60    110

C(0) - nugget; C(1) - sill of the first structure; C(2)- sill of the second structure;

a(1) - range of the first structure; a(2) - range of the second structure.

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

          FIGURE A1.9 VARIOGRAM MODELS OF 10-FOOT COMPOSITE GOLD GRADES
                           FOR THE FREEDOM FLATS ZONE.

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

                    FIGURE A1.10 VARIOGRAM MODELS OF 20-FOOT
                  COMPOSITE GOLD GRADES FOR THE BOREALIS ZONE.

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

                    FIGURE A1.11 VARIOGRAM MODELS OF 20-FOOT
                 COMPOSITE GOLD GRADES FOR THE EAST RIDGE ZONE.

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

                                     (GRAPH OMITTED)

               FIGURE A1.12 VARIOGRAM MODELS OF 10-FOOT COMPOSITE
                    GOLD GRADES FOR THE NORTHEAST RIDGE ZONE.

A1.5 GRADE ESTIMATION

Two block models have been constructed for the Borealis project. The first block model with a block size of 10x10x10 feet is used to model the Freedom Flats and Graben zones, and the second block model with a block size of 20x20x20 feet is used to model the Borealis, Polaris, East Ridge and Northeast Ridge zones. Definitions of the two block models are summarized in Table A1.7.

                                   TABLE A1.7
                BLOCK MODEL DEFINITIONS FOR THE BOREALIS PROJECT

                           FROM         TO       RANGE   BLOCK SIZE   NUM OF
  MODEL     DIRECTION     (FEET)      (FEET)    (FEET)     (FEET)     BLOCKS
  -----     ---------   ---------   ---------   ------   ----------   ------
Graben-     northing      445,500     448,500    3,000       10         300
Freedom     easting     1,320,000   1,323,000    3,000       10         300
Flats       elevation       5,700       7,150    1,450       10         145
Borealis-   northing      448,000     459,000   11,000       20         550
Polaris-    easting     1,320,000   1,329,000    9,000       20         450
Ridges      elevation       6,300       8,600    2,300       20         115

The model blocks were coded with the defined 0.01 opt and 0.10 opt gold mineral envelopes using the majority rule; i.e. a block is considered inside a mineral envelope if more than 50 percent of the block volume is inside the mineral envelope solid. Model blocks for the Graben-Freedom Flats zones have also been coded with the defined oxidation zones.

Different grade estimation methods were used for different zones and different mineral envelopes in this study.

For the Freedom Flats and Graben zones, the method of Inverse Distance to the third power (ID3) is used to estimate block grades inside the low-grade mineral envelopes (within the 0.01 opt envelope but outside the 0.1 opt envelope); and the nearest neighbor method (NN) method is used to estimate block grade inside the high-grade mineral envelopes. The NN is a polygonal method and the block grade is estimated by the nearest composite to the block centroid. The purpose of using the NN method is to eliminate the amount of dilution in grade estimation for the high-grade portion of the zones. The search ellipsoid parameters for grade estimation are listed in Table A1.8. The number of composites used for the ID3 method ranges from two to eight, with a maximum of two from any single drill hole. Both the low-grade and high-grade envelopes are treated as hard boundaries in grade estimation; only composites within an envelope are used to estimate model blocks within the envelope.

                                   TABLE A1.8
    GRADE ESTIMATION SEARCH PARAMETERS FOR THE FREEDOM FLATS AND GRABEN ZONES

                                                              SEARCH DISTANCE (FT)
                           AZIM OF   DIP OF     DIP OF     --------------------------
MINERALIZED     MINERAL     MAJOR     MAJOR   SEMI-MAJOR   MAJOR   SEMI-MAJOR   MINOR
    ZONE       ENVELOPE      AXIS     AXIS       AXIS       AXIS      AXIS       AXIS
-----------   ----------   -------   ------   ----------   -----   ----------   -----
Freedom       high-grade      48        0           0       216        216        216
Flats          low-grade      48        0           0       216        138      110.4
              high-grade      10        0         -45       250        250        100
Graben         low-grade      10        0         -45       250        250        100

For the Borealis, East Ridge and Northeast Ridge zones, a three-pass ordinary kriging (OK) procedure is used for block grade estimation; whereas a three-pass Inverse Distance to the second power (ID2) procedure is used for the Polaris deposit. The purpose of utilizing the three-pass procedure is to overcome the weakness of over-smoothing of OK and ID2 grade estimation algorithms. Search parameters for these four deposits are listed in Table A1.9. In general, the search distance decreases from pass one to pass three, and the block grade estimated by a later pass replaces the block grade estimated by a earlier pass if the block grade is estimated a grade by both passes. The number of composites used to estimate a block ranges from two to six, with a maximum of two from any single drill hole. The 0.01 opt gold mineral envelope has also been treated as a hard boundary in grade estimation.

                                   TABLE A1.9
                       GRADE ESTIMATION SEARCH PARAMETERS
         FOR THE BOREALIS, POLARIS, EAST RIDGE AND NORTHEAST RIDGE ZONES

                                                            SEARCH DISTANCE (FT)
                         AZIM OF   DIP OF     DIP OF     --------------------------
                          MAJOR     MAJOR   SEMI-MAJOR   MAJOR      SEMI-     MINOR
      ZONE        PASS     AXIS     AXIS       AXIS       AXIS   MAJOR AXIS    AXIS
      ----        ----   -------   ------   ----------   -----   ----------   -----
Borealis            I       60        0          0        180        120         40
                   II       60        0          0         90         60         20
                   III      60        0          0         45         30         10

Polaris             I       75        0          0        200        150         50
                   II       75        0          0        100         75         25
                   III      75        0          0         50       37.5       12.5

East Ridge          I       40        0          0        250        230         70
                   II       40        0          0        100         92         28
                   III      40        0          0         50         46         14

Northeast Ridge     I       50        0          0        290        110        110
                   II       50        0          0        100         38         38
                   III      50        0          0         50         19         19

A1.6 RESOURCE CLASSIFICATION

Resource classification was based on the anisotropy distance from a block centroid to the nearest composite and the number of composites and/or number of drill holes used for the block grade estimation, assuming the database used for the resource model is reliable. The classification criteria for each resource category in each deposit are summarized by Table A1.10. Only indicated and inferred mineral resources have been defined and the indicated resource category distance has been limited to 40 feet for the Graben zone as it is still in a very early stage of exploration; drill hole density is much lower and no variogram models can be generated from the drilling data for the Graben zone.

                                   TABLE A1.10
            RESOURCE CLASSIFICATION CRITERIA FOR THE BOREALIS PROJECT

                                             DISTANCE                     NUM OF                       NUM OF
         ZONE            CATEGORY             (FEET)                    COMPOSITES                      HOLES
         ----           ---------   -------------------------   --------------------------   --------------------------
Freedom Flats           measured    Less than or equal to 40    Greater than or equal to 3               --
                        indicated   Less than or equal to 85    Greater than or equal to 2               --
                        inferred    Less than or equal to 216   Greater than or equal to 1               --

Graben                  indicated   Less than or equal to 40    Greater than or equal to 2               --
                        inferred    Less than or equal to 250   Greater than or equal to 1               --

Borealis, Polaris,      measured    Less than or equal to 40                --               Greater than or equal to 2
East Ridge, Northeast   indicated   Less than or equal to 85    Greater than or equal to 2               --
Ridge                   inferred    Less than or equal to 290   Greater than or equal to 2               --

A1.7 IN-SITU MINERAL RESOURCE STATEMENT

The in-situ measured/indicated mineral resources under the mined topography for the six mineralized zones of the Borealis project in the block models are summarized in the Table A1.11 using a gold cut-off grade of 0.010 opt. The in-situ inferred mineral resources for the same mineralized zones are summarized in Table A1.12.

The mineral resources for the Freedom Flats zone are also separated into oxide, mixed and sulfide zones (Table A1.13). The mineral resources for the Graben zone are mostly sulfide, whereas the mineral resources for Borealis, Polaris, East Ridge and Northeast Ridge are mostly oxide.

                                   TABLE A1.11
      IN-SITU MEASURED/INDICATED MINERAL RESOURCES OF THE BOREALIS PROJECT
                         (CUTOFF GOLD GRADE = 0.01 OPT)

  MINERALIZED
      ZONE         CATEGORY    K TONS    AU (OPT)   AU (K OZS)
  -----------     ---------   --------   --------   ----------
Freedom Flats     measured     1,452.4     0.055        79.4
                  indicated    1,293.6     0.036        47.0
                              --------     -----       -----
                  total        2,746.0     0.046       126.4
                              ========     =====       =====
Graben            indicated    2,292.5     0.076       173.8
                  measured       491.8     0.055        27.0

Borealis          indicated    1,395.5     0.050        69.8
                              --------     -----       -----
                  total        1,887.3     0.051        96.8
                              ========     =====       =====
Polaris           indicated    1,148.1     0.026        29.6

East Ridge        measured       970.6     0.019        18.0
                  indicated    1,591.1     0.018        28.8
                              --------     -----       -----
                  total        2,561.7     0.018        46.8
                              ========     =====       =====
Northeast Ridge   measured       521.9     0.022        11.6
                  indicated    1,141.7     0.023        26.0
                              --------     -----       -----
                  total        1,663.6     0.023        37.6
                              ========     =====       =====
TOTAL             MEASURED     3,436.7     0.040       136.0
                  INDICATED    8,862.5     0.042       375.0
                              --------     -----       -----
                  TOTAL       12,299.2     0.042       511.0
                              ========     =====       =====

                                   TABLE A1.12
           IN-SITU INFERRED MINERAL RESOURCES OF THE BOREALIS PROJECT
                         (CUTOFF GOLD GRADE = 0.01 OPT)

MINERALIZED ZONE    K TONS    AU (OPT)   AU (K OZS)
----------------   --------   --------   ----------
Freedom Flats         412.0     0.037        15.2
Graben             10,372.2     0.052       534.2
Borealis              365.7     0.035        12.7
Polaris               195.5     0.021         4.1
East Ridge            242.6     0.017         4.0
Northeast Ridge       536.7     0.023        12.6
                   --------     -----       -----
TOTAL              12,124.7     0.048       582.8
                   ========     =====       =====

                                   TABLE A1.13
              IN-SITU MINERAL RESOURCES OF THE FREEDOM FLATS ZONE
                               BY OXIDATION STATE
                         (CUTOFF GOLD GRADE = 0.01 OPT)

     CATEGORY          ZONE     K TONS   AU (OPT)   AU (K OZS)
     --------        -------   -------   --------   ----------
measured/indicated    oxide      550.3     0.047        25.8
                      mixed      392.8     0.048        18.8
                     sulfide   1,802.9     0.045        81.8
                               -------     -----       -----
                      TOTAL    2,746.0     0.046       126.4
                               =======     =====       =====

inferred              oxide       11.5     0.037         0.4
                      mixed       45.8     0.046         2.1
                     sulfide     354.7     0.036        12.7
                               -------     -----       -----
                      TOTAL      412.0     0.037        15.2
                               =======     =====       =====

Tonnage-grade curves of the measured/indicated mineral resources for each mineralized zone are presented in Figures A1.13 to A1.18 and the corresponding resource figures by cutoff are listed in Tables A1.14 to A1.19. The inferred mineral resources by cutoff for the six mineralized zones are summarized in Tables A1.20 to A1.25.

                                     (GRAPH OMITTED)

   FIGURE A1.13 TONNAGE-GRADE CURVES OF INDICATED MINERAL RESOURCES INSIDE THE
               0.01 OPT GOLD MINERAL ENVELOPE FOR THE GRABEN ZONE.

                                     (GRAPH OMITTED)

    FIGURE A1.14 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES
      INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE FREEDOM FLATS ZONE.

                                     (GRAPH OMITTED)

    FIGURE A1.15 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES
        INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE BOREALIS ZONE.

                                     (GRAPH OMITTED)

        FIGURE A1.16 TONNAGE-GRADE CURVES OF INDICATED MINERAL RESOURCES
         INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE POLARIS ZONE.

                                     (GRAPH OMITTED)

    FIGURE A1.17 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES
       INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE EAST RIDGE ZONE.

                                     (GRAPH OMITTED)

    FIGURE A1.18 TONNAGE-GRADE CURVES OF MEASURED/INDICATED MINERAL RESOURCES
     INSIDE THE 0.01 OPT GOLD MINERAL ENVELOPE FOR THE NORTHEAST RIDGE ZONE.

                                   TABLE A1.14
             INDICATED MINERAL RESOURCE BY CUTOFF OF THE GRABEN ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01              2292.5        0.076          173.8
0.02              1698.7        0.097          164.9
0.03              1190.9        0.128          152.9
0.04               924.8        0.156          143.8
0.05               747.2        0.182          136.0
0.06               613.9        0.210          128.7
0.07               533.0        0.232          123.6
0.08               456.3        0.258          117.9
0.09               419.9        0.274          114.9
0.10               398.6        0.283          112.9
0.11               347.5        0.309          107.5
0.12               325.1        0.323          104.9
0.13               297.4        0.341          101.4
0.14               273.5        0.359           98.2
0.15               243.8        0.386           94.0
0.16               229.7        0.400           91.8
0.17               199.6        0.435           86.9
0.18               195.6        0.441           86.2
0.19               184.8        0.456           84.2
0.20               175.8        0.469           82.4

                                   TABLE A1.15
     MEASURED/INDICATED MINERAL RESOURCE BY CUTOFF OF THE FREEDOM FLATS ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01              2745.7        0.046          126.3
0.02              2189.1        0.054          117.8
0.03              1465.4        0.068          100.2
0.04               925.9        0.088           81.8
0.05               588.8        0.114           66.9
0.06               422.6        0.137           58.0
0.07               317.8        0.161           51.2
0.08               254.0        0.183           46.5
0.09               199.5        0.210           41.9
0.10               181.5        0.222           40.2
0.11               164.1        0.234           38.4
0.12               136.6        0.258           35.3
0.13               122.4        0.274           33.5
0.14               116.0        0.282           32.7
0.15               106.4        0.294           31.3
0.16                96.5        0.308           29.7
0.17                94.7        0.311           29.4
0.18                83.0        0.331           27.4
0.19                74.6        0.347           25.9
0.20                66.7        0.365           24.3

                                   TABLE A1.16
       MEASURED/INDICATED MINERAL RESOURCE BY CUTOFF OF THE BOREALIS ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01              1887.3        0.051          96.8
0.02              1382.5        0.064          89.0
0.03               961.7        0.082          78.9
0.04               748.1        0.096          71.7
0.05               586.6        0.110          64.4
0.06               388.7        0.138          53.7
0.07               286.7        0.165          47.2
0.08               226.3        0.189          42.7
0.09               180.7        0.215          38.9
0.10               140.8        0.249          35.1
0.11               119.3        0.275          32.9
0.12                98.7        0.309          30.5
0.13                87.2        0.334          29.1
0.14                76.8        0.361          27.7
0.15                74.0        0.369          27.3
0.16                66.6        0.393          26.1
0.17                61.6        0.411          25.3
0.18                58.6        0.423          24.8
0.19                51.0        0.459          23.4
0.20                47.7        0.477          22.8

                                   TABLE A1.17
            INDICATED MINERAL RESOURCE BY CUTOFF OF THE POLARIS ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01              1148.1        0.026          29.6
0.02               665.0        0.033          22.0
0.03               299.2        0.044          13.2
0.04               129.6        0.058           7.5
0.05                67.1        0.069           4.7
0.06                32.9        0.085           2.8
0.07                21.9        0.096           2.1
0.08                14.2        0.108           1.5
0.09                10.7        0.116           1.2
0.10                 7.1        0.127           0.9
0.11                 5.9        0.131           0.8
0.12                 4.1        0.138           0.6
0.13                 3.0        0.144           0.4
0.14                 1.8        0.151           0.3
0.15                 0.6        0.164           0.1
0.16                 0.6        0.164           0.1

                                   TABLE A1.18
      MEASURED/INDICATED MINERAL RESOURCE BY CUTOFF OF THE EAST RIDGE ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01              2561.7        0.018          46.6
0.02               846.7        0.027          22.4
0.03               192.9        0.038           7.3
0.04                59.6        0.048           2.8
0.05                20.8        0.055           1.2
0.06                 4.3        0.061           0.3

                                   TABLE A1.19
    MEASURED/INDICATED MINERAL RESOURCE BY CUTOFF OF THE NORTHEAST RIDGE ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01              1663.5        0.023          37.6
0.02               720.3        0.033          23.6
0.03               266.3        0.049          12.9
0.04               135.3        0.063           8.6
0.05                72.9        0.080           5.8
0.06                59.9        0.085           5.1
0.07                34.3        0.102           3.5
0.08                29.6        0.107           3.2
0.09                24.8        0.111           2.8
0.10                16.0        0.119           1.9
0.11                 9.5        0.129           1.2
0.12                 7.1        0.134           1.0
0.13                 1.2        0.185           0.2
0.14                 1.2        0.185           0.2
0.15                 1.2        0.185           0.2
0.16                 1.2        0.185           0.2
0.17                 1.2        0.185           0.2
0.18                 1.2        0.185           0.2

                                   TABLE A1.20
             INFERRED MINERAL RESOURCE BY CUTOFF OF THE GRABEN ZONE

CUTOFF (AU OPT)    K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   -------   --------------   ----------
0.01              10372.2        0.052          534.2
0.02               8304.4        0.061          502.4
0.03               5570.3        0.078          436.2
0.04               3878.2        0.098          378.1
0.05               2578.9        0.124          320.3
0.06               1781.7        0.156          277.4
0.07               1394.5        0.181          252.5
0.08               1149.9        0.204          234.5
0.09                991.7        0.223          221.0
0.10                921.7        0.233          214.5
0.11                787.8        0.254          200.3
0.12                723.7        0.267          192.9
0.13                665.8        0.279          185.6
0.14                594.2        0.296          175.9
0.15                521.7        0.317          165.5
0.16                452.4        0.342          154.9
0.17                392.7        0.370          145.1
0.18                380.4        0.376          142.9
0.19                355.9        0.389          138.4
0.20                355.8        0.401          142.5

                                   TABLE A1.21
          INFERRED MINERAL RESOURCE BY CUTOFF OF THE FREEDOM FLATS ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01               412.0        0.04           15.2
0.02               258.8        0.05           13.2
0.03               155.1        0.07           10.6
0.04               103.9        0.09            8.9
0.05                82.1        0.10            8.0
0.06                73.5        0.10            7.5
0.07                64.5        0.11            6.9
0.08                53.8        0.11            6.1
0.09                49.2        0.12            5.7
0.10                47.9        0.12            5.6
0.11                38.3        0.12            4.6
0.12                 2.1        0.25            0.5
0.13                 2.1        0.25            0.5
0.14                 1.7        0.28            0.5
0.15                 1.7        0.28            0.5
0.16                 1.5        0.30            0.4
0.17                 1.5        0.30            0.4
0.18                 1.5        0.30            0.4
0.19                 1.5        0.30            0.4
0.20                 1.5        0.30            0.4

                                   TABLE A1.22
            INFERRED MINERAL RESOURCE BY CUTOFF OF THE BOREALIS ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01               365.7        0.035          12.7
0.02               245.4        0.044          10.9
0.03               133.0        0.062           8.2
0.04               105.1        0.069           7.2
0.05                90.5        0.073           6.6
0.06                46.1        0.091           4.2
0.07                35.1        0.100           3.5
0.08                22.1        0.117           2.6
0.09                14.8        0.132           2.0
0.10                14.2        0.133           1.9
0.11                 6.2        0.174           1.1
0.12                 5.6        0.180           1.0
0.13                 5.0        0.187           0.9
0.14                 3.3        0.215           0.7
0.15                 2.7        0.230           0.6
0.16                 2.7        0.230           0.6
0.17                 2.7        0.230           0.6
0.18                 2.1        0.245           0.5
0.19                 2.1        0.245           0.5
0.20                 2.1        0.245           0.5

                                   TABLE A1.23
             INFERRED MINERAL RESOURCE BY CUTOFF OF THE POLARIS ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01               195.5        0.021           4.1
0.02               108.4        0.026           2.8
0.03                20.1        0.036           0.7
0.04                 4.1        0.051           0.2
0.05                 0.6        0.072           0.0
0.06                 0.6        0.072           0.0
0.07                 0.6        0.072           0.0

                                   TABLE A1.24
           INFERRED MINERAL RESOURCE BY CUTOFF OF THE EAST RIDGE ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01               242.6        0.017           4.0
0.02                46.2        0.024           1.1
0.03                 5.0        0.039           0.2
0.04                 2.2        0.045           0.1
0.05                 0.5        0.057           0.0
0.06                 0.1        0.061           0.0

                                   TABLE A1.25
        INFERRED MINERAL RESOURCE BY CUTOFF OF THE NORTHEAST RIDGE ZONE

CUTOFF (AU OPT)   K TONS   GRADE (AU OPT)   AU (K OZS)
---------------   ------   --------------   ----------
0.01               536.7        0.023          12.6
0.02               250.4        0.033           8.3
0.03                75.5        0.055           4.2
0.04                52.4        0.065           3.4
0.05                31.4        0.079           2.5
0.06                28.8        0.082           2.4
0.07                22.5        0.087           2.0
0.08                21.3        0.088           1.9
0.09                 3.6        0.094           0.3
0.10                 0.6        0.105           0.1

                                   APPENDIX 2
                           PRELIMINARY CASH FLOW MODEL

                                   APPENDIX 2
                           PRELIMINARY CASH FLOW MODEL

Attached below is a preliminary cash flow analysis for the Borealis Gold project as prepared by Gryphon Gold. The projections, estimates and forecasts contained in this analysis are forward looking statements that have been prepared by the management of Gryphon Gold and are based upon assumptions that Gryphon Gold believes are reasonable. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Accordingly, the projections are only an estimate and are based on data that is assumed to be reliable but which has not been independently verified by Gryphon Gold. Actual results may vary from the projections, and the variations may be material.

BOREALIS GOLD PROJECT                                             April 12, 2004
PRELIMINARY CASH FLOW ANALYSIS
(100% Project Basis)

                                                            2003           2004                    2005
                                                          --------  ------------------  --------------------------
                                                           Q3   Q4   Q1   Q2   Q3   Q4   Q1   Q2     Q3       Q4
                                                          ---  ---  ---  ---  ---  ---  ---  ---  -------  -------
MATERIAL MOVEMENT + GOLD/SILVER RECOVERED

   HEAPS
   Short Tons Reprocessed
      from Existi                 10,880,000  ton          --   --   --   --   --   --   --   --  320,000  480,000
      Au Grade (Oz/ton)                0.017  oz per ton   --   --   --   --   --   --   --   --    0.030    0.030
      Mined Ounces                   185,673  oz           --   --   --   --   --   --   --   --    9,600   14,400
      Recovery Factor                     65% %            --   --   --   --   --   --   --   --       65%      65%
      Ounces - Au                             oz           --   --   --   --   --   --   --   --    6,200    9,400

   DUMPS AND STOCKPILES
   Total Dumps and Stockpiles      4,214,000  ton          --   --   --   --   --   --   --   --       --       --
      Au Grade (Oz/ton)                0.028  oz per ton   --   --   --   --   --   --   --   --       --       --
      Mined Ounces                   117,542  oz           --   --   --   --   --   --   --   --       --       --
      Recovery Factor                     75% %            --   --   --   --   --   --   --   --       --       --
      Ounces Silver                                        --   --   --   --   --   --   --   --       --       --
      Ounces - Au                             oz           --   --   --   --   --   --   --   --       --       --

   SURFACE MINE HEAP LEACH
   Short Tons of Newly
      Mined Ore                    4,783,298  ton          --   --   --   --   --   --   --   --       --       --
      Waste                       10,421,346  ton
      Au Grade (Oz/ton)                0.043  oz per ton   --   --   --   --   --   --   --   --       --       --
      Mined Ounces                   204,476  oz           --   --   --   --   --   --   --   --       --       --
      Recovery Factor                     73% %            --   --   --   --   --   --   --   --       --       --
      Ounces - Silver                         oz           --   --   --   --   --   --   --   --       --       --
      Ounces - Au                             oz           --   --   --   --   --   --   --   --       --       --

   SURFACE MINE - MILL GRADE
   Total Surface High Grade        1,200,000  ton          --   --   --   --   --   --   --   --       --       --
      Waste                        4,800,000  ton          --   --   --   --   --   --   --   --       --       --
      Au Grade (Oz/ton)                0.135  oz per ton   --   --   --   --   --   --   --   --       --       --
      Mined Ounces                   162,500  oz           --   --   --   --   --   --   --   --       --       --
      Recovery Factor                     90%              --   --   --   --   --   --   --   --       --       --
      Ounces - Silver                609,375  oz           --   --   --   --   --   --   --   --       --       --
      Ounces - Au                    146,250  oz           --   --   --   --   --   --   --   --       --       --

   DEEP HIGH GRADE
   Short Tons of Underground
      Ores                         2,160,000  ton          --   --   --   --   --   --   --   --       --       --
      Au Grade (Oz/ton)                0.402  oz per ton   --   --   --   --   --   --   --   --       --       --
      Silver Grade (Oz/ton)             2.01  oz per ton   --   --   --   --   --   --   --   --       --       --
      Mined Gold Ounces              868,000  ton          --   --   --   --   --   --   --   --       --       --
      Recovery Factor                     90%              --   --   --   --   --   --   --   --       --       --
      Mined Silver Ounces
         (rough est)               4,340,000  oz per ton   --   --   --   --   --   --   --   --       --       --
      Silver Recovery                     75%              --   --   --   --   --   --   --   --       --       --
      Ounces - Silver              3,255,100  oz           --   --   --   --   --   --   --   --       --       --
      Ounces - Au                    781,200  oz           --   --   --   --   --   --   --   --       --       --
                                                          ---  ---  ---  ---  ---  ---  ---  ---  -------  -------
GOLD OUNCES RECOVERED                                      --   --   --   --   --   --   --   --    6,200    9,400
                                                          ===  ===  ===  ===  ===  ===  ===  ===  =======  =======
SILVER OUNCES RECOVERED                                    --   --   --   --   --   --   --   --       --       --
                                                          ===  ===  ===  ===  ===  ===  ===  ===  =======  =======

                                                                         2006                                 2007
                                                          ----------------------------------  ------------------------------------
                                                             Q1       Q2       Q3       Q4        Q1        Q2       Q3       Q4
                                                          -------  -------  -------  -------  ---------  -------  -------  -------
MATERIAL MOVEMENT + GOLD/SILVER RECOVERED

   HEAPS
   Short Tons Reprocessed
      from Existi                 10,880,000  ton         449,000  400,000  400,000  400,000    400,000  160,000  150,000       --
      Au Grade (Oz/ton)                0.017  oz per ton    0.030    0.020    0.020    0.020      0.020    0.020    0.020       --
      Mined Ounces                   185,673  oz           13,470    8,000    8,000    8,000      8,000    3,200    3,000       --
      Recovery Factor                     65% %                65%      65%      65%      65%        65%      66%      67%      --
      Ounces - Au                             oz            8,800    5,200    5,200    5,200      5,200    2,100    2,000       --

   DUMPS AND STOCKPILES
   Total Dumps and Stockpiles      4,214,000  ton              --       --  200,000       --         --  300,000  300,000  600,000
      Au Grade (Oz/ton)                0.028  oz per ton       --       --    0.029       --         --    0.031    0.031    0.031
      Mined Ounces                   117,542  oz               --       --    5,800       --         --    9,300    9,300   18,600
      Recovery Factor                     75% %                --       --       70%      --         --       70%      70%      70%
      Ounces Silver                                            --       --   14,500       --         --   23,250   23,250   46,500
      Ounces - Au                             oz               --       --    4,060       --         --    6,510    6,510   13,020

   SURFACE MINE HEAP LEACH
   Short Tons of Newly
      Mined Ore                    4,783,298  ton         240,000  186,076  100,000  100,000    390,963  268,296  150,000  244,665
      Waste                       10,421,346  ton         628,735  537,750  312,254  312,254  1,289,752  925,862  596,592  621,214
      Au Grade (Oz/ton)                0.043  oz per ton    0.093    0.096    0.099    0.099      0.062    0.038    0.034    0.031
      Mined Ounces                   204,476  oz           22,272   17,888    9,900    9,900     24,065   10,118    5,100    7,467
      Recovery Factor                     73% %                60%      68%      75%      75%        75%      75%      75%      75%
      Ounces - Silver                         oz           55,680   44,720   24,750   24,750     60,163   25,294   12,750   18,667
      Ounces - Au                             oz           13,363   12,218    7,425    7,425     18,049    7,588    3,825    5,600

   SURFACE MINE - MILL GRADE
   Total Surface High Grade        1,200,000  ton              --       --       --       --         --       --       --       --
      Waste                        4,800,000  ton              --       --       --       --         --       --       --       --
      Au Grade (Oz/ton)                0.135  oz per ton       --       --       --       --         --       --       --       --
      Mined Ounces                   162,500  oz               --       --       --       --         --       --       --       --
      Recovery Factor                     90%                  --       --       --       --         --       --       --       --
      Ounces - Silver                609,375  oz               --       --       --       --         --       --       --       --
      Ounces - Au                    146,250  oz               --       --       --       --         --       --       --       --

   DEEP HIGH GRADE
   Short Tons of Underground
      Ores                         2,160,000  ton              --       --       --       --         --       --       --       --
      Au Grade (Oz/ton)                0.402  oz per ton       --       --       --       --         --       --       --       --
      Silver Grade (Oz/ton)             2.01  oz per ton       --       --       --       --         --       --       --       --
      Mined Gold Ounces              868,000  ton              --       --       --       --         --       --       --       --
      Recovery Factor                     90%                  --       --       --       --         --       --       --       --
      Mined Silver Ounces
         (rough est)               4,340,000  oz per ton       --       --       --       --         --       --       --       --
      Silver Recovery                     75%                  --       --       --       --         --       --       --       --
      Ounces - Silver              3,255,100  oz               --       --       --       --         --       --       --       --
      Ounces - Au                    781,200  oz               --       --       --       --         --       --       --       --
                                                          -------  -------  -------  -------  ---------  -------  -------  -------
GOLD OUNCES RECOVERED                                      22,200   17,400   16,700   12,600     23,200   16,200   12,300   18,600
                                                          =======  =======  =======  =======  =========  =======  =======  =======
SILVER OUNCES RECOVERED                                    55,700   44,700   39,300   24,800     60,200   48,500   36,000   65,200
                                                          =======  =======  =======  =======  =========  =======  =======  =======

                                                             2008       2009       2010       2011
                                                          ---------  ---------  ---------  ---------
MATERIAL MOVEMENT + GOLD/SILVER RECOVERED

   HEAPS
   Short Tons Reprocessed
      from Existi                 10,880,000  ton           500,000    500,000    500,000  1,220,000
      Au Grade (Oz/ton)                0.017  oz per ton      0.019      0.019      0.019      0.016
      Mined Ounces                   185,673  oz              9,300      9,300      9,300     19,092
      Recovery Factor                     65% %                  65%        65%        65%        65%
      Ounces - Au                             oz              6,045      6,045      6,045     12,410

   DUMPS AND STOCKPILES
   Total Dumps and Stockpiles      4,214,000  ton           900,000    637,000    500,000    300,000
      Au Grade (Oz/ton)                0.028  oz per ton      0.029      0.026      0.025      0.025
      Mined Ounces                   117,542  oz             26,100     16,517     12,500      7,500
      Recovery Factor                     75% %                  75%        75%        75%        75%
      Ounces Silver                                          65,250     41,293     31,250     18,750
      Ounces - Au                             oz             19,575     12,388      9,375      5,625

   SURFACE MINE HEAP LEACH
   Short Tons of Newly
      Mined Ore                    4,783,298  ton         1,190,000  1,140,000    523,298    250,000
      Waste                       10,421,346  ton         1,962,423  1,862,423    872,087    500,000
      Au Grade (Oz/ton)                0.043  oz per ton      0.031      0.031      0.031      0.033
      Mined Ounces                   204,476  oz             37,350     35,700     16,466      8,250
      Recovery Factor                     73% %                  75%        75%        75%        75%
      Ounces - Silver                         oz             93,375     89,250     41,166     20,625
      Ounces - Au                             oz             28,013     26,775     12,350      6,188

   SURFACE MINE - MILL GRADE
   Total Surface High Grade        1,200,000  ton            50,000    250,000    350,000    200,000
      Waste                        4,800,000  ton           200,000  1,000,000  1,400,000    800,000
      Au Grade (Oz/ton)                0.135  oz per ton      0.150      0.180      0.157      0.100
      Mined Ounces                   162,500  oz              7,500     45,000     55,000     20,000
      Recovery Factor                     90%                    90%        90%        90%        90%
      Ounces - Silver                609,375  oz             28,125    168,750    206,250     75,000
      Ounces - Au                    146,250  oz              6,750     40,500     49,500     18,000

   DEEP HIGH GRADE
   Short Tons of Underground
      Ores                         2,160,000  ton                --     60,000    250,000    400,000
      Au Grade (Oz/ton)                0.402  oz per ton         --      0.250      0.420      0.420
      Silver Grade (Oz/ton)             2.01  oz per ton         --       1.25       2.10       2.10
      Mined Gold Ounces              868,000  ton                --     15,000    105,000    168,000
      Recovery Factor                     90%                    --         90%        90%        90%
      Mined Silver Ounces
         (rough est)               4,340,000  oz per ton         --     75,000    525,000    840,000
      Silver Recovery                     75%                    --         75%        75%        75%
      Ounces - Silver              3,255,100  oz                 --     56,300    393,800    630,000
      Ounces - Au                    781,200  oz                 --     13,500     94,500    151,200
                                                          ---------  ---------  ---------  ---------
GOLD OUNCES RECOVERED                                        60,400     99,200    171,800    193,400
                                                          =========  =========  =========  =========
SILVER OUNCES RECOVERED                                     186,800    355,600    672,500    744,400
                                                          =========  =========  =========  =========

                                                             2012       2013       2014       Total
                                                          ---------  ---------  ---------  ----------
MATERIAL MOVEMENT + GOLD/SILVER RECOVERED

   HEAPS
   Short Tons Reprocessed
      from Existi                 10,880,000  ton         1,000,000  1,000,000         --   7,879,000
      Au Grade (Oz/ton)                0.017  oz per ton      0.015      0.015         --     0.01938
      Mined Ounces                   185,673  oz             15,000     15,000         --     152,662
      Recovery Factor                     65% %                  65%        65%        --          65%
      Ounces - Au                             oz              9,750      9,750         --      99,345

   DUMPS AND STOCKPILES
   Total Dumps and Stockpiles      4,214,000  ton           477,000         --         --   4,214,000
      Au Grade (Oz/ton)                0.028  oz per ton      0.025         --         --       0.028
      Mined Ounces                   117,542  oz             11,925         --         --     117,542
      Recovery Factor                     75% %                  75%        --         --          73%
      Ounces Silver                                          29,813         --         --     293,855
      Ounces - Au                             oz              8,944         --         --      86,007

   SURFACE MINE HEAP LEACH
   Short Tons of Newly
      Mined Ore                    4,783,298  ton                --         --         --   4,783,298
      Waste                       10,421,346  ton                --         --         --  10,421,346
      Au Grade (Oz/ton)                0.043  oz per ton         --         --         --       0.043
      Mined Ounces                   204,476  oz                 --         --         --     204,476
      Recovery Factor                     73% %                  --         --         --          73%
      Ounces - Silver                         oz                 --         --         --     511,190
      Ounces - Au                             oz                 --         --         --     148,818

   SURFACE MINE - MILL GRADE
   Total Surface High Grade        1,200,000  ton           150,000    100,000    100,000   1,200,000
      Waste                        4,800,000  ton           600,000    400,000    400,000   4,800,000
      Au Grade (Oz/ton)                0.135  oz per ton      0.100      0.100      0.100       0.135
      Mined Ounces                   162,500  oz             15,000     10,000     10,000     162,500
      Recovery Factor                     90%                    90%        90%        90%         90%
      Ounces - Silver                609,375  oz             56,250     37,500     37,500     609,375
      Ounces - Au                    146,250  oz             13,500      9,000      9,000     146,250

   DEEP HIGH GRADE
   Short Tons of Underground
      Ores                         2,160,000  ton           450,000    500,000    500,000   2,160,000
      Au Grade (Oz/ton)                0.402  oz per ton      0.400      0.400      0.400       0.402
      Silver Grade (Oz/ton)             2.01  oz per ton       2.00       2.00       2.00        2.01
      Mined Gold Ounces              868,000  ton           180,000    200,000    200,000     868,000
      Recovery Factor                     90%                    90%        90%        90%         90%
      Mined Silver Ounces
         (rough est)               4,340,000  oz per ton    900,000  1,000,000  1,000,000   4,340,000
      Silver Recovery                     75%                    75%        75%        75%         75%
      Ounces - Silver              3,255,100  oz            675,000    750,000    750,000   3,255,100
      Ounces - Au                    781,200  oz            162,000    180,000    180,000     781,200
                                                          ---------  ---------  ---------  ----------
GOLD OUNCES RECOVERED                                       194,200    198,800    189,000   1,261,600
                                                          =========  =========  =========  ==========
SILVER OUNCES RECOVERED                                     761,100    787,500    787,500   4,669,800
                                                          =========  =========  =========  ==========

                                                          2003                         2004
                                                       ---------  ----------------------------------------------
                                                        Q3    Q4      Q1         Q2          Q3           Q4
                                                       ----  ---  ---------  ---------  -----------  -----------
BOREALIS PROJECT REVENUE
   Gross Gold Revenue              $    375 per Ounce   $--  $--  $      --  $      --  $        --  $        --
   Gross Silver Revenue            $   6.00 per Ounce    --   --         --         --           --           --
   NSR paid to Borealis Partners       3.8%              --   --         --         --           --           --
   NSR per Ounce                            $ per oz     --   --         --         --           --           --
                                                        ---  ---  ---------  ---------  -----------  -----------
REVENUE (Net of Royalty)                                $--  $--  $      --  $      --  $        --  $        --
                                                        ===  ===  =========  =========  ===========  ===========
ESTIMATED PROJECT OPERATING COSTS
   Heap Remining                   $   0.30 per ton     $--  $--  $      --  $      --  $        --  $        --
   Low Grade Stockpiled Material   $   0.30 per ton      --   --         --         --           --           --
   New Oxide Ore Mining (surface)  $   0.85 per ton      --   --         --         --           --           --
   New Surface Mining Waste        $   0.70 per ton      --   --         --         --           --           --
   Underground Mining              $  40.00 per ton      --   --         --         --           --           --
   Heap Crush - Single Stage       $   0.85 per ton      --   --         --         --           --           --
   Heap Crush - Two Stage          $   1.25 per ton      --   --         --         --           --           --
   Heap Stacking                   $   0.25 per ton      --   --         --         --           --           --
   Heap Leach Processing           $   2.00 per ton      --   --         --         --           --           --
   Mill (high grade)               $  12.00 per ton      --   --         --         --           --           --
   G&A                             $800,000 per year     --   --         --         --           --           --
   Reclamation Fund
      Cash Accural                 $   0.12 per ton      --   --         --         --           --           --
   Reclamation Expenditures                              --   --         --         --           --           --
                                                        ---  ---  ---------  ---------  -----------  -----------
TOTAL PROJECT OPERATING COSTS                           $--  $--  $      --  $      --  $        --  $        --
                                                        ===  ===  =========  =========  ===========  ===========

DIRECT CASH OPERATING COST PER OUNCE                    $--  $--  $      --  $      --  $        --  $        --

E
A
R                                                       $--  $--  $      --  $      --  $        --  $        --

DEPLETION DEPRECIATION AMORTIZATION
   Depletion                               15%          $--  $--  $      --  $      --  $        --  $        --
   Depreciation/Amortization (life of mine)             $--  $--  $      --  $      --  $        --  $        --
                                                        ---  ---  ---------  ---------  -----------  -----------
TOTAL DD&A                                              $--  $--  $      --  $      --  $        --  $        --
                                                        ===  ===  =========  =========  ===========  ===========

ALLOWANCE FOR INCOME TAXES                 38%          $--  $--  $      --  $      --  $        --  $        --

EARNINGS AFTER TAXES                                    $--  $--  $      --  $      --  $        --  $        --

ESTIMATED PROJECT CAPITAL EXPENDITURES
   Phase 1 Mine Development
      Permitting-Engineering-Project Management         $--  $--  $ 361,000  $ 235,100  $   254,000  $   228,800
      Initial Production Capacity (target 50k-oz/yr)     --   --         --         --           --           --
   Phase 1 Resource Expansion Drilling                                          50,000      100,000      100,000
   Phase 2 - Expanding Production Capacity               --   --         --         --           --           --
   Phase 2 Resource Expansion Drilling                   --   --         --         --           --           --
   Phase 3a - UG Mine Pre-Development                    --   --         --         --           --           --
   Phase 3a Resource Expansion Drilling                  --   --         --         --           --           --
   Phase 3b UG Development                               --   --         --         --           --           --
   Phase 3b Resource Expansion Drilling                  --   --         --         --           --           --
                                                        ---  ---  ---------  ---------  -----------  -----------
      Subtotal Capital Expenditure For Mine
         Development                                     --   --    361,000    285,100      354,000      328,800
                                                        ---  ---  ---------  ---------  -----------  -----------
   Working Capital - First fills                         --   --         --         --           --           --
   Sustaining Capital                                    --   --         --         --           --           --
                                                        ---  ---  ---------  ---------  -----------  -----------
TOTAL PROJECT CAPITAL EXPENDITURES                      $--  $--  $ 361,000  $ 285,100  $   354,000  $   328,800
                                                        ===  ===  =========  =========  ===========  ===========
AFTER TAX PROJECT CASH FLOW
   + Total Project Revenue (net of NSR)                 $--  $--  $      --  $      --  $        --  $        --
   - Estimated Project Operating Costs                  $--  $--  $      --  $      --  $        --  $        --
   = Earnings before Iterest Taxes Depreciation
      Amortization                                      $--  $--  $      --  $      --  $        --  $        --
   - DDA                                                $--  $--  $      --  $      --  $        --  $        --
   = Income Before Taxes                                $--  $--  $      --  $      --  $        --  $        --
   - Allowance for Taxes                                $--  $--  $      --  $      --  $        --  $        --
   = Earnings After Taxes                               $--  $--  $      --  $      --  $        --  $        --
   - NPI                                                $--  $--  $      --  $      --  $        --  $        --
   + DDA                                                $--  $--  $      --  $      --  $        --  $        --
   = Cash Flow before Capital Expenditures              $--  $--  $      --  $      --  $        --  $        --
                                                        ---  ---  ---------  ---------  -----------  -----------
   - Total Project Capital Expenditures                 $--  $--  $ 361,000  $ 285,100  $   354,000  $   328,800
NET AFTER TAX CASH FLOW                                 $--  $--  $(361,000) $(285,100) $  (354,000) $  (328,800)
                                                        ---  ---  ---------  ---------  -----------  -----------
CUMULATIVE AFTER TAX CASH FLOW                          $--  $--  $(361,000) $(646,100) $(1,000,100) $(1,328,900)
                                                        ===  ===  =========  =========  ===========  ===========
PRE-TAX PROJECT CASH FLOW

PRETAX CASH FLOW                                        $--  $--  $(361,000) $(285,100) $  (354,000) $  (328,800)
                                                        ---  ---  ---------  ---------  -----------  -----------
CUMULATIVE PRETAX CASH FLOW                             $--  $--  $(361,000) $(646,100) $(1,000,100) $(1,328,900)
                                                        ===  ===  =========  =========  ===========  ===========

                                                                              2005
                                                       --------------------------------------------------
                                                            Q1           Q2           Q3           Q4
                                                       -----------  -----------  -----------  -----------
BOREALIS PROJECT REVENUE
   Gross Gold Revenue              $    375 per Ounce  $        --  $        --  $ 2,325,000  $ 3,525,000
   Gross Silver Revenue            $   6.00 per Ounce           --           --           --           --
   NSR paid to Borealis Partners       3.8%                     --           --      (87,200)    (132,200)
   NSR per Ounce                            $ per oz            --           --        14.06        14.06
                                                       -----------  -----------  -----------  -----------
REVENUE (Net of Royalty)                               $        --  $        --  $ 2,237,800  $ 3,392,800
                                                       ===========  ===========  ===========  ===========
ESTIMATED PROJECT OPERATING COSTS
   Heap Remining                   $   0.30 per ton    $        --  $        --  $    96,000  $   144,000
   Low Grade Stockpiled Material   $   0.30 per ton             --           --           --           --
   New Oxide Ore Mining (surface)  $   0.85 per ton             --           --           --           --
   New Surface Mining Waste        $   0.70 per ton             --           --           --           --
   Underground Mining              $  40.00 per ton             --           --           --           --
   Heap Crush - Single Stage       $   0.85 per ton             --           --           --           --
   Heap Crush - Two Stage          $   1.25 per ton             --           --           --           --
   Heap Stacking                   $   0.25 per ton             --           --       80,000      120,000
   Heap Leach Processing           $   2.00 per ton             --           --      640,000      960,000
   Mill (high grade)               $  12.00 per ton             --           --           --           --
   G&A                             $800,000 per year            --           --      200,000      200,000
   Reclamation Fund
      Cash Accural                 $   0.12 per ton             --           --       38,700       58,100
   Reclamation Expenditures                                     --           --           --           --
                                                       -----------  -----------  -----------  -----------
TOTAL PROJECT OPERATING COSTS                          $        --  $        --  $ 1,054,700  $ 1,482,100
                                                       ===========  ===========  ===========  ===========

DIRECT CASH OPERATING COST PER OUNCE                   $        --  $        --  $       170  $       158

E
A
R                                                      $        --  $        --  $ 1,183,100  $ 1,910,700

DEPLETION DEPRECIATION AMORTIZATION
   Depletion                               15%         $        --  $        --  $   335,700  $   508,900
   Depreciation/Amortization (life of mine)            $        --  $        --  $    32,400  $    49,200
                                                       -----------  -----------  -----------  -----------
TOTAL DD&A                                             $        --  $        --  $   368,100  $   558,100
                                                       ===========  ===========  ===========  ===========

ALLOWANCE FOR INCOME TAXES                 38%         $        --  $        --  $   309,700  $   514,000

EARNINGS AFTER TAXES                                   $        --  $        --  $   505,300  $   838,600

ESTIMATED PROJECT CAPITAL EXPENDITURES
   Phase 1 Mine Development
      Permitting-Engineering-Project Management        $   130,800  $    80,800  $    80,800  $        --
      Initial Production Capacity (target 50k-oz/yr)       265,000    2,332,000    1,947,000           --
   Phase 1 Resource Expansion Drilling                     100,000      100,000       50,000           --
   Phase 2 - Expanding Production Capacity                      --           --           --           --
   Phase 2 Resource Expansion Drilling                          --           --           --      150,000
   Phase 3a - UG Mine Pre-Development                           --           --           --           --
   Phase 3a Resource Expansion Drilling                         --           --           --           --
   Phase 3b UG Development                                      --           --           --           --
   Phase 3b Resource Expansion Drilling                         --           --           --           --
                                                       -----------  -----------  -----------  -----------
      Subtotal Capital Expenditure For Mine
         Development                                       495,800    2,512,800    2,077,800      150,000
                                                       -----------  -----------  -----------  -----------
   Working Capital - First fills                                --           --      527,400      741,100
   Sustaining Capital                                       12,000           --       25,000           --
                                                       -----------  -----------  -----------  -----------
TOTAL PROJECT CAPITAL EXPENDITURES                     $   507,800  $ 2,512,800  $ 2,630,200  $   891,100
                                                       ===========  ===========  ===========  ===========
AFTER TAX PROJECT CASH FLOW
   + Total Project Revenue (net of NSR)                $        --  $        --  $ 2,237,800  $ 3,392,800
   - Estimated Project Operating Costs                 $        --  $        --  $ 1,054,700  $ 1,482,100
   = Earnings before Iterest Taxes Depreciation
      Amortization                                     $        --  $        --  $ 1,183,100  $ 1,910,700
   - DDA                                               $        --  $        --  $   368,100  $   558,100
   = Income Before Taxes                               $        --  $        --  $   815,000  $ 1,352,600
   - Allowance for Taxes                               $        --  $        --  $   309,700  $   514,000
   = Earnings After Taxes                              $        --  $        --  $   505,300  $   838,600
   - NPI                                               $        --  $        --  $        --  $        --
   + DDA                                               $        --  $        --  $   368,100  $   558,100
   = Cash Flow before Capital Expenditures             $        --  $        --  $   873,400  $ 1,396,700
                                                       -----------  -----------  -----------  -----------
   - Total Project Capital Expenditures                $   507,800  $ 2,512,800  $ 2,630,200  $   891,100
NET AFTER TAX CASH FLOW                                $  (507,800) $(2,512,800) $(1,756,800) $   505,600
                                                       -----------  -----------  -----------  -----------
CUMULATIVE AFTER TAX CASH FLOW                         $(1,836,700) $(4,349,500) $(6,106,300) $(5,600,700)
                                                       ===========  ===========  ===========  ===========
PRE-TAX PROJECT CASH FLOW

PRETAX CASH FLOW                                       $  (507,800) $(2,512,800) $(1,447,100) $ 1,019,600
                                                       -----------  -----------  -----------  -----------
CUMULATIVE PRETAX CASH FLOW                            $(1,836,700) $(4,349,500) $(5,796,600) $(4,777,000)
                                                       ===========  ===========  ===========  ===========

                                                                             2006
                                                       ------------------------------------------------
                                                            Q1           Q2          Q3          Q4
                                                       -----------  -----------  ----------  ----------
BOREALIS PROJECT REVENUE
   Gross Gold Revenue              $    375 per Ounce  $ 8,325,000  $ 6,525,000  $6,262,500  $4,725,000
   Gross Silver Revenue            $   6.00 per Ounce      334,200      268,200     235,800     148,800
   NSR paid to Borealis Partners       3.8%               (324,700)    (254,700)   (243,700)   (182,800)
   NSR per Ounce                            $ per oz         14.06        14.07       14.09       14.06
                                                       -----------  -----------  ----------  ----------
REVENUE (Net of Royalty)                               $ 8,334,500  $ 6,538,500  $6,254,600  $4,691,000
                                                       ===========  ===========  ==========  ==========
ESTIMATED PROJECT OPERATING COSTS
   Heap Remining                   $   0.30 per ton    $   134,700  $   120,000  $  120,000  $  120,000
   Low Grade Stockpiled Material   $   0.30 per ton             --           --      60,000          --
   New Oxide Ore Mining (surface)  $   0.85 per ton        204,000      158,200      85,000      85,000
   New Surface Mining Waste        $   0.70 per ton        440,100      376,400     218,600     218,600
   Underground Mining              $  40.00 per ton             --           --          --          --
   Heap Crush - Single Stage       $   0.85 per ton             --           --     170,000          --
   Heap Crush - Two Stage          $   1.25 per ton        300,000      232,600     125,000     125,000
   Heap Stacking                   $   0.25 per ton        172,300      146,500     175,000     125,000
   Heap Leach Processing           $   2.00 per ton      1,378,000    1,172,200   1,400,000   1,000,000
   Mill (high grade)               $  12.00 per ton      2,880,000    1,032,900          --          --
   G&A                             $800,000 per year       200,000      200,000     200,000     200,000
   Reclamation Fund
      Cash Accural                 $   0.12 per ton         83,400       70,900      84,700      60,500
   Reclamation Expenditures                                     --           --          --          --
                                                       -----------  -----------  ----------  ----------
TOTAL PROJECT OPERATING COSTS                          $ 5,792,500  $ 3,509,700  $2,638,300  $1,934,100
                                                       ===========  ===========  ==========  ==========

DIRECT CASH OPERATING COST PER OUNCE                   $       261  $       202  $      158  $      154

E
A
R                                                      $ 2,542,000  $ 3,028,800  $3,616,300  $2,756,900

DEPLETION DEPRECIATION AMORTIZATION
   Depletion                               15%         $ 1,250,200  $   980,800  $  938,200  $  703,700
   Depreciation/Amortization (life of mine)            $   122,300  $   102,300  $  111,500  $   94,300
                                                       -----------  -----------  ----------  ----------
TOTAL DD&A                                             $ 1,372,500  $ 1,083,100  $1,049,700  $  798,000
                                                       ===========  ===========  ==========  ==========

ALLOWANCE FOR INCOME TAXES                 38%         $   444,400  $   739,400  $  975,300  $  744,400

EARNINGS AFTER TAXES                                   $   725,100  $ 1,206,300  $1,591,300  $1,214,500

ESTIMATED PROJECT CAPITAL EXPENDITURES
   Phase 1 Mine Development
      Permitting-Engineering-Project Management        $        --  $        --  $       --  $       --
      Initial Production Capacity (target 50k-oz/yr)            --           --          --          --
   Phase 1 Resource Expansion Drilling
   Phase 2 - Expanding Production Capacity                 133,000      253,000     253,000     253,000
   Phase 2 Resource Expansion Drilling                     200,000      200,000     150,000     150,000
   Phase 3a - UG Mine Pre-Development                           --           --      55,900      55,900
   Phase 3a Resource Expansion Drilling                         --           --     500,000     500,000
   Phase 3b UG Development                                      --           --          --          --
   Phase 3b Resource Expansion Drilling                         --           --          --          --
                                                       -----------  -----------  ----------  ----------
      Subtotal Capital Expenditure For Mine
         Development                                       333,000      453,000     958,900     958,900
                                                       -----------  -----------  ----------  ----------
   Working Capital - First fills                                --           --          --          --
   Sustaining Capital                                       12,000           --          --          --
                                                       -----------  -----------  ----------  ----------
TOTAL PROJECT CAPITAL EXPENDITURES                     $   345,000  $   453,000  $  958,900  $  958,900
                                                       ===========  ===========  ==========  ==========
AFTER TAX PROJECT CASH FLOW
   + Total Project Revenue (net of NSR)                $ 8,334,500  $ 6,538,500  $6,254,600  $4,691,000
   - Estimated Project Operating Costs                 $ 5,792,500  $ 3,509,700  $2,638,300  $1,934,100
   = Earnings before Iterest Taxes Depreciation
      Amortization                                     $ 2,542,000  $ 3,028,800  $3,616,300  $2,756,900
   - DDA                                               $ 1,372,500  $ 1,083,100  $1,049,700  $  798,000
   = Income Before Taxes                               $ 1,169,500  $ 1,945,700  $2,566,600  $1,958,900
   - Allowance for Taxes                               $   444,400  $   739,400  $  975,300  $  744,400
   = Earnings After Taxes                              $   725,100  $ 1,206,300  $1,591,300  $1,214,500
   - NPI                                               $        --  $        --  $       --  $       --
   + DDA                                               $ 1,372,500  $ 1,083,100  $1,049,700  $  798,000
   = Cash Flow before Capital Expenditures             $ 2,097,600  $ 2,289,400  $2,641,000  $2,012,500
                                                       -----------  -----------  ----------  ----------
   - Total Project Capital Expenditures                $   345,000  $   453,000  $  958,900  $  958,900
NET AFTER TAX CASH FLOW                                $ 1,752,600  $ 1,836,400  $1,682,100  $1,053,600
                                                       -----------  -----------  ----------  ----------
CUMULATIVE AFTER TAX CASH FLOW                         $(3,848,100) $(2,011,700) $ (329,600) $  724,000
                                                       ===========  ===========  ==========  ==========
PRE-TAX PROJECT CASH FLOW

PRETAX CASH FLOW                                       $ 2,197,000  $ 2,575,800  $2,657,400  $1,798,000
                                                       -----------  -----------  ----------  ----------
CUMULATIVE PRETAX CASH FLOW                            $(2,580,000) $    (4,200) $2,653,200  $4,451,200
                                                       ===========  ===========  ==========  ==========

                                                                             2007
                                                       -----------------------------------------------
                                                           Q1          Q2          Q3           Q4          2008         2009
                                                       ----------  ----------  ----------  -----------  -----------  -----------
BOREALIS PROJECT REVENUE
   Gross Gold Revenue              $    375 per Ounce  $8,700,000  $6,075,000  $4,612,500  $ 6,975,000  $22,650,000  $37,200,000
   Gross Silver Revenue            $   6.00 per Ounce     361,200     291,000     216,000      391,200    1,120,800    2,133,600
   NSR paid to Borealis Partners       3.8%              (339,800)   (238,700)   (181,100)    (276,200)    (891,400)  (1,475,000)
   NSR per Ounce                            $ per oz        14.04       14.04       14.04        14.09        14.06        14.06
                                                       ----------  ----------  ----------  -----------  -----------  -----------
REVENUE (Net of Royalty)                               $8,721,400  $6,127,300  $4,647,400  $ 7,090,000  $22,879,400  $37,858,600
                                                       ==========  ==========  ==========  ===========  ===========  ===========
ESTIMATED PROJECT OPERATING COSTS
   Heap Remining                   $   0.30 per ton    $  120,000  $   48,000  $   45,000  $        --  $   150,000  $   150,000
   Low Grade Stockpiled Material   $   0.30 per ton            --      90,000      90,000      180,000      270,000      191,100
   New Oxide Ore Mining (surface)  $   0.85 per ton       332,300     228,100     127,500      208,000    1,011,500      969,000
   New Surface Mining Waste        $   0.70 per ton       902,800     648,100     417,600      434,800    1,373,700    1,303,700
   Underground Mining              $  40.00 per ton            --          --          --           --           --    2,400,000
   Heap Crush - Single Stage       $   0.85 per ton            --     255,000     255,000      510,000      765,000      541,500
   Heap Crush - Two Stage          $   1.25 per ton       488,700     335,400     187,500      305,800    1,487,500    1,425,000
   Heap Stacking                   $   0.25 per ton       197,700     182,100     150,000      211,200      647,500      569,300
   Heap Leach Processing           $   2.00 per ton     1,581,900   1,456,600   1,200,000    1,689,300    5,180,000    4,554,000
   Mill (high grade)               $  12.00 per ton            --          --          --           --           --      720,000
   G&A                             $800,000 per year      200,000     200,000     200,000      200,000      200,000      200,000
   Reclamation Fund
      Cash Accural                 $   0.12 per ton        95,700      88,100      72,600      102,200      313,400      282,800
   Reclamation Expenditures                                    --          --          --           --           --           --
                                                       ----------  ----------  ----------  -----------  -----------  -----------
TOTAL PROJECT OPERATING COSTS                          $3,919,100  $3,531,400  $2,745,200  $ 3,841,300  $11,398,600  $13,306,400
                                                       ==========  ==========  ==========  ===========  ===========  ===========

DIRECT CASH OPERATING COST PER OUNCE                   $      169  $      218  $      223  $       207  $       189  $       134

E
A
R                                                      $4,802,300  $2,595,900  $1,902,200  $ 3,248,700  $11,480,800  $24,552,200

DEPLETION DEPRECIATION AMORTIZATION
   Depletion                               15%         $1,308,200  $  919,100  $  697,100  $ 1,063,500  $ 3,431,900  $ 5,678,800
   Depreciation/Amortization (life of mine)            $  220,000  $  187,600  $  151,200  $   248,600  $ 1,536,200  $ 4,260,000
                                                       ----------  ----------  ----------  -----------  -----------  -----------
TOTAL DD&A                                             $1,528,200  $1,106,700  $  848,300  $ 1,312,100  $ 4,968,100  $ 9,938,800
                                                       ==========  ==========  ==========  ===========  ===========  ===========

ALLOWANCE FOR INCOME TAXES                 38%         $1,244,200  $  565,900  $  400,500  $   735,900  $ 2,474,800  $ 5,553,100

EARNINGS AFTER TAXES                                   $2,029,900  $  923,300  $  653,400  $ 1,200,700  $ 4,037,900  $ 9,060,300

ESTIMATED PROJECT CAPITAL EXPENDITURES
   Phase 1 Mine Development
      Permitting-Engineering-Project Management        $       --  $       --  $       --  $        --  $        --  $        --
      Initial Production Capacity (target 50k-oz/yr)           --          --          --           --           --           --
   Phase 1 Resource Expansion Drilling
   Phase 2 - Expanding Production Capacity              1,588,300   1,508,300          --           --           --           --
   Phase 2 Resource Expansion Drilling                    100,000     100,000          --           --           --           --
   Phase 3a - UG Mine Pre-Development                     141,300     312,100     312,100      312,100           --           --
   Phase 3a Resource Expansion Drilling                   500,000     500,000     500,000      500,000           --           --
   Phase 3b UG Development                                     --          --          --      398,000   12,155,000   17,121,000
   Phase 3b Resource Expansion Drilling                        --          --          --           --    1,000,000    1,000,000
                                                       ----------  ----------  ----------  -----------  -----------  -----------
      Subtotal Capital Expenditure For Mine
         Development                                    2,329,600   2,420,400     812,100    1,210,100   13,155,000   18,121,000
                                                       ----------  ----------  ----------  -----------  -----------  -----------
   Working Capital - First fills                               --          --          --           --    2,000,000           --
   Sustaining Capital                                      25,000          --          --           --      200,000      200,000
                                                       ----------  ----------  ----------  -----------  -----------  -----------
TOTAL PROJECT CAPITAL EXPENDITURES                     $2,354,600  $2,420,400  $  812,100  $ 1,210,100  $15,355,000  $18,321,000
                                                       ==========  ==========  ==========  ===========  ===========  ===========
AFTER TAX PROJECT CASH FLOW
   + Total Project Revenue (net of NSR)                $8,721,400  $6,127,300  $4,647,400  $ 7,090,000  $22,879,400  $37,858,600
   - Estimated Project Operating Costs                 $3,919,100  $3,531,400  $2,745,200  $ 3,841,300  $11,398,600  $13,306,400
   = Earnings before Iterest Taxes Depreciation
      Amortization                                     $4,802,300  $2,595,900  $1,902,200  $ 3,248,700  $11,480,800  $24,552,200
   - DDA                                               $1,528,200  $1,106,700  $  848,300  $ 1,312,100  $ 4,968,100  $ 9,938,800
   = Income Before Taxes                               $3,274,100  $1,489,200  $1,053,900  $ 1,936,600  $ 6,512,700  $14,613,400
   - Allowance for Taxes                               $1,244,200  $  565,900  $  400,500  $   735,900  $ 2,474,800  $ 5,553,100
   = Earnings After Taxes                              $2,029,900  $  923,300  $  653,400  $ 1,200,700  $ 4,037,900  $ 9,060,300
   - NPI                                               $       --  $       --  $       --  $        --  $        --  $        --
   + DDA                                               $1,528,200  $1,106,700  $  848,300  $ 1,312,100  $ 4,968,100  $ 9,938,800
   = Cash Flow before Capital Expenditures             $3,558,100  $2,030,000  $1,501,700  $ 2,512,800  $ 9,006,000  $18,999,100
                                                       ----------  ----------  ----------  -----------  -----------  -----------
   - Total Project Capital Expenditures                $2,354,600  $2,420,400  $  812,100  $ 1,210,100  $15,355,000  $18,321,000
NET AFTER TAX CASH FLOW                                $1,203,500  $ (390,400) $  689,600  $ 1,302,700  $(6,349,000) $   678,100
                                                       ----------  ----------  ----------  -----------  -----------  -----------
CUMULATIVE AFTER TAX CASH FLOW                         $1,927,500  $1,537,100  $2,226,700  $ 3,529,400  $(2,819,600) $(2,141,500)
                                                       ==========  ==========  ==========  ===========  ===========  ===========
PRE-TAX PROJECT CASH FLOW

PRETAX CASH FLOW                                       $2,447,700  $  175,500  $1,090,100  $ 2,038,600  $(3,874,200) $ 6,231,200
                                                       ----------  ----------  ----------  -----------  -----------  -----------
CUMULATIVE PRETAX CASH FLOW                            $6,898,900  $7,074,400  $8,164,500  $10,203,100  $ 6,328,900  $12,560,100
                                                       ==========  ==========  ==========  ===========  ===========  ===========

                                                           2010         2011         2012          2013
                                                       -----------  -----------  ------------  ------------
BOREALIS PROJECT REVENUE
   Gross Gold Revenue              $    375 per Ounce  $64,425,000  $72,525,000  $ 72,825,000  $ 74,550,000
   Gross Silver Revenue            $   6.00 per Ounce    4,035,000    4,466,400     4,566,600     4,725,000
   NSR paid to Borealis Partners       3.8%             (2,567,300)  (2,887,200)   (2,902,200)   (2,972,800)
   NSR per Ounce                            $ per oz         14.06        14.06         14.06         14.06
                                                       -----------  -----------  ------------  ------------
REVENUE (Net of Royalty)                               $65,892,700  $74,104,200  $ 74,489,400  $ 76,302,200
                                                       ===========  ===========  ============  ============
ESTIMATED PROJECT OPERATING COSTS
   Heap Remining                   $   0.30 per ton    $   150,000  $   366,000  $    300,000  $    300,000
   Low Grade Stockpiled Material   $   0.30 per ton        150,000       90,000       143,100            --
   New Oxide Ore Mining (surface)  $   0.85 per ton        444,800      212,500            --            --
   New Surface Mining Waste        $   0.70 per ton        610,500      350,000            --            --
   Underground Mining              $  40.00 per ton     10,000,000   16,000,000    18,000,000    20,000,000
   Heap Crush - Single Stage       $   0.85 per ton        425,000      255,000       405,500            --
   Heap Crush - Two Stage          $   1.25 per ton        654,100      312,500            --            --
   Heap Stacking                   $   0.25 per ton        380,800      442,500       369,300       250,000
   Heap Leach Processing           $   2.00 per ton      3,046,600    3,540,000     2,954,000     2,000,000
   Mill (high grade)               $  12.00 per ton      3,000,000    4,800,000     5,400,000     6,000,000
   G&A                             $800,000 per year       200,000      200,000       200,000       200,000
   Reclamation Fund
      Cash Accural                 $   0.12 per ton        214,600      262,600       233,200       181,500
   Reclamation Expenditures                                     --           --            --    (2,500,000)
                                                       -----------  -----------  ------------  ------------
TOTAL PROJECT OPERATING COSTS                          $19,276,400  $26,831,100  $ 28,005,100  $ 26,431,500
                                                       ===========  ===========  ============  ============

DIRECT CASH OPERATING COST PER OUNCE                   $       112  $       139  $        144  $        133

E
A
R                                                      $46,616,300  $47,273,100  $ 46,484,300  $ 49,870,700

DEPLETION DEPRECIATION AMORTIZATION
   Depletion                               15%         $ 9,883,900  $11,115,600  $ 11,173,400  $ 11,445,300
   Depreciation/Amortization (life of mine)            $ 8,003,400  $ 9,807,800  $ 10,916,100  $ 12,943,300
                                                       -----------  -----------  ------------  ------------
TOTAL DD&A                                             $17,887,300  $20,923,400  $ 22,089,500  $ 24,388,600
                                                       ===========  ===========  ============  ============

ALLOWANCE FOR INCOME TAXES                 38%         $10,917,000  $10,012,900  $  9,270,000  $  9,683,200

EARNINGS AFTER TAXES                                   $17,812,000  $16,336,800  $ 15,124,800  $ 15,798,900

ESTIMATED PROJECT CAPITAL EXPENDITURES
   Phase 1 Mine Development
      Permitting-Engineering-Project Management        $        --  $        --  $         --  $         --
      Initial Production Capacity (target 50k-oz/yr)            --           --            --            --
   Phase 1 Resource Expansion Drilling
   Phase 2 - Expanding Production Capacity                      --           --            --            --
   Phase 2 Resource Expansion Drilling                          --           --            --            --
   Phase 3a - UG Mine Pre-Development                           --           --            --            --
   Phase 3a Resource Expansion Drilling                         --           --            --            --
   Phase 3b UG Development                                      --           --            --            --
   Phase 3b Resource Expansion Drilling                  3,000,000    3,000,000     3,000,000     3,000,000
                                                       -----------  -----------  ------------  ------------
      Subtotal Capital Expenditure For Mine
         Development                                     3,000,000    3,000,000     3,000,000     3,000,000
                                                       -----------  -----------  ------------  ------------
   Working Capital - First fills                                --           --            --            --
   Sustaining Capital                                      450,000      200,000       200,000       450,000
                                                       -----------  -----------  ------------  ------------
TOTAL PROJECT CAPITAL EXPENDITURES                     $ 3,450,000  $ 3,200,000  $  3,200,000  $  3,450,000
                                                       ===========  ===========  ============  ============
AFTER TAX PROJECT CASH FLOW
   + Total Project Revenue (net of NSR)                $65,892,700  $74,104,200  $ 74,489,400  $ 76,302,200
   - Estimated Project Operating Costs                 $19,276,400  $26,831,100  $ 28,005,100  $ 26,431,500
   = Earnings before Iterest Taxes Depreciation
      Amortization                                     $46,616,300  $47,273,100  $ 46,484,300  $ 49,870,700
   - DDA                                               $17,887,300  $20,923,400  $ 22,089,500  $ 24,388,600
   = Income Before Taxes                               $28,729,000  $26,349,700  $ 24,394,800  $ 25,482,100
   - Allowance for Taxes                               $10,917,000  $10,012,900  $  9,270,000  $  9,683,200
   = Earnings After Taxes                              $17,812,000  $16,336,800  $ 15,124,800  $ 15,798,900
   - NPI                                               $        --  $        --  $         --  $         --
   + DDA                                               $17,887,300  $20,923,400  $ 22,089,500  $ 24,388,600
   = Cash Flow before Capital Expenditures             $35,699,300  $37,260,200  $ 37,214,300  $ 40,187,500
                                                       -----------  -----------  ------------  ------------
   - Total Project Capital Expenditures                $ 3,450,000  $ 3,200,000  $  3,200,000  $  3,450,000
NET AFTER TAX CASH FLOW                                $32,249,300  $34,060,200  $ 34,014,300  $ 36,737,500
                                                       -----------  -----------  ------------  ------------
CUMULATIVE AFTER TAX CASH FLOW                         $30,107,800  $64,168,000  $ 98,182,300  $134,919,800
                                                       ===========  ===========  ============  ============
PRE-TAX PROJECT CASH FLOW

PRETAX CASH FLOW                                       $43,166,300  $44,073,100  $ 43,284,300  $ 46,420,700
                                                       -----------  -----------  ------------  ------------
CUMULATIVE PRETAX CASH FLOW                            $55,726,400  $99,799,500  $143,083,800  $189,504,500
                                                       ===========  ===========  ============  ============

                                                           2014          Total
                                                       ------------  ------------
BOREALIS PROJECT REVENUE
   Gross Gold Revenue              $    375 per Ounce  $ 70,875,000  $473,100,000
   Gross Silver Revenue            $   6.00 per Ounce     4,725,000  $ 28,018,800
   NSR paid to Borealis Partners       3.8%              (2,835,000) $(18,792,000)
   NSR per Ounce                            $ per oz          14.06            --
                                                       ------------  ------------
REVENUE (Net of Royalty)                               $ 72,765,000  $482,326,800
                                                       ============  ============
ESTIMATED PROJECT OPERATING COSTS
   Heap Remining                   $   0.30 per ton    $         --  $  2,363,700
   Low Grade Stockpiled Material   $   0.30 per ton              --  $  1,264,200
   New Oxide Ore Mining (surface)  $   0.85 per ton              --  $  4,065,900
   New Surface Mining Waste        $   0.70 per ton              --  $  7,294,900
   Underground Mining              $  40.00 per ton      20,000,000  $ 86,400,000
   Heap Crush - Single Stage       $   0.85 per ton              --  $  3,582,000
   Heap Crush - Two Stage          $   1.25 per ton              --  $  5,979,100
   Heap Stacking                   $   0.25 per ton              --  $  4,219,200
   Heap Leach Processing           $   2.00 per ton              --  $ 33,752,600
   Mill (high grade)               $  12.00 per ton       6,000,000  $ 29,832,900
   G&A                             $800,000 per year        200,000  $  3,400,000
   Reclamation Fund
      Cash Accural                 $   0.12 per ton          59,300  $  2,302,300
   Reclamation Expenditures                                (302,400) $ (2,802,400)
                                                       ------------  ------------
TOTAL PROJECT OPERATING COSTS                          $ 25,956,900  $181,654,400
                                                       ============  ============

DIRECT CASH OPERATING COST PER OUNCE                   $        137  $        144

E
A
R                                                      $ 46,808,100  $300,672,400

DEPLETION DEPRECIATION AMORTIZATION
   Depletion                               15%         $ 10,914,800  $ 72,349,100
   Depreciation/Amortization (life of mine)            $ 12,505,200  $ 61,291,400
                                                       ------------  ------------
TOTAL DD&A                                             $ 23,420,000  $133,640,500
                                                       ============  ============

ALLOWANCE FOR INCOME TAXES                 38%         $  8,887,500  $ 63,472,200

EARNINGS AFTER TAXES                                   $ 14,500,600  $103,559,700

ESTIMATED PROJECT CAPITAL EXPENDITURES
   Phase 1 Mine Development
      Permitting-Engineering-Project Management        $         --  $  1,371,300
      Initial Production Capacity (target 50k-oz/yr)             --  $  4,544,000
   Phase 1 Resource Expansion Drilling                               $    500,000
   Phase 2 - Expanding Production Capacity                       --  $  3,988,600
   Phase 2 Resource Expansion Drilling                           --  $  1,050,000
   Phase 3a - UG Mine Pre-Development                            --  $  1,189,400
   Phase 3a Resource Expansion Drilling                          --  $  3,000,000
   Phase 3b UG Development                                       --  $ 29,674,000
   Phase 3b Resource Expansion Drilling                          --  $ 14,000,000
                                                       ------------  ------------
      Subtotal Capital Expenditure For Mine
         Development                                             --    59,317,300
                                                       ------------  ------------
   Working Capital - First fills                         (3,268,500) $         --
   Sustaining Capital                                       200,000  $  1,974,000
                                                       ------------  ------------
TOTAL PROJECT CAPITAL EXPENDITURES                     $ (3,068,500) $ 61,291,300
                                                       ============  ============
AFTER TAX PROJECT CASH FLOW
   + Total Project Revenue (net of NSR)                $ 72,765,000  $482,326,800
   - Estimated Project Operating Costs                 $ 25,956,900  $181,654,400
   = Earnings before Iterest Taxes Depreciation
      Amortization                                     $ 46,808,100  $300,672,400
   - DDA                                               $ 23,420,000  $133,640,500
   = Income Before Taxes                               $ 23,388,100  $167,031,900
   - Allowance for Taxes                               $  8,887,500  $ 63,472,200
   = Earnings After Taxes                              $ 14,500,600  $103,559,700
   - NPI                                               $         --  $         --
   + DDA                                               $ 23,420,000  $133,640,500
   = Cash Flow before Capital Expenditures             $ 37,920,600  $237,200,200
                                                       ------------  ------------
   - Total Project Capital Expenditures                $ (3,068,500) $ 61,291,300
NET AFTER TAX CASH FLOW                                $ 40,989,100  $175,908,900
                                                       ------------  ------------
CUMULATIVE AFTER TAX CASH FLOW                         $175,908,900
                                                       ============  ============
PRE-TAX PROJECT CASH FLOW

PRETAX CASH FLOW                                       $ 49,876,600  $239,381,100
                                                       ------------  ------------
CUMULATIVE PRETAX CASH FLOW                            $239,381,100
                                                       ============  ============


                                                Borealis Appendix 2 excel sheets
                                                                     Page 1 of 1

                                   APPENDIX 3
                    PHASE 1 DRILLING-SAMPLING-TESTING PROGRAM


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

                                   APPENDIX 3
                    PHASE 1 DRILLING-SAMPLING-TESTING PROGRAM

The following Phase-1 drilling-sampling-testing program was developed by Gryphon Gold. Drilling, which is designed to support initial production and to identify new resources falls into several discrete categories, as outlined below.

1. Organize all of the core, drill chips, and coarse rejects from previous Borealis drilling into a Hawthorne, NV warehouse. Select samples for confirmation assaying;

2.   Drilling existing heaps and dumps;

3. Drilling at the margins of previously mined areas where near surface oxidized gold mineralization is projected into the walls of the pits;

4. Drilling under the Borealis and Freedom Flats pits where high-grade gold in unoxidized rock may exist;

5. Continue definition of the Graben deposit to expand the resource and develop a resource; and

6. Drill targets outside of the main Borealis area where new gold deposits may be discovered.

Proposals for each drilling program are detailed below and in the included table, along with a proposed timeframe. Except for the heap/dump and Graben drilling, all of the proposed holes would be drilled with a reverse circulation drill. Heaps and dumps will be drilled with a sonic drill. The Graben would probably be tested with some combination of rotary and core drilling.

DRILL SAMPLES FROM PREVIOUS DRILLING

The initial step of this proposed program would be to organize existing drill core, rotary chips, and coarse rejects into a Hawthorne warehouse. These materials are currently located in three containers in Hawthorne. Once organized in a warehouse the material will be readily available for geological study, re-assaying, and metallurgical and engineering testing.

Once the reorganization is completed, a program of re-assaying and check assaying will be developed. This will likely include, but not be restricted to, re-assaying coarse rejects and pulps (if available) and sawing core for selected intervals to validate assays found in the database.

BOREALIS HEAPS AND DUMPS

The specifics of this program are outlined in two memos by Donald E. Ranta
(2003). The only modifications proposed here are to relocate several drill sites from the sides of heaps to the nearest point on the top of the heap. These new hole locations will produce equivalent information, and can be drilled with a sonic drill. This will require the mobilization of only one drill to the property, rather than two if the sides of the heaps were drilled with a reverse circulation drill, as originally proposed. Drilling can commence as soon as the permit is approved and a sonic drill is available.

DRILLING AT MARGINS OF DEPOSITS

Gold mineralization at the East Ridge and Northeast Ridge deposits has not been completely mined along the southeast margins, below the pits, and possibly between the mined areas. Gold grade contouring of these deposits indicate that near surface oxidized gold mineralization extends into these areas. At the East Ridge deposit, a fence of six holes is initially proposed at the southeastern edge of the pit. If these holes identify mineable mineralization, a second fence of holes is proposed 100 feet to the southeast. Continual fences of holes are proposed at 100-foot setouts until the edge of mineralization is defined. One fence of holes should be drilled at a time and the assays received before a decision is made on subsequent fences of holes. There is a possible extension of mineralization below the pit, and two holes are proposed to determine its extent. Sufficient drill hole locations exist in the current permit application to drill the initial fence of holes to the southeast, and the holes within the pit. Drilling can commence as soon as the permit is issued and a suitable drill is available. Any additional fences of holes to the southeast will have to be permitted.


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

Four holes are also proposed to test for continuation of mineralization between the East Ridge and Northeast Ridge deposits. Sites for these holes are not in the permit that is under review. Therefore, additional permitting will be required.

Mineralization along the southeast and northwest margins of the Northeast Ridge deposit has not been fully defined. Five holes are proposed at the margins of the pit to test possible extensions to the northwest and southeast. If these holes do not completely define mineralization, additional holes will be proposed. None of this proposed drilling is in the current permit application.

POSSIBLE HIGH-GRADE GOLD UNDER EXISTING PITS

Past drilling has revealed the presence of high-grade unoxidized gold mineralization below the Borealis and Freedom Flats pits. Drilling below the Borealis pit encountered higher-grade gold mineralization to the northeast of the mine. Echo Bay identified a resource of about 182,000 tons with an average grade of 0.054 opt Au, based on a few vertical holes. Within this resource there are several higher-grade intervals. Mineralization appears to be open in all directions. Two 900 foot angle holes are proposed to test the higher grade portions of this deposit to determine how extensive the mineralization might be, and if additional drilling is warranted. The current permit application contains locations that are sufficient to drill these holes. Drilling could commence upon approval of the permit and the availability of a suitable drill rig.

There is an indication of high-grade gold along the southeast margin of the Freedom Flats pit. Two 900 foot angle holes are proposed to test this area, and if successful will precipitate a more extensive drilling program. The current permit application contains locations that are sufficient to drill these holes. Drilling could commence upon approval of the permit and the availability of a suitable drill rig.

GRABEN DEPOSIT

The Graben deposit has been incompletely drilled and a large geophysical anomaly suggests that there may be a substantial northern extension to the deposit. Initially, six 1,000-foot angle holes are proposed to test extensions of the higher-grade zones within the area of known mineralization and to test the extension of the deposit to the north. The exact location for these holes will be determined once a new geological model is completed. The current permit application should have sufficient locations so that these six holes can be drilled. Drilling could begin in a couple of months.

DRILLING OUTSIDE OF THE DISTURBED AREA

Beyond the targets considered in this proposal there are several areas of alteration and mineralization that have not been adequately explored. Additional drilling proposals will be put forth as the geology of each area is better understood. The table below shows the proposed drill locations and depths.


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

                                   TABLE A3.1
                              DRILL HOLE LOCATIONS

     DEPOSIT       SECTION   ORIENTATION    DEPTH                COMMENTS
     -------       -------   -----------   -------   --------------------------------
East Ridge            54          -90       100 ft   1st fence along southeast margin
                      56          -90       200 ft   1st fence along southeast margin
                      64          -90       250 ft   1st fence along southeast margin
                      65          -90       300 ft   1st fence along southeast margin
                      66          -90       300 ft   1st fence along southeast margin

                      56          -90       200 ft   2nd fence along southeast margin
                      64          -90       250 ft   2nd fence along southeast margin
                      65          -90       300 ft   2nd fence along southeast margin
                      66          -90       300 ft   2nd fence along southeast margin

                      59        NW -70      200 ft   Under pit
                      61        NW -70      200 ft   Under pit

Northeast Ridge       15          -90       200 ft   Margins of deposit
                      16          -90       200 ft   Margins of deposit
                      17          -90       200 ft   Margins of deposit
                      26          -90       200 ft   Margins of deposit
                      35          -90       200 ft   Margins of deposit

Between deposits      69          -90       200 ft
                      70          -90       400 ft
                      70          -90       400 ft
                      70          -90       400 ft
                      71          -90       400 ft

Borealis deposit      37        NW -70      900 ft
                      35        NW -70      900 ft

Freedom Flats         38        NW -70     1000 ft
                      41        NW -70     1000 ft

Graben                          NW -70     1000 ft   Six holes in the planning stage


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